As filed with the Securities and Exchange Commission on April 14, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Viasystems, Inc.	Delaware	3672	43-1777252
Viasystems Technologies Corp., L.L.C.	Delaware	3672	74-2893895
Viasystems International, Inc.	Delaware	3672	43-1777253
Viasystems Milwaukee, Inc.	Wisconsin	3440	39-1704447
Wire Harness Industries, Inc.	Delaware	3679	43-1769493
Wirekraft Industries, LLC	Delaware	3679	20-0725792
(Exact name of registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

101 South Hanley Road, Suite 400 St. Louis, Missouri 63105 (314) 727-2087 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	David J. Webster
Senior Vice President
101 South Hanley Road, Suite 400
St. Louis, Missouri 63105
(314) 727-2087
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

R. Scott Cohen

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
(214) 746-7700

          Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount to	Offering Price	Aggregate	Amount of
Securities to be Registered	be Registered	Per Unit(1)	Offering Price(1)	Registration Fee(2)

10.50% Senior Subordinated Notes due January 15, 2011(3)	$200,000,000	100%	$200,000,000	$25,340

Guarantees on 10.50% Senior Subordinated Notes due January 15, 2011(4)	N/A	N/A	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

(3)	The 10.50% Senior Subordinated Notes due January 15, 2011 will be the obligations of Viasystems, Inc.

(4)	Each of Viasystems Technologies Corp., L.L.C., Viasystems International, Inc., Viasystems Milwaukee, Inc., Wire Harness Industries, Inc., and Wirekraft Industries, LLC will guarantee on an unconditional basis the obligations of Viasystems, Inc. under the 10.50% Senior Subordinated Notes due January 15, 2011. The guarantees are not traded separately. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.

          The co-registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the co-registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2004

PROSPECTUS

Viasystems, Inc.

Offer to Exchange all Outstanding and Unregistered

10.50% Senior Subordinated Notes due January 15, 2011,
for
10.50% Senior Subordinated Notes due January 15, 2011
Which Have Been Registered Under the Securities Act

        We are offering to exchange all of our outstanding 10.50% Senior Subordinated Notes due January 15, 2011 for our new, registered 10.50% Senior Subordinated Notes due January 15, 2011. In this prospectus we refer to the outstanding notes as the “old notes” and our new notes as the “registered notes,” and we refer to the old notes and the registered notes, together, as the “notes.” The form and terms of the registered notes are identical in all material respects to the form and terms of the old notes, except for transfer restrictions, registration rights and additional interest payment provisions relating only to the old notes. We do not intend to apply to have any notes listed on any securities exchange or automated quotation system, and there may be no active trading market for them.

Material Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2004, unless extended. Whether or not the exchange offer is extended, the time at which it ultimately expires is referred to in this prospectus as the time of expiration.

•	The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or interpretation of the staff of the Securities and Exchange Commission and that no injunction, order or decree of any court or governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes in the exchange offer may be withdrawn at any time prior to the time of expiration.

•	The exchange of old notes for registered notes pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

      Investing in the notes involves risks. See “Risk Factors” beginning on page 15 of this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

[Inside Front Cover]

      This prospectus incorporates business and financial information about us that is not included in or delivered with the prospectus and this information is available without charge to holders upon written or oral request to David J. Webster, Senior Vice President, 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105, telephone number (314) 727-2087. In order to obtain timely delivery, holders must request the information no later than five business days prior to the expiration of the exchange offer.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 (Registration No. 333- ) with respect to the registered notes being offered by us. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

      Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the SEC, including annual, quarterly and special reports. Such annual reports will contain financial statements certified by our independent auditors. You may read and copy any document we file with the SEC at the SEC’s public reference room at the following address:

SECURITIES AND EXCHANGE COMMISSION

Public Reference Room
450 Fifth Street, N.W.
Washington D.C. 20549

      You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as us who file electronically with the SEC.

      You may obtain copies of our SEC reports, at no cost, by telephoning us at (314) 727-2087 or by writing us at Viasystems, Inc., 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, plans or intentions relating to business trends and other information that is not historical information and, in particular, appear under “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved.

i

      There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. These risks and uncertainties are set forth in this prospectus, including under “Risk Factors.” There may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the forward-looking statements.

      All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. Except to the extent required by law, we undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

MARKET AND INDUSTRY DATA

      Market and industry data used throughout this prospectus, including information relating to our relative position in the industries in which we operate, are based on the good faith estimates of management, which are based upon their review of internal surveys, independent industry publications and other publicly available information. Third party sources cited in this prospectus or used by management in certain estimates include the following: Association of Home Appliance Manufacturers; Henderson Ventures; IPC-Association Connecting Electronics Industries®; iSuppli Corporation; Manufacturing Market Insider; N.T. Information Ltd.; PCI Quarterly Report; Prismark Partners LLC; and The Freedonia Group, Inc. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information.

ii

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that is important to you. We urge you to read this entire prospectus, including the sections captioned “Risk Factors” and “Certain Defined Terms” and the consolidated financial statements and the notes thereto included elsewhere in this prospectus. Except as otherwise required by the context, references in this prospectus to “Viasystems,” the “Company,” “we,” “us” and “our” refer to the combined business of Viasystems, Inc., a Delaware corporation, and its consolidated subsidiaries, and references in the prospectus to “Viasystems Group” refers to Viasystems Group, Inc., a Delaware corporation and the parent of Viasystems, Inc.

Our Company

      We are a leading worldwide provider of complex multi-layer printed circuit boards, wire harnesses and electro-mechanical solutions. Our products are used in a wide range of applications, including automotive dash panels and control modules, major household appliances, data networking equipment, telecommunications switching equipment and complex medical and technical instruments. We have 15 facilities in five countries around the world, which are strategically located to maximize the benefits delivered to our customers and to optimize our operations. Our facilities in North America and Europe offer technologically advanced products and services, while our facilities in China and Mexico offer high-quality, high-volume production at low costs. We employ best practices among our globally integrated facilities to actively migrate technology from North America and Europe to China and Mexico. Approximately 92% of our employees are located in six facilities in China and four facilities in Mexico.

      We are a supplier to over 200 original equipment manufacturers, or OEMs, in numerous end markets, including industry leaders Alcatel SA, Bosch Group, Cisco Systems, Inc., Delphi Corp., Electrolux AB, General Electric Company, Huawei Technologies, Lucent Technologies, Inc., Maytag Corporation, Siemens AG, Sun Microsystems, Inc. and Whirlpool Corporation. We are also a supplier to electronic manufacturing services, or EMS, providers and have developed strategic alliances with leaders such as Celestica, Inc. and Solectron Corporation to supply them with our products.

      Since 2001, we have streamlined our business to focus on printed circuit boards, wire harnesses and electro-mechanical solutions, and we have significantly diversified our end markets and customer base. For the year ended December 31, 2003, we generated total net sales of $751.5 million, which were distributed among the following industries: consumer (32.2%), automotive (24.2%), telecommunications (19.7%), computer/data communications (14.1%) and industrial/instrumentation (9.8%). Of these sales, $373.3 million, or 49.7% of the total, came from the fabrication of printed circuit boards, $288.0 million of which were produced in China. The remaining $378.2 million, or 50.3% of net sales, were generated from our wire harness and electro-mechanical solutions businesses, $305.3 million of which were attributed to production in China and Mexico.

      We believe that a key driver for our business will be the expected growth in the global printed circuit board market, particularly in China. Prismark estimates that global demand for printed circuit boards will grow at approximately 6% annually through 2005. Production output in China, where we believe we are currently the largest manufacturer of printed circuit boards, is expected to grow at an annual rate of 21% through 2006, according to N.T. Information. Our China operations currently produce 24-layer printed circuit boards in volume and have the capability to produce printed circuit boards up to 36 layers.

      Our printed circuit board facilities in Canada and Europe, which we believe are among the technology leaders in their respective markets, have the ability to produce highly complex printed circuit boards up to 62 layers. Our installed base of available capacity at these facilities positions us to benefit from increasing demand for complex printed circuit boards at low-to-mid-level production volumes in Canada and Europe. In addition, we believe we are the industry leader in migrating technologically complex printed circuit boards and advanced manufacturing processes from the western world to high-volume production in China.

      Our business should also benefit from the continued growth of the wire harness industry. We believe we are the leading supplier of wire harnesses and cable assemblies to North American manufacturers of major appliances, with an estimated 57% market share, and one of the largest manufacturers of these products in the world. According to the Association of Home Appliance Manufacturers, for the period from 1982 through 2002, North American production of major appliances grew at an annualized rate of 4.4%. In order to leverage our North American leadership position and participate in the growth of the production of major appliances in China, we recently opened a wire harness operation on one of our Chinese manufacturing campuses. This facility in China should position us to participate in the growth of the Chinese appliance industry and the ongoing migration of wire harness production from North America to Asia.

      We target the sale of electro-mechanical solutions to our strategic printed circuit board and wire harness customers as well as to our OEM customers based in China. Our broad offering of electro-mechanical solutions includes custom and standard metal enclosures, backpanel assembly, printed circuit board assembly and final system assembly and testing. These products and services generally are bundled with either our printed circuit boards and/or wire harnesses to provide an integrated solution. Our electro-mechanical solutions are provided from three facilities in China and one each in Mexico and the United States. The demand for electro-mechanical solutions in our target market, China, is expected to grow at a 30% annual rate through 2006, according to iSuppli.

Industry Trends

      We believe there are a number of important industry trends that have benefited us in the past and will continue to benefit us in the future. These trends include:

      Manufacturing Migration to China. China’s combination of technological advancements, low labor costs, growing domestic markets and favorable export policies have made it an increasingly important presence in global electronics manufacturing. N.T. Information Ltd. forecasts that China’s output of printed circuit boards will increase by an average annual rate of 21% through 2006. China’s wire harness production should also benefit from the arrival of North American harness manufacturers seeking a share of the domestic appliance market and aiming to achieve cost savings.

      Growth in China’s High Technology Printed Circuit Board Manufacturing Industry. PCI Quarterly Report expects Chinese producers in the high technology printed circuit board market to experience 55% annual growth through 2007, compared with 5% annual growth for U.S.-based producers.

      Increasing Requirements for Global Capabilities. As OEMs expand globally to capitalize on high-growth and/or low-cost geographies, they will require supply chain partners that can leverage multiple facilities around the world to deliver low-cost, high-quality products.

      Improving Global Printed Circuit Board Market Conditions. Demand for printed circuit boards has increased across a wide range of industries since mid-2003. Henderson Ventures reports that lead times in the U.S. printed circuit board industry, a proxy for global industry conditions, have increased 54% during 2003, and capacity utilization during the fourth quarter of 2003 averaged 82% in the U.S. and was above 90% in Asia. According to IPC, North American book-to-bill ratios have been above parity since June 2003.

      Increasing Complexity and Content of Electronic Equipment. A wide range of industries, from telecommunications and data communications to automotive and consumer products, are utilizing more complex electronics to enhance their products’ performance. Printed circuit boards are used in many of these applications.

Our Competitive Strengths

      We believe that the following factors are instrumental to our success:

      Leading Positions in Attractive and Diverse End Markets. Our diverse base of more than 200 customers is well distributed between five end markets: consumer, automotive, telecommunications, computer equipment/data communications and industrial/instrumentation.

      Industry Leading Manufacturing Position in China. According to Prismark, we are the largest manufacturer of printed circuit boards in China, with over 2.3 million square feet of manufacturing capacity and over 12,000 employees. We believe that the development of a greenfield plant in China with comparable capacity and capabilities to our current facilities would take three to four years and require a substantial capital investment to attain volume commercial production.

      Integrated Global Capabilities. We have 15 manufacturing facilities strategically located in China, Mexico, the Netherlands, Canada and the United States. Our leading global capabilities enable us to satisfy local production requirements in multiple regions and migrate high technology production from the western world to China.

      Global Technology Leadership. We believe our printed circuit board facilities in the western world and China each represent the leading edge of technology in their respective geographies. We have the ability to produce printed circuit boards with up to 62 layers in the western world and up to 36 layers in China.

      Leading Customer Qualifications. Our commitment to quality is evidenced by recent awards from Intel, Bosch, Siemens and Celestica. In addition to all of our facilities being certified to ISO 9001:2000, we have facilities that meet a variety of other standards.

      Broad Product Line and Integrated Services. We continue to position ourselves as our customers’ leading supplier for a growing range of products and services. We provide a full range of integrated offerings, from product design and development services to quick-turnaround prototyping, pre-production and medium to high volume production.

      Experienced and Successful Management Team. We have an experienced and successful management team that has significantly improved our operations, positioning the business for growth and financial strength, and has been integral to achieving our current competitive profile.

Our Business Strategy

      We believe we are well positioned to grow net sales and operating income through a strategy based on the following:

      Expand Capacity and Manufacturing Capabilities in China and Mexico. We will continue investing in China and Mexico. Our printed circuit board facilities in China are currently running at 100% of capacity.

      Expand Penetration in China’s Growing Domestic Markets. As a known supplier to Chinese OEMs, we are well positioned to leverage our experience in printed circuit board and wire harness manufacturing to win business in domestic Chinese markets such as the household appliance industry.

      Concentrate on High Value-Added Products and Services. We will continue our practice of successfully taking strategic customers up the technology curve by expanding beyond high-volume production programs into high-value niche applications. Our western world facilities house some of the world’s most advanced technology and are poised to capitalize on the upturn in the telecommunications and computer/data communications markets.

      Enhance Our Strong Customer Relationships. We are focused on expanding our business with existing customers by leveraging our reputation for quality customer service and operational excellence as we bid for additional programs from the strong position of preferred provider.

      Expand Our Relationships with Existing Customers Through Cross-Selling. We intend to leverage our broad offering of products and services by pursuing cross-selling opportunities with our current base of customers.

      Maintain Diverse End Market Mix. In order to take advantage of our global manufacturing capabilities, reduce our reliance on any individual end market and provide alternate growth plans, we intend to maintain our focus on a diverse mix of markets.

Our Reorganization

      The telecommunications and networking industries experienced a dramatic economic downturn during 2001 and 2002, which had a significant adverse impact on our sales and cash flow, and ultimately impeded our ability to service our long-term debt. As a consequence, after reviewing our business and prospects, our board of directors concluded that the long-term interests of our business and of our creditors and equity holders would be best served by a consensual restructuring implemented under chapter 11 of the Bankruptcy Code for the purpose of reducing our debt and strengthening our balance sheet. On October 1, 2002, we and our parent company, Viasystems Group, filed a consensual pre-packaged plan of reorganization under chapter 11 of the Bankruptcy Code, which was confirmed on January 14, 2003, and was consummated on January 31, 2003. The consummation of the plan of reorganization is referred to in this prospectus as the “Reorganization.” Our subsidiaries were not part of the Reorganization. Our senior management team remained with us through the Reorganization, and affiliates of Hicks, Muse, Tate & Furst Incorporated remained our largest stockholders. See “The Reorganization.”

Company Information

      Viasystems, Inc. is a corporation formed in 1997 under the laws of the State of Delaware. Our principal executive offices are located at 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105. Our telephone number is (314) 727-2087. Our website address is www.viasystems.com. Information contained on our website is not part of this prospectus.

The Exchange Offer

Old Notes	On December 17, 2003, we issued $200.0 million aggregate principal amount of our 10.50% senior subordinated notes due January 15, 2011 in a transaction exempt from registration under the Securities Act.

Registration Rights Agreement	At the time of the original issuance, we and certain of our subsidiaries that guaranteed the notes entered into a registration rights agreement. Under the terms of the registration rights agreement, we agreed to:

• file a registration statement for the exchange offer on or prior to 120 days after the date on which the old notes were issued;

• use our commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act within 210 days after the date on which the old notes were issued; and

• file a shelf registration statement for the resales of the old notes or the registered notes, as the case may be, under certain circumstances and use our commercially reasonable efforts to cause such shelf registration statement to be declared effective under the Securities Act.

If we and the guarantors fail to meet any of these requirements, it will constitute a default under the registration rights agreement and we and the guarantors must pay, as liquidated damages, special interest accruing at a per annum rate of 0.25% for the first 90-day period after any such default. The amount of special interest will increase by an additional 0.25% per annum with respect to each additional 90-day period until all such defaults have been cured, up to a maximum of 1.0% per annum. The exchange offer is being made pursuant to the registration rights agreement and is intended to satisfy the rights granted under the registration rights agreement.

The Exchange Offer	Viasystems is offering to exchange $1,000 principal amount of old notes for each $1,000 principal amount of registered notes. In order to be exchanged, an old note must be validly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be accepted and exchanged. As of the date of this prospectus, there is $200.0 million aggregate principal amount of old notes outstanding. Viasystems will issue the registered notes promptly after the time of expiration.

Resales of the Registered Notes	Except as described below, we believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and, except with respect to broker-dealers, prospectus delivery provisions of the Securities Act if, but only if you meet the following conditions:

(1) you are not an affiliate (as that term is defined in Rule 405 under the Securities Act) of Viasystems or any of the guarantors;

(2) if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from us and you comply with the prospectus delivery requirements of the Securities Act;

(3) the registered notes are acquired by you in the ordinary course of your business;

(4) you are not engaging in and do not intend to engage in a distribution of the registered notes; and

(5) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any old notes unless (1) they have been registered for resale by you under the Securities Act and you deliver a “resale” prospectus meeting the requirements of the Securities Act or (2) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Any broker-dealer that acquired old notes as a result of market-making activities or other trading activities, and receives registered notes for its own account in exchange for old notes, must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. See “Plan of Distribution.” A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer those registered notes for a period of 180 days after the time of expiration.

Time of Expiration	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so.

Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or applicable interpretation of the staff of the SEC and that no injunction, order or decree of any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect. See “The Exchange Offer — Conditions.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests

The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the old notes held by direct or indirect participants in The Depository Trust Company, or DTC, are shown on, and transfers of those interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration of the exchange offer either:

• a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or

• a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your notes.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

• a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described under “The Exchange Offer — Book-Entry Transfer;” or

• the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal for your notes accompanies this prospectus. By executing the letter of transmittal for your notes or delivering a computer-generated message through DTC’s Automated Tender Offer Program system, you will represent to us that, among other things:

• you are not an affiliate of Viasystems or any of the guarantors;

• you are not a broker-dealer who acquired the old notes that you are tendering directly from Viasystems;

• the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

• you are not engaging in and do not intend to engage in a distribution of the registered notes; and

• you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.

Procedures for Tendering Certificated Old Notes
If you are a holder of book-entry interests in the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See “Description of the Notes — Book-Entry, Delivery and Form.” If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described under “The Exchange Offer — Procedures for Tendering — Certificated Old Notes.”

Special Procedures for Beneficial Owners
If you are the beneficial owner of old notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “The Exchange Offer — Procedures for Tendering — Procedures Applicable to All Holders.”

Guaranteed Delivery Procedures	If you wish to tender your old notes in the exchange offer and:

• they are not immediately available;

• time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or

• you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your old notes in accordance with the guaranteed delivery procedures described under “The Exchange Offer — Procedures for Tendering — Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of Registered Notes
Except under the circumstances described under “The Exchange Offer — Conditions,” we will accept for exchange any and all old notes which are properly tendered prior to the time of expiration. The registered notes to be issued to you in the exchange offer will be delivered promptly following the time of expiration. See “The Exchange Offer — Terms of the Exchange Offer.”

Withdrawal	You may withdraw the tender of your old notes at any time prior to the time of expiration. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly after withdrawal, rejection of tender or termination of the exchange offer.

Exchange Agent	is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange
If you do not participate in the exchange offer for your old notes, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange.”

Material United States Federal Income Tax Consequences of the Exchange Offer	The exchange of old notes for registered notes in the exchange offer will not constitute a taxable exchange for U.S. federal tax purposes. See “Material United States Federal Income Tax Consequences.”

The Registered Notes

      The form and terms of the registered notes are the same as the form and terms of the old notes, except that the registered notes will be registered under the Securities Act. As a result, the registered notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the old notes. The registered notes represent the same debt as the old notes. Both the old notes and the registered notes are governed by the same indenture.

Issuer	Viasystems, Inc.

Notes	$200.0 million aggregate principal amount of 10.50% senior subordinated notes due January 15, 2011, registered under the Securities Act.

Maturity Date	January 15, 2011.

Interest	Annual rate: 10.50%.

Interest Payment Dates	January 15 and July 15 of each year, commencing on July 15, 2004.

Ranking	The registered notes will be our senior subordinated unsecured obligations and will:

• rank junior in right of payment to all of our existing and future senior indebtedness;

• rank equally in right of payment with all of our existing and future senior subordinated indebtedness;

• be effectively subordinated to all obligations of our existing and future subsidiaries that do not guarantee the notes; and

• rank senior in right of payment to all of our future subordinated indebtedness.

As of December 31, 2003, the notes were subordinated to $242.4 million of senior indebtedness and effectively subordinated to $159.5 million of indebtedness and liabilities of our non-guarantor subsidiaries, and $50.0 million was available for borrowing as additional senior indebtedness under the revolving portion of our senior credit facility.

Guarantees	The registered notes will be guaranteed by each of our existing and future domestic subsidiaries, other than immaterial subsidiaries. Each guarantor’s note guarantee will:

• rank junior in right of payment to all existing and future senior indebtedness of that guarantor;

• rank equal in right of payment with all existing and future senior subordinated indebtedness of that guarantor; and

• rank senior in right of payment to all existing and future subordinated indebtedness of that guarantor.

Our non-guarantor subsidiaries generated 56.3% of our net sales for the year ended December 31, 2003 and held 73.3% of our assets as of December 31, 2003.

Optional Redemption	We may redeem all or a portion of the registered notes prior to January 15, 2008 at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium. In addition, at any time on or after January 15, 2008, we may redeem the registered notes, in whole or in part, at the redemption prices set forth in “Description of Notes — Optional Redemption.”

At any time prior to January 15, 2007, we may, at our option and subject to certain requirements, use the net proceeds from one or more equity offerings to redeem up to 35% of the aggregate principal amount of the registered notes at 110.50% of their face amount, plus accrued and unpaid interest. See “Description of Notes — Optional Redemption.”

Change of Control	If a change of control of our company occurs, we must offer to purchase the registered notes from holders of the registered notes at a purchase price of 101% of their principal amount, plus accrued interest and special interest, if any. The term “change of control” is defined in “Description of Notes — Certain Definitions.”

Asset Sales	We may have to use the net cash proceeds from selling assets to offer to purchase the registered notes at a purchase price equal to 100% of their principal amount plus accrued interest.

Certain Covenants	The indenture governing the registered notes is the same indenture that governs the old notes. The indenture contains certain covenants that will, among other things, limit our ability and the ability of some of our subsidiaries to:

• incur additional debt;

• pay dividends or distributions on, or redeem or repurchase, our capital stock;

• create certain liens without securing the registered notes;

• make investments;

• engage in transactions with affiliates;

• transfer or sell assets;

• guarantee debt;

• restrict dividend or other payments to us;

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

• engage in unrelated businesses.

These covenants are subject to a number of important qualifications and limitations, see “Description of Notes — Certain Covenants.”

No Public Market	The registered notes are new issue of securities and will not be listed on any securities exchange or included in any automated quotation system.

Listing	We expect the registered notes to be designated as eligible for trading in The PORTALSM Market of the National Association of Securities Dealers, Inc.

Use of Proceeds	We will not receive any proceeds from the issuance of the registered notes offered by this prospectus. We used the net proceeds from the offering of the old notes to repay term loan borrowings under our senior credit facility. See “Use of Proceeds.”

Risk Factors

      You should carefully consider all of the information in this prospectus. In particular, for a discussion of some specific factors that you should consider, see “Risk Factors” beginning on page 15.

Summary Consolidated Financial and Other Data

      The selected financial and other data below for the years ended December 31, 2001, 2002 and 2003 presents consolidated financial information of Viasystems, Inc. and its subsidiaries and have been derived from our audited consolidated financial statements.

      You should read the selected historical consolidated financial data set forth below in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended December 31,

	2001	2002		2003

	(In thousands)
Statement of Operations Data:
Net sales	$1,206,536	$864,047		$751,483
Operating expenses:
Cost of goods sold, exclusive of items shown separately below	1,042,886	697,802		597,546
Selling, general and administrative	96,838	88,160		65,502
Depreciation	79,718	74,221		66,070
Amortization	46,574	16,344		3,065
Restructuring and impairment charges(1)	281,374	52,697		67,209
Write-off of amounts due from affiliates(2)	144,099	—		—
Losses on dispositions of assets, net(3)	—	85,531		1,226

Operating loss	(484,953)	(150,708)		(49,135)
Interest expense, net	97,174	81,898		29,729
Amortization of deferred financing costs	4,013	4,955		104
Reorganization items:
Reorganization expenses(4)	—	22,537		55,255
Loss from debt forgiveness(5)	—	—		1,517
Other expense (income), net	879	(900)		6,882

Loss before income taxes	(587,019)	(259,198)		(142,622)
Income taxes	—	—		—

Loss before cumulative effect of a change in accounting principle	(587,019)	(259,198)		(142,622)

Net loss	$(587,019)	$(259,198)		$(142,622)

Balance Sheet Data (as of end of period):
Cash and cash equivalents	$34,202	$83,060		$62,676
Working capital	122,054	(383,521	)(6)	111,862
Total assets	988,045	814,448		757,558
Long-term debt, including current maturities	1,040,919	1,125,189		456,243
Stockholder’s equity (deficit)	(310,324)	(547,791)		65,703

(1)	Represents impairment losses related to the write-off of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as applicable. In addition, due to the industry downturn, numerous restructuring charges were incurred to downsize and close facilities. In 2001, four facilities were closed resulting in a charge of $202.7 million. Additionally, in 2001 eight facilities were downsized resulting in a charge of $78.7 million. In 2002, fourteen facilities were either closed or disposed of resulting in a charge of

$37.5 million. Additionally, in 2002 five facilities were either downsized or assets related to such facilities were deemed impaired resulting in a charge of $15.2 million. In 2003, the amount represents impairment losses of $59.4 million, related to the write-off of long-lived assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as applicable. In addition, due to the industry downturn, numerous restructuring charges were incurred to downsize or close facilities. In 2003, three facilities were either downsized or assets related to such facilities were deemed impaired resulting in a charge of $7.8 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restructuring, Impairment Charges and Losses on Dispositions of Assets” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

(2)	In 2000, we transferred nine European printed circuit board facilities to European PCB Group in consideration of subordinated notes payable to us. Represents charges relating to the write-off of such subordinated notes due from European PCB Group. European PCB Group has disposed of substantially all of its assets and is in the process of being liquidated. Accordingly, we compared the carrying amounts to the undiscounted expected future cash flows and concluded the amounts due were impaired. See our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

(3)	During 2002, in connection with the continued economic downturn, we sold six businesses, including our joint venture interest, and finalized the dispositions of several closed facilities. In 2003, we finalized the disposition of our Portland, Oregon facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restructuring, Impairment Charges and Losses on the Dispositions of Assets” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

(4)	Reorganization expenses consisted primarily of professional and bank fees and expenses related to the issuance of a promissory note to the Secretary of State for Trade and Industry of the United Kingdom incurred in conjunction with the Reorganization.

(5)	In connection with the Reorganization, we recorded a loss from debt forgiveness of $1.5 million in respect of allowed subordinated and senior note claims in connection with the Reorganization.

(6)	This includes $526.0 million of long-term debt classified as currently due in connection with the Reorganization. Excluding this amount, working capital would have been $142.5 million.

RISK FACTORS

      You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before participating in the exchange offer. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations.

Risks Related to the Exchange Offer

      If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.

      Following the exchange offer, old notes that you do not tender or we do not accept will continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue registered notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal. Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited.

Risks Related to Our Business

      We recently emerged from a chapter 11 bankruptcy reorganization, have a history of losses and may not become profitable.

      We have recently emerged from bankruptcy and have a history of losses and cannot assure you that we will grow or achieve and maintain profitability in the near future, or at all. We emerged from our chapter 11 bankruptcy reorganization on January 31, 2003, approximately four months after filing a voluntary petition for bankruptcy reorganization. Prior to our Reorganization, we incurred net losses of $259.2 million in 2002, $587.0 million in 2001 and $136.0 million in 2000. If we cannot achieve and maintain profitability, the value of your investment in the notes may decline, and we may be unable to generate enough cash flow to make scheduled interest payments.

      The industries in which we operate are highly competitive.

      The printed circuit board industry is highly competitive, with multiple global competitors and hundreds of regional and local manufacturers. The industry is also highly fragmented, with the 20 largest manufacturers comprising more than 30% of the estimated $30.1 billion global printed circuit board industry in 2003. The major appliance wire harness business is also highly competitive, with multiple regional competitors including established manufacturers of wire harnesses and cable assemblies for other industries such as automotive. The electro-mechanical solutions industry is also highly competitive, with competitors on the global, regional and local levels and relatively low barriers to entry. In all these industries, we could experience increased future competition resulting in price reductions, reduced margins or loss of market share. Any of these could have an adverse effect on our operating results or financial condition. In addition, some of our principal competitors may be less highly-leveraged, may have greater access to financial or other resources, may have lower cost operations and may be better able to withstand market conditions.

      We may experience fluctuations in our operating results and, because many of our operating costs are fixed, even small revenue shortfalls can have a disproportionate effect on our operating results.

      Our operating results may vary significantly for a variety of reasons, including:

•	overall economic conditions in the electronics industry;

•	pricing pressures;

•	timing of orders from and shipments to major customers;

•	our capacity relative to the volume of orders;

•	expenditures in anticipation of future sales;

•	expenditures or write-offs related to acquisitions;

•	start-up expenses relating to new manufacturing facilities; and

•	variations in product mix.

      Because a significant portion of our operating expenses are fixed, even a relatively small revenue shortfall can have a disproportionate effect on our results of operations. In addition, our historical results of operations may not be indicative of the results to be expected for any future period as a result of unanticipated revenue shortfalls.

      A significant portion of our net sales is based on transactions with our largest customers; if we lose any of these customers, our sales could decline significantly.

      For the years ended December 31, 2002 and 2003, sales to our ten largest customers accounted for 62.8% and 72.4% of our net sales, respectively, and sales to our largest customer, General Electric, represented 11.7% and 12.1% of our net sales for the same periods, respectively. Although we cannot assure you that our principal customers will continue to purchase products from us at past levels, we expect a significant portion of our net sales will continue to be concentrated within a small number of customers. Although we have an exclusive supply agreement with General Electric which remains in effect through December 2006, there may be circumstances that would allow General Electric to terminate the supply agreement or purchase required quantities from other suppliers if we fail to perform. Additionally, an extraordinary change in the major appliance business of General Electric could cause them to reduce their purchases from us under the supply agreement. The loss of, or significant curtailment of purchases by, General Electric or one of our other principal customers could have a material adverse effect on our net sales.

      We generally do not obtain long-term volume purchase commitments from customers, and, therefore, cancellations, reductions in production quantities and delays in production by our customers could adversely affect our operating results.

      We generally do not obtain firm, long-term purchase commitments from our customers. Customers may cancel their orders, reduce production quantities or delay production for a number of reasons. Many of our customers have over the past several years experienced significant decreases in demand for their products and services. The uncertain economic conditions in several of the markets in which our customers operate have prompted some of our customers to cancel orders, delay the delivery of some of the products that we manufacture or place purchase orders for fewer products than we previously anticipated. In addition, our products and the manufacturing processes we use to produce them are often highly complex and therefore may at times contain manufacturing defects. If we were to manufacture and deliver products to our customers that contain defects, whether caused by a design, manufacturing or component failure, or deficiencies in our manufacturing processes, this may result in delayed shipments to our customers and reduced or cancelled customer orders. If these defects or deficiencies were significant, our business reputation may also be damaged, which could lead to additional customer cancellations or non-renewals. Even when our customers are contractually obligated to purchase products from us, we may be unable or, for other business reasons, choose not to enforce our contractual rights. Cancellations, reductions or delays of orders by customers could:

•	adversely affect our operating results by reducing the volumes of products that we manufacture for our customers;

•	delay or eliminate recoupment of our expenditures for inventory purchased in preparation for customer orders; and

•	lower our asset utilization, which would result in lower gross margins.

      We have a substantial amount of debt and may be unable to service or refinance this debt, which could have negative consequences on our business in the future.

      As of December 31, 2003, our total outstanding indebtedness was $475.9 million, with an additional $50.0 million available under the revolving portion of our senior credit facility. Our total interest expense for the year ended December 31, 2003 was approximately $29.7 million. As of December 31, 2003, our total consolidated stockholders’ equity was $224.6 million. Our substantial indebtedness could adversely affect our ability to repay the notes.

      This high level of debt could have negative consequences to you. For example, it could:

•	result in our inability to comply with the financial and other restrictive covenants in our senior credit facility, which, among other things, require it to maintain specified financial ratios and limit our ability to incur debt and sell assets, which could in turn result in an event of default that, if not cured or waived, could have a material adverse effect on our operations;

•	increase our vulnerability to adverse industry and general economic conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make scheduled principal payments on our debt, thereby reducing the availability of our cash flow for working capital, capital investments and other business activities;

•	limit our ability to obtain additional financing to fund future working capital, capital investments and other business activities;

•	limit our ability to refinance our indebtedness on terms that are commercially reasonable or at all;

•	expose us to the risk of interest rate fluctuations to the extent we pay interest at variable rates on the debt;

•	limit our flexibility to plan for, and react to, changes in our business and our industry; and

•	place us at a competitive disadvantage relative to our less leveraged competitors.

      See “Description of Notes — Events of Default” and “Description of Other Indebtedness.”

      We rely on the cyclical telecommunications and networking industries; accordingly, the economic downturn in these industries has had, and may continue to have, a material adverse effect on our ability to forecast demand and production and to meet desired sales levels.

      A large percentage of our business is conducted with customers who are in the telecommunications and networking industries. These industries are characterized by intense competition, relatively short product life cycles and significant fluctuations in product demand. As a result of the economic downturn in the U.S. and internationally, telecommunications and networking component demand has declined significantly since 2000. If there were to be continued weakness in these industries, it would likely have a material adverse effect on our ability to forecast demand and production and to meet desired sales levels.

      The electronics manufacturing services industry is subject to rapid technological change; our failure to timely or adequately respond to those changes may render our existing technology less competitive or obsolete, and our operating results may suffer.

      The market for our products and services is characterized by rapidly changing technology and continuing process development. The success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, develop and market products and services that meet changing customer needs, and successfully anticipate or respond to technological changes on a cost-effective and timely basis. There can be no assurance that we will effectively respond to the technological requirements of the changing market, including having sufficient cash flow to make additional capital expenditures that may be required as a result of those changes. To the extent we are unable to respond to such technological requirements, our operating results may suffer.

      There may be shortages of, or price fluctuations with respect to, raw materials which would cause us to curtail our manufacturing or incur higher than expected costs.

      We purchase the raw materials we use in producing our products and providing our services and we may be required to bear the risk of raw material price fluctuations. In addition, shortages of raw materials such as laminates, a principal raw material used in our operations, have occurred in the past and may occur in the future. We have also recently experienced moderate price increases in raw copper, a principal raw material used in our printed circuit boards. Raw material or component shortages or price fluctuations such as these could have an adverse effect on our results of operations.

      A significant portion of our business is conducted in foreign countries, exposing us to additional risks that may not exist in the United States.

      International operations represent a significant portion of our business. After giving effect to the Reorganization and the plant rationalizations described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restructuring, Impairment Charges and Losses on the Dispositions of Assets” and in our consolidated financial statements and the notes thereto appearing in this prospectus, our net sales from products manufactured outside the United States after giving effect to the 2002 plant rationalizations were $666 million and $693 million, or 94% and 92%, for the years ended December 31, 2002 and 2003, respectively. We expect net sales from foreign markets to continue to represent a significant portion of our total net sales. Outside the Unites States, we operate facilities in Canada, Mexico, the Netherlands and China. We also sell domestically manufactured products to foreign customers.

      Our international operations are subject to a number of potential risks in addition to the risks of our domestic operations. Such risks include, among others:

•	inflation or changes in political and economic conditions;

•	unstable regulatory environments;

•	changes in import and export duties;

•	domestic and foreign customs and tariffs;

•	potentially adverse tax consequences;

•	trade restrictions;

•	restrictions on the transfer of funds into or out of a country;

•	labor unrest;

•	logistical and communications challenges;

•	difficulties associated with managing a large organization spread throughout various countries;

•	differing protection of intellectual property and trade secrets; and

•	other restraints and burdensome taxes.

      These factors may have an adverse effect on our international operations, or on the ability of our international operations to repatriate earnings to us, in the future.

      We are subject to currency fluctuations, which may affect our cost of goods sold and operating margins.

      Approximately 52% of our costs, including payroll and rent, are denominated in the Canadian dollar, the Hong Kong dollar, the Chinese renminbi, the Euro and the Mexican peso. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of goods sold and operating margins.

      Our senior credit facility and the indenture for the notes impose restrictions that may restrict our ability to operate our business.

      Our senior credit facility and the indenture for the notes contain covenants that restrict our ability to, among other things, incur additional debt, pay dividends, make investments, enter into transactions with affiliates, merge or consolidate with other entities and sell all or substantially all of our assets. Additionally, we are required by our senior credit facility to maintain certain financial ratios. A breach of any of these covenants could result in a default under the senior credit facility or the indenture, which could allow the lenders or the noteholders to declare all amounts outstanding under the senior credit facility or the indenture immediately due and payable. If we are unable to repay outstanding borrowings when due, the lenders will have the right to proceed against the collateral granted to them under the senior credit facility, including the capital stock of Viasystems. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under the senior credit facility and the indenture.

      We are controlled by affiliates of Hicks Muse, whose interests may be different than yours.

      Approximately 53% of our voting stock is controlled by affiliates of Hicks, Muse, Tate & Furst Incorporated. In addition, a stockholders agreement among us, affiliates of Hicks Muse and other existing holders of our common stock provides that we and those stockholders have agreed to take all actions necessary, including voting the shares held by those stockholders, to elect five designees of Hicks Muse to our board of directors. Accordingly, Hicks Muse controls the election of five of the ten members of our board of directors and the approval or disapproval of certain other matters requiring stockholder approval and, as a result, has significant influence over the direction of our management and policies. Using this influence, Hicks Muse may take actions or make decisions that are not in the same interests of our other stockholders. See “Certain Relationships and Related Party Transactions — Stockholders Agreement.” In addition, Hicks Muse is in the business of making investments in companies and may from time to time acquire and hold interests in businesses, including International Wire Group, Inc. (which is also controlled by Hicks Muse — see “Certain Relationships and Related Party Transactions — Purchases from International Wire Group, Inc.”), that compete directly or indirectly with us or otherwise have business objectives that are not aligned with our business objectives.

      Our success depends on our ability to protect our intellectual property and we may become involved in intellectual property disputes which may cause us to incur substantial costs.

      Our success depends in part on proprietary technology and manufacturing techniques. We have few patents for these proprietary techniques and choose to rely primarily on trade secret protection. We generally enter into confidentiality and non-disclosure agreements with our employees, consultants and customers, as needed, and generally limit access to and distribution of our proprietary information and processes. Nevertheless, we cannot be sure that the steps taken by us will prevent the misappropriation of our technology and trade secrets. Furthermore, effective trade secret protection may not be available or may be limited in foreign countries, such as China. Litigation may be necessary to protect our technology, to determine the validity and scope of the proprietary rights of others or to defend against claims of patent infringement. Litigation with respect to patents or other intellectual property matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on us.

      We are subject to environmental laws and regulations that expose us to potential financial liability.

      Our operations are regulated under a number of federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of, or exposure to, hazardous materials and occupational health and safety. Violations of these laws can lead to material liability, fines or penalties. Compliance with these environmental laws is a major consideration in the fabrication of printed circuit boards because metals and other hazardous materials are used in the manufacturing process. In addition, it is possible that in the future new or more stringent requirements could be imposed. Various federal, state, local and foreign laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In addition, because we are a generator of hazardous wastes, we, along with any other person who arranges for the disposal of those wastes, may be subject to potential financial exposure for costs associated with the investigation and remediation of sites at which such hazardous waste has been disposed, if those sites become contaminated. Liability may be imposed without regard to legality of the original actions and without regard to whether we knew of, or were responsible for, the presence of such hazardous or toxic substances, and we could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable.

      As a U.S. corporation with international operations, we are subject to the Foreign Corrupt Practices Act and a determination that we violated this act may affect our business and operations adversely.

      As a U.S. corporation, we and our subsidiaries are subject to the regulations imposed by the Foreign Corrupt Practices Act, or the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. Any determination that we or any of our subsidiaries have violated the FCPA could have a material adverse effect on us.

Risks Related to the Notes

      An active market may not develop for the registered notes.

      The registered notes will be registered under the Securities Act, but will constitute a new issue of securities for which there is no established trading market. Although we expect the registered notes to be designated for trading in The PORTALSM market, we do not intend to apply to list the registered notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system.

      As a result of this and the other factors listed below, an active trading market for the registered notes may not develop, in which case, the market price and liquidity of the registered notes may be adversely affected. In addition, you may not be able to sell your registered notes at a particular time or at a price favorable to you. Future trading prices of the registered notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market;

•	the market for similar securities; and

•	prevailing interest rates.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. A disruption may have a negative effect on you as a holder of the registered notes, regardless of our prospects or performance.

      The notes and the note guarantees are junior in right of payment to our senior indebtedness, including our senior credit facility, and the senior indebtedness of the guarantors.

      The notes and note guarantees are contractually junior in right of payment to all of our senior indebtedness and the senior indebtedness of the guarantors. As of December 31, 2003, the notes and the note guarantees were subordinated to $242.4 million of our senior indebtedness, and $50.0 million was available for borrowing as additional senior indebtedness under the revolving portion of our senior credit facility. The notes and the note guarantees are not secured by our assets or the assets of our subsidiaries.

      We may not pay principal, premium, if any, interest or other amounts on the notes in the event of a payment default in respect of indebtedness under our senior credit facility, unless that indebtedness has been paid in full or the default has been cured or waived. If we are declared bankrupt or insolvent, or if there is a payment default under, or an acceleration of, any senior indebtedness, we are required to pay creditors who are holders of senior indebtedness in full before we apply any of our assets to pay amounts owing with respect to the notes or the note guarantees. Accordingly, we and the guarantors may not have enough assets remaining after payments to holders of our senior indebtedness to make any payments on the notes.

      In addition, all payments on the notes will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior indebtedness.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or any guarantor, holders of the notes will participate with trade creditors and all other holders of our or the guarantor’s senior subordinated indebtedness in the assets remaining after we or the guarantor has paid all of our or the guarantor’s senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior indebtedness.

      The notes will be effectively subordinated in right of payment to the liabilities of our non-guarantor subsidiaries.

      In addition to being junior in right of payment to all of our senior indebtedness, the notes are junior in right of payment to liabilities of our non-guarantor subsidiaries, to the extent of the assets of our non-guarantor subsidiaries. As of December 31, 2003, liabilities of our non-guarantor subsidiaries were $159.5 million. Our non-guarantor subsidiaries will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture.

      The note guarantees are subject to limitations that could affect your right to receive payments on the notes.

      The note guarantees are subject to certain defenses which may limit your right to receive payment on the notes and could be subordinated to the rights of other creditors of such guarantors in certain circumstances.

      Although the note guarantees provide the holders of the notes with a direct claim against the assets of the guarantors, enforcement of the guarantees against any guarantor could be subject to certain suretyship defenses available to guarantors generally. Enforcement could also be subject to fraudulent conveyance and other defenses available to the guarantors in certain circumstances. To the extent that the note guarantees are not enforceable, the notes would be effectively subordinated to all liabilities of the guarantors, including trade payables of such guarantors, whether or not such liabilities otherwise would constitute senior indebtedness under the indenture governing the notes.

      Fraudulent conveyance laws could void our obligations under the notes and the note guarantees.

      Our incurrence of indebtedness under the notes and the incurrence by the guarantors of indebtedness under the note guarantees may be subject to review under federal and state fraudulent conveyance laws. Federal and state laws could allow courts, under specific circumstances, to void the notes and the guarantees and require you to return payments received from us or the guarantors.

      An unpaid creditor or representative of creditors, such as a trustee in bankruptcy of any person as a debtor-in-possession in a bankruptcy proceeding, could file a lawsuit claiming that the issuances of the notes constituted a fraudulent conveyance. To make such a determination, a court would have to find that we did not receive fair consideration or reasonably equivalent value for the notes, and that, at the time the notes were issued, we:

•	were insolvent or were rendered insolvent by the issuance of the notes;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to repay those debts as they matured.

      If a court were to make such a finding, it could void our obligations under the notes, subordinate the notes to our other indebtedness or take other actions detrimental to you as a holder of the notes.

      The measure of insolvency for these purposes could vary depending upon the law of the jurisdiction being applied. Generally, however, a company would be considered insolvent for these purposes if the sum of that company’s debts was greater than the fair value of all of that company’s assets, or if the present fair salable value of that company’s assets was less than the amount that would be required to pay its probable liability on its existing debts as they mature, or that company could not pay its debts as they become due. We cannot determine in advance what standard a court would apply to determine whether we were insolvent in connection with the sale of the notes.

      We may not be able to repurchase the notes upon a change of control.

      If we experience a change of control, we will be required to make an offer to purchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. However, we may be unable to do so because we might not have sufficient funds, particularly since a change of control could result in us having to make an offer to purchase other subordinated indebtedness as well.

      A change of control under the indenture may also result in an event of default under our senior credit facility and the acceleration of our senior indebtedness. The inability to repay senior indebtedness upon a change of control or to purchase all of the tendered notes would each constitute an event of default under the indenture governing the notes.

THE REORGANIZATION

      On January 31, 2003, we and Viasystems Group consummated a consensual prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code pursuant to which approximately $716.6 million of our indebtedness was extinguished in exchange for equity securities of Viasystems Group.

Events Leading to the Reorganization

      During 2001 and continuing in 2002, we and our operating subsidiaries experienced financial difficulties due primarily to the dramatic downturn in telecommunications and networking component demand, as overcapacity of voice and data bandwidth reduced demand for high-end network switches, routers and other infrastructure equipment. Our management estimates that total capital spending by voice and data network carriers declined from more than $141 billion in 2000 to less than $60 billion in 2003. The economic downturn affecting our large telecommunication and networking customer base resulted in slower sales and weaker cash flows than we expected.

      As a result of the downturn, during the first quarter of 2001, we began evaluating our cost position compared to anticipated levels of business for 2001 and beyond and determined that plant shutdowns, plant consolidations and downsizing were required to reduce costs to more appropriate levels in line with expected customer demand. During 2001, we closed and consolidated four facilities and reduced employee headcount by approximately 31%.

      Additionally, during the third quarter of 2001, we issued $100.0 million principal amount of senior notes and warrants to purchase 10 million shares of Viasystems Group common stock to Hicks Muse for a purchase price of $100.0 million. The senior notes financing was intended to provide the liquidity we required to continue efforts to expand manufacturing operations into low cost locations through acquisitions and the opening of new facilities in China and Mexico and meet working capital requirements during the economic downturn.

      Although the senior notes financing was intended to be sufficient to meet our then current liquidity requirements, by the fourth quarter of 2001, it became clear to our management that the economic downturn was severe and would continue for a longer duration than anticipated at the time the senior notes financing was consummated.

      In light of these developments, during the first quarter of 2002, we retained an independent financial advisor to assist in the evaluation of recapitalization alternatives that would reduce debt and strengthen our balance sheet.

      Our board of directors subsequently concluded, after exploring various out-of-court restructuring alternatives, that to successfully implement our business plans, we would have to emerge from any restructuring with significantly less consolidated debt and that the best vehicle to achieve a restructuring was through consummation of a prepackaged chapter 11 plan. During the second quarter of 2002, we began negotiations regarding the Reorganization with our and Viasystems Group’s creditors.

      In anticipation of our failure to satisfy certain financial maintenance covenants contained in our senior credit agreement, we entered into an amendment to the credit agreement on March 29, 2002 and a subsequent amendment on May 29, 2002 pursuant to which our senior lenders agreed to refrain from exercising any rights or remedies under the credit agreement in respect of our failure to comply with certain covenants prior to May 29, 2002 and to waive the occurrence of certain defaults under the credit agreement in respect of our failure to comply with certain covenants from May 29, 2002 through August 29, 2002.

      On May 30, 2002, we announced that we would not make our scheduled $24.4 million interest payment on our subordinated notes that was due on June 3, 2002.

      On June 28, 2002, we reached an agreement in principle with certain of our creditors regarding the terms of the Reorganization and on August 29, 2002, we entered into lockup agreements with certain of our creditors pursuant to which these creditors agreed to vote in favor of the Reorganization. On

October 1, 2002, we and Viasystems Group filed for petitions for voluntary protection under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York and concurrently filed with the bankruptcy court a consensual plan of reorganization containing the terms of the Reorganization.

The Plan of Reorganization

      On January 14, 2003, the bankruptcy court entered an order approving and confirming the plan of reorganization, as modified pursuant to the modification to plan filed with the bankruptcy court on January 2, 2003. The Reorganization was consummated on January 31, 2003.

      A summary of the material features of the Reorganization is set forth below. On January 31, 2003 and in accordance with the terms and conditions of the plan of reorganization as confirmed by the bankruptcy court:

•	our senior credit facility was reduced by $77.4 million from proceeds of the rights offering and exchange described below and was restructured to provide for an aggregate term loan facility of $447.9 million and a revolving facility of up to $51.3 million with a letter of credit subfacility of $15.0 million;

•	our obligations under our then outstanding senior notes in the principal amount of $100.0 million were cancelled, and in exchange the holders received (1) approximately 1.2 million shares of Viasystems Group class A junior preferred stock having an aggregate liquidation preference of $120.1 million and (2) approximately 1.6 million shares of Viasystems Group common stock;

•	our guaranty of the obligations of Viasystems Tyneside Limited, a former subsidiary, to the Secretary of State for Trade and Industry of the United Kingdom under a £12.0 million loan was cancelled, and in exchange the Secretary of State for Trade and Industry received a promissory note from us in the principal amount of £9.0 million with interest payable semi-annually in cash on a current basis at an annual interest rate of 3% for periods through September 30, 2008 and at an annual interest rate equal to the Bank of England Base Rate plus 2% for periods thereafter and with principal payable from December 31, 2008 through December 31, 2010 (provided all amounts due and owing under our senior credit facility are not paid in full prior to October 1, 2008); proceeds received by the Secretary of State for Trade and Industry pursuant to the liquidation of Viasystems Tyneside reduce the outstanding principal under the note;

•	our obligations under our then outstanding senior subordinated notes in the principal amount of $500.0 million were cancelled, and in exchange the holders received approximately 17.2 million shares of Viasystems Group common stock;

•	claims held by Viasystems Group’s general unsecured creditors were cancelled, and in exchange each such holder was given the right to receive its pro rata share of 55,540 shares of Viasystems Group common stock;

•	claims held by our general unsecured creditors were cancelled, and in exchange the holders will receive our non-transferable subordinated promissory notes in amounts equal to 100% of such claims with interest payable semi-annually in cash on a current basis at an annual interest rate of 3% for periods through September 30, 2008 and at an annual interest rate equal to the prime commercial lending rate per annum published in The Wall Street Journal, New York City edition, for periods thereafter and with principal payable from December 31, 2008 through December 31, 2010;

•	the then outstanding shares of Viasystems Group series B preferred stock were cancelled and exchanged for the right to receive warrants to purchase approximately 1.4 million shares of Viasystems Group common stock at a purchase price of $25.51 per share;

•	the outstanding Viasystems Group common stock and all outstanding options and warrants exercisable for such common stock were cancelled, and the holders did not receive any distribution in the Reorganization; and

•	Viasystems Group adopted an incentive option plan authorizing the issuance of stock options to purchase up to approximately 2.8 million shares of Viasystems Group common stock to employees of Viasystems Group and its subsidiaries, and, on January 31, 2003, we issued options to acquire approximately 2.2 million of such shares to employees at an exercise price of $12.63 per share. The value of these shares was determined by our independent financial advisor in the Reorganization, on the basis of a total enterprise value of approximately $828 million.

      In addition, under the terms of the plan of reorganization, (1) Viasystems Group issued rights to purchase approximately 4.3 million shares of Viasystems Group class B senior convertible preferred stock at an aggregate purchase price of $53.7 million to certain affiliates of Hicks Muse, certain affiliates of GSCP (NJ), Inc. (GSC), TCW Share Opportunity Fund III, L.P., and other holders of our then outstanding senior subordinated notes and (2) $23.7 million of bank debt outstanding under our then existing senior credit facility held by affiliates of Hicks Muse was exchanged for approximately 1.9 million shares of Viasystems Group common stock. Affiliates of Hicks Muse, certain affiliates of GSC and TCW Share Opportunity Fund III, L.P. severally committed to purchase all of the Viasystems Group class B senior convertible preferred stock offered in the rights offering. In consideration for their commitment, the parties received an aggregate fee of approximately $1 million. All proceeds of the rights offering were applied to reduce the outstanding indebtedness under our new senior credit facility.

      The Reorganization did not qualify for “fresh-start” accounting as the holders of existing voting shares of Viasystems Group immediately before confirmation received not less than fifty percent of the voting shares of the reorganized entity.

THE EXCHANGE OFFER

Purpose and Effect

      We issued the old notes on December 17, 2003 to Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Lehman Brothers Inc., the initial purchasers. The initial purchasers subsequently resold the old notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with this original issuance, we entered into an indenture and a registration rights agreement. The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer you the opportunity to exchange your old notes for a like principal amount of registered notes. Except as set forth below, these registered notes will be issued without a restrictive legend and, we believe, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. Copies of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part.

      Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that the registered notes issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives registered notes in exchange for old notes acquired by you as a result of market-making or other trading activities. This interpretation, however, is based on your representation to us that:

•	the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

•	you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

      If you have any of the disqualifications described above or cannot make each of the representations set forth above, you may not rely on the interpretation by the staff of the SEC referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all those requirements. Each broker-dealer that receives registered notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. See “Plan of Distribution.”

      If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you may elect to have your old notes registered in a “shelf” registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until the earlier of (a) the time when the securities covered by the shelf registration statement may be sold pursuant to Rule 144, (b) two years from the date the securities were originally issued or (c) the date on which all the securities registered under the shelf registration statement are disposed in accordance with the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See “— Procedures for Tendering.”

Consequences of Failure to Exchange

      After we complete the exchange offer, if you have not tendered your old notes you will not have any further registration rights, except as set forth above. Your old notes may continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 in principal amount of registered notes in exchange for each $1,000 in principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount.

      The form and terms of the registered notes are substantially the same as the form and terms of the old notes except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture which governs the old notes. The registered notes and old notes will be deemed a single issue of securities under the indenture.

      As of the date of this prospectus, $200.0 million in aggregate principal amount of old notes was outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

      We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept tendered notes because of an invalid tender or the failure of any of the conditions to the exchange offer to be satisfied, we will return the unaccepted old notes, without expense, to the tendering holder as promptly as practicable after the time of expiration. The conditions to the exchange offer are listed under “— Conditions.”

      You will not be required to pay brokerage commissions or fees or, except as set forth under “— Transfer Taxes,” transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Amendments

      The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2004, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder of outstanding notes for which the exchange offer is being made notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date for the exchange offer. We also reserve the right, in our sole discretion, to delay accepting any old notes or, if any of the conditions set forth under “— Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of such delay or termination to the exchange agent, or to amend the terms of the exchange offer in any manner.

      We acknowledge and undertake to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which require us to return the old notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you promptly of any extension, termination or amendment.

Procedures for Tendering

      Book-Entry Interests

      The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global notes, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

      If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either: (1) a written or facsimile copy of a properly completed and duly executed letter of transmittal for your notes, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or (2) a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your notes.

      In addition, in order to deliver old notes held in the form of book-entry interests: (1) a timely confirmation of book-entry transfer of such securities into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described under “— Book-Entry Transfer” must be received by the exchange agent prior to the expiration date; or (2) you must comply with the guaranteed delivery procedures described below.

      The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect the above transactions for you.

      Certificated Old Notes

      Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth under “— Exchange Agent.” In addition, in order to validly tender your certificated old notes:

(1) the certificates representing your old notes must be received by the exchange agent prior to the expiration date; or

(2) you must comply with the guaranteed delivery procedures described below.

      Procedures Applicable to All Holders

      If you tender an old note and you do not withdraw the tender prior to the time of expiration, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal for your notes.

      If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your old notes and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program, each an “eligible institution,” unless: (1) old notes tendered in the exchange offer are tendered either by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the holder’s letter of transmittal, or for the account of an eligible institution; and (2) the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

      If the letter of transmittal for your old notes is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

      If the letter of transmittal for your old notes or any bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal for your old notes proper evidence satisfactory to us of any such person’s authority to act on your behalf.

      We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes; provided, however, that, in the event that we waive any condition of tender for any noteholder, we will waive that condition for all noteholders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal for your notes, will be final and binding on all parties.

      You must cure any defects or irregularities in connection with tenders of your old notes within the time period we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your securities will be returned to you if you improperly tender your old notes, and you have not cured any defects or irregularities in your tender, and we have not waived those defects, irregularities or improper tender.

      Unless otherwise provided in the letter of transmittal for your old notes, the exchange agent will return your old notes as soon as practicable following the expiration of the exchange offer.

      In addition, we reserve the right in our sole discretion to: (1) purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer; (2) terminate the exchange offer upon the failure of any condition to the exchange offer to be satisfied; and (3) to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

      The terms of any of these purchases or offers could differ from the terms of the exchange offer. By tendering in the exchange offer, you will represent to us that, among other things: (1) the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business; (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; (3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer; and (4) you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of Viasystems or any of the guarantors.

      In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal for your old notes and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

      Guaranteed Delivery Procedures

      If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if: (1) you tender through an eligible financial institution; (2) prior to the time of expiration, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal for your old notes and notice of guaranteed delivery for your old notes, substantially in the form provided by us; and (3) the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal for your old notes, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery for your old notes.

      The notice of guaranteed delivery for your old notes may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth your name and address and the amount of old notes you are tendering along with a statement that your tender is being made by the notice of guaranteed delivery for your old notes and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent: (1) the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender; (2) a written or facsimile copy of the letter of transmittal for your old notes, or a book-entry confirmation instead of the letter of transmittal; and (3) any other documents required by the letter of transmittal for your old notes.

Book-Entry Transfer

      The exchange agent will establish accounts with respect to book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the relevant account of the exchange agent at DTC in accordance with DTC’s procedures for transfer.

      If you are unable to deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC or all other documents required by the letter of transmittal to the exchange agent prior to the expiration date, then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

      You may withdraw tenders of your old notes at any time prior to the time of expiration. For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth under “— Exchange Agent” prior to the time of expiration.

      The notice of withdrawal must: (1) state your name; (2) identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of old notes to be withdrawn; (3) be signed by you in the same manner as you signed the letter of transmittal for your old notes when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and (4) specify the name in which the old notes are to be registered, if different from yours.

      We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any withdrawn tenders of old notes will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “— Procedures for Tendering” above at any time on or prior to the time of expiration.

Conditions

      Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes in the exchange offer, and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange in the exchange offer, any injunction, order or decree is issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer, or the exchange offer violates any applicable law, regulation or interpretation of the staff of the SEC.

      These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition to the exchange offer in our sole discretion. If we waive a condition, we may be required to extend the expiration of the exchange offer in order to comply with applicable securities laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time (in the case of any condition involving governmental approvals necessary to the consummation of the exchange offer) and at any time prior to the time of expiration (in the case of all other conditions).

      In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the old notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

      The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

      We have appointed                     as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus, the letter of transmittal for your old notes and other related documents should be directed to the exchange agent addressed as follows:

Attn:

Tel: (212)        -
Fax: (212)        -

Fees and Expenses

      We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees. We will pay the cash expenses incurred in connection with the exchange offer.

Transfer Taxes

      You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

      We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the registered notes under generally accepted accounting principles.

USE OF PROCEEDS

      The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the registered notes. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive, in exchange, an equal number of old notes in like principal amount. The form and terms of the registered notes are identical in all material respects to the form and terms of the old notes. The old notes surrendered in exchange for the registered notes will be retired and marked as cancelled and cannot be reissued.

      The net proceeds from the sale and issuance of the old notes were approximately $190.0 million, after deducting fees, expenses and discounts. We used such proceeds as follows: (i) approximately $54.7 million was used to repay in full the tranche A term loan facility under our senior credit facility and (ii) approximately $135.3 million was used to repay a portion of the tranche B term loan facility under our senior credit facility.

CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 2003. The information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

As of
December 31, 2003

(In millions)
Cash and cash equivalents	$62.7

Long-term debt (including current maturities):
Revolving credit facility	$—
Tranche B term loan facility	242.4
10.50% Senior Subordinated Notes due 2011	200.0
Other promissory notes(1)	12.5
Capital leases	0.5
Other	0.8

Long-term debt (including current maturities)	$456.2

Stockholder’s equity(2)	$65.7

Total capitalization	$521.9

(1)	Represents a $12.5 million promissory note issued to the Secretary of State for Trade and Industry of the United Kingdom pursuant to the Reorganization.

(2)	All of our capital stock is owned by Viasystems Group.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The selected financial and other data below for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 presents consolidated financial information of Viasystems and its subsidiaries and have been derived from our audited consolidated financial statements.

      You should read the selected historical consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended December 31,

	1999	2000	2001	2002		2003

	(In thousands)
Statement of Operations Data:
Net sales	$1,293,370	$1,604,985	$1,206,536	$864,047		$751,483
Operating expenses:
Cost of goods sold, exclusive of items shown separately below	969,614	1,230,552	1,042,886	697,802		597,546
Selling, general and administrative(1)	232,653	225,611	96,838	88,160		65,502
Depreciation	118,873	98,457	79,718	74,221		66,070
Amortization	63,270	46,409	46,574	16,344		3,065
Restructuring and impairment charges(2)	468,389	—	281,374	52,697		67,209
Write-off of acquired in-process research and development(3)	17,600	—	—	—		—
Write-off of amounts due from affiliates(4)	—	—	144,099	—		—
Losses on dispositions of assets, net(5)	—	—	—	85,531		1,226

Operating (loss) income	(577,029)	3,956	(484,953)	(150,708)		(49,135)
Interest expense, net	117,822	105,514	97,174	81,898		29,729
Amortization of deferred financing costs	6,619	4,296	4,013	4,955		104
Loss on early retirement of debt	—	31,196	—	—		—
Reorganization items:
Reorganization expenses(6)	—	—	—	22,537		55,255
Loss from debt forgiveness(7)	—	—	—	—		1,517
Other expense (income), net	23,594	1,857	879	(900)		6,882

Loss before income taxes	(725,064)	(138,907)	(587,019)	(259,198)		(142,622)
Income taxes	(23,212)	(2,923)	—	—		—

Loss before cumulative effect of a change in accounting principle	(701,852)	(135,984)	(587,019)	(259,198)		(142,622)
Cumulative effect — write-off of start-up costs, net of income tax benefit of $6,734(8)	18,443	—	—	—		—

Net loss	$(720,295)	$(135,984)	$(587,019)	$(259,198)		$(142,622)

Deficiency of earnings to cover fixed charges(9)	$(725,064)	$(138,907)	$(587,019)	$(259,198)		$(142,622)
Balance Sheet Data (as of end of period):
Cash and cash equivalents	$22,839	$45,676	$34,202	$83,060		$62,676
Working capital	112,220	259,759	122,054	(383,521	)(10)	111,862
Total assets	1,309,226	1,611,284	988,045	814,448		757,558
Long-term debt, including current maturities	1,362,523	1,024,317	1,040,919	1,125,189		456,243
Stockholder’s equity (deficit)	(537,247)	135,932	(310,324)	(547,791)		65,703

(1)	During the years ended December 31, 1999 and 2000, we recorded non-cash compensation charges of $110,070 and $104,351, respectively, which reflect the difference between the cost of certain convertible securities and the value of the common stock that such securities were convertible into at those dates.

(2)	Represents impairment losses related to the write-off of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as applicable. In addition, due to the industry downturn, numerous restructuring charges were incurred to downsize and close facilities. In 2001, four facilities were closed resulting in a charge of $202.7 million. Additionally, in 2001 eight facilities were downsized resulting in a charge of $78.7 million. In 2002, fourteen facilities were either closed or disposed of resulting in a charge of $37.5 million. Additionally, in 2002 five facilities were either downsized or assets related to such facilities were deemed impaired resulting in a charge of $15.2 million. In 2003, the amount represents impairment losses of $59.4 million, related to the write-off of long-lived assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as applicable. In addition, due to the industry downturn, numerous restructuring charges were incurred to downsize or close facilities. In 2003, three facilities were either downsized or assets related to such facilities were deemed impaired resulting in a charge of $7.8 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restructuring, Impairment Charges and Losses on Dispositions of Assets” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

(3)	Represents charges relating to the write-off of acquired in-process research and development costs associated with certain of the acquisitions we made in 1998 and 1999. The write-off relates to acquired research and development for projects that do not have a future alternative use.

(4)	In 2000, we transferred nine European printed circuit board facilities to European PCB Group in consideration of subordinated notes payable to us. Represents charges relating to the write-off of such subordinated notes due from European PCB Group. European PCB Group has disposed of substantially all of its assets and is in the process of being liquidated. Accordingly, we compared the carrying amounts to the undiscounted expected future cash flows and concluded the amounts due were impaired. See our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

(5)	During 2002, in connection with the continued economic downturn, we sold six businesses, including our joint venture interest, and finalized the dispositions of several closed facilities. In 2003, we finalized the disposition of our Portland, Oregon facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restructuring, Impairment Charges and Losses on the Dispositions of Assets” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

(6)	Reorganization expenses consisted primarily of professional and bank fees and expenses related to the issuance of a promissory note to the Secretary of State for Trade and Industry of the United Kingdom incurred in conjunction with the Reorganization.

(7)	In connection with the Reorganization, we recorded a loss from debt forgiveness of $1.5 million in respect of allowed subordinated and senior note claims in connection with the Reorganization.

(8)	Represents the write-off of the net book value of start-up costs as of January 1, 1999 related to the required adoption of the Financial Accounting Standard Board’s issuance of Statement of Position 98-5, Reporting on the Costs of Start-Up Activities, which requires costs of start-up activities and organizational costs to be expensed as incurred effective January 1, 1999.

(9)	For purposes of calculating the deficiency of earnings to cover fixed charges, “earnings” represent earnings before income taxes plus fixed charges. “Fixed charges” consist of interest on all indebtedness, amortization of deferred financing costs and the portion (approximately one-third) of rental expenses that management believes is representative of the interest component of rent expense.

(10)	This includes $526.0 million of long-term debt classified as currently due in connection with the Reorganization. Excluding this amount, working capital would have been $142.5 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations covers certain periods prior to our emergence from bankruptcy on January 31, 2003 in accordance with the Reorganization. Accordingly, the discussion and analysis of historical periods prior to that date does not reflect our new capital structure. You should read the following discussion of our financial condition and results of operations with “Selected Historical Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our markets, the demand for our products and services and our future results. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in the “Risk Factors” and “Disclosure Regarding Forward-Looking Statements” sections of this prospectus. We do not have any intention or obligation to update forward-looking statements included in this prospectus.

General

      We are a leading worldwide provider of complex multi-layer printed circuit boards, wire harnesses and electro-mechanical solutions. Our products are used in a wide range of applications, including automotive dash panels and control modules, major household appliances, data networking equipment, telecommunications switching equipment and complex medical and technical instruments. We have 15 facilities in five countries around the world, which are strategically located to maximize the benefits delivered to our customers and to optimize our operations. Our facilities in North America and Europe offer technologically advanced products and services, while our facilities in China and Mexico offer high-quality, high-volume production at low costs. We employ best practices among our globally integrated facilities to actively migrate technology from North America and Europe to China and Mexico. Approximately 92% of our employees are located in six facilities in China and four facilities in Mexico.

      We are a supplier to over 200 original equipment manufacturers, or OEMs, in numerous end markets, including industry leaders Alcatel SA, Bosch Group, Cisco Systems, Inc., Delphi Corp., Electrolux AB, General Electric Company, Huawei Technologies, Lucent Technologies, Inc., Maytag Corporation, Siemens AG, Sun Microsystems, Inc. and Whirlpool Corporation. We are also a supplier to electronic manufacturing services, or EMS, providers and have developed strategic alliances with leaders such as Celestica, Inc. and Solectron Corporation to supply them with our products.

Recent Events

      On March 16, 2003, Viasystems Group filed a Registration Statement on Form S-1 with the SEC regarding an initial public offering of its common stock. Viasystems Group, Inc. estimates that if the offering is completed, the net proceeds of the initial public offering will be $250.7 million and such proceeds would be used for business expansion in China, to redeem a portion of the notes, to redeem a portion of Viasystems Group’s class A junior preferred stock and to repay a portion of the tranche B term loan and accrued interest under our senior credit facility.

The Reorganization

      The telecommunications and networking industries experienced a dramatic economic downturn during 2001 and 2002, which had a significant adverse impact on our sales and cash flow, and ultimately impeded our us from servicing our long-term debt. As a consequence, after reviewing our business and prospects, our board of directors concluded that the long-term interests of our business and of our and Viasystems Group creditors and equity holders would be best served by a consensual restructuring implemented under chapter 11 of the Bankruptcy Code for the purpose of reducing our debt and strengthening our balance sheet. On October 1, 2002, we and Viasystems Group filed a consensual prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, which was confirmed on January 14, 2003, and was consummated on January 31, 2003. In connection with the Reorganization, we and Viasystems Group extinguished approximately $716.6 million of indebtedness in exchange for approximately 4.3 million shares of Viasystems Group class B senior convertible preferred stock with an aggregate liquidation preference of $53.7 million, approximately 1.2 million shares of Viasystems Group class A junior preferred stock with an aggregate liquidation preference of $120.1 million and approximately 20.7 million shares of Viasystems Group common stock. Also in connection with the Reorganization, all of Viasystems Group then outstanding preferred stock and common stock was cancelled, in the case of the preferred stock, in exchange for warrants to purchase Viasystems Group’s common stock.

      Our senior secured indebtedness was restructured in connection with the reorganization under a new senior credit facility providing for term loans of approximately $447.9 million and revolving credit loans of approximately $51.3 million.

Critical Accounting Policies and Estimates

      Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, net sales and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis we evaluate our estimates, including:

•	allowance for bad debts;

•	valuation and recoverability of inventory;

•	amortization periods;

•	recoverability of long-term assets, intangible assets and goodwill;

•	income taxes; and

•	foreign currency translation.

      We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      Revenue Recognition

      We recognize revenue when all of the following criteria are satisfied:

•	risk of loss and title transfer to the customer;

•	the price is fixed and determinable; and

•	collectibility is reasonably assured.

Sales and related costs of goods sold are included in income when goods are shipped to the customer in accordance with the delivery terms, except in the case of vendor managed inventory arrangements, whereby sales and the related costs of goods sold are included in income when goods are taken into production by the customer. Product returns are recorded based on historical trend rates.

      Accounts Receivable

      We perform ongoing credit evaluations of our customers and we adjust credit limits based upon each customer’s payment history and current creditworthiness, as determined by credit information available at that time. We continuously monitor collections and payments from our customers and we maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. While such losses have historically been within our expectations and the provisions established, if the condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

      Inventories

      We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of the inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those historically experienced or projected by us, additional inventory writedowns may be required.

      Valuation of Goodwill and Other Intangible Assets

      We assess the impairment of goodwill and other identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important that could trigger an impairment review include, but are not limited to, the following:

•	significant underperformance relative to historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and

•	significant negative industry or economic trends.

      When we determine that the carrying value of goodwill and other intangible assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment bases on a projected discounted cash flow method using a discount rate determined by us to be commensurate with the risk inherent in our current business model.

      In 2002, Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, became effective, and as a result, we have ceased to amortize goodwill. In lieu of amortization, we are required to perform an annual impairment review of our goodwill. Goodwill is tested annually during the fourth quarter of each fiscal year and when events or circumstances occur indicating possible impairment.

      Income Taxes

      We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. While we have considered future taxable income and ongoing prudent, feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the net deferred tax assets would be charged to income in the period such determination was made. Likewise, should we determine that we would be able to realize our deferred tax assets in the future in excess of its net recorded amount, an adjustment to the net deferred tax asset would increase income in the period such determination was made.

      Foreign Currency Translation

      Local currencies have been designated as the functional currency for our foreign subsidiaries. Accordingly, assets and liabilities of most foreign subsidiaries are translated at the rates of exchange in effect at the balance sheet date. Income and expense items of these subsidiaries are translated at the weighted average monthly rates of exchange. The resultant translation gains and losses are reported in other comprehensive income. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in other expense (income) in the consolidated statement of operations.

      Restructuring, Impairment Charges and Losses on the Dispositions of Assets

      2001

      In 2001, we closed four facilities (Richmond, Virginia; San German, Puerto Rico; Orange County, California; and one facility in San Jose, California) and took a restructuring charge of $202.7 million. All of the manufacturing activities related to these facilities were consolidated into our other facilities. Additionally, we downsized eight facilities (Milford, Massachusetts; Juarez, Mexico; Milwaukee, Wisconsin; Coventry, England; Ballynahinch, United Kingdom; Terni, Italy; Echt, the Netherlands; and St. Louis, Missouri) and took a restructuring charge of $78.7 million.

      2002

      In 2002, we either closed or disposed of fourteen facilities (Milford, Massachusetts; San Jose, California; Seattle, Washington; Ballynahinch, United Kingdom; Columbus, Ohio; Sao Paulo, Brazil; Granby, Quebec; Boldon, United Kingdom; Portland, Oregon; Rouen, France; Terni, Italy; Spartanburg, South Carolina; Skive, Denmark; and the Plastics division of NC&S located in Coventry, United Kingdom) and took a restructuring charge of $37.5 million. Additionally, in 2002 we either downsized or incurred impairment charges in respect of five facilities (Juarez, Mexico; Milwaukee, Wisconsin; Coventry, United Kingdom; Richmond, Virginia; and St. Louis, Missouri) at a cost of $15.2 million. Also during 2002, we began marketing for sale our Portland, Oregon facility, and as a result, the net assets related to the facility were written down to their expected fair value of $1.5 million resulting in an impairment charge of $21.4 million. Net of reversals for other restructuring charges, Portland’s total restructuring and impairment charge was $20.8 million for the year ended December 31, 2002.

      2003

      During the quarter ended June 30, 2003, an impairment charge of $6.6 million was recorded to write down the assets held for sale related to the Richmond, Virginia printed circuit board fabrication facility, to an offer price received by us for the property by a third party. This transaction ultimately failed to close. We continue to actively market this property.

      During the quarter ended September 30, 2003, a restructuring charge of $0.8 million related to the downsizing of the Montreal, Quebec printed circuit board fabrication facilities. The charge related to personnel and severance for 47 employees who were terminated during the quarter. In addition, in connection with the closure of the Granby, Quebec printed circuit board fabrication facility in 2002, we also recorded an asset impairment charge of $0.4 million to write down to fair value the assets being held for sale related to the operation. We are actively marketing this property.

      Over the past several years, beginning in 2001, the telecommunications and computer industry has experienced a significant economic downturn. Due to this downturn we have closed and restructured numerous plants under the belief that this downturn was temporary and the cost structure had to be reduced in light of the market’s decreased demands. To compound the negative impact of such downturn, the U.S. dollar (USD) weakened during the second half of 2003. This weakening caused the cost of certain local currencies (primarily the Canadian dollar and the Euro) to increase. As our costs are primarily in local currencies and our sales are primarily in USD, our cash flows have been negatively impacted. It was not until the budgeting process that occurred in the fourth quarter of 2003 that we concluded that the cash flows at Echt, the Netherlands and Montreal, Quebec would be impacted beyond the near term. In addition, due to business conditions at our Milwaukee, Wisconsin facility, we expect such facility to fail to generate meaningful, if any, cash flow in the foreseeable future.

      As these facilities are strategic to our overall business plan, it is not economically feasible to downsize or close these facilities. Therefore, the expected future cash flows of the facilities were reviewed under the provisions of SFAS No. 144 resulting in an impairment charge under the pronouncement.

      Identifiable Intangibles

      In connection with our annual impairment testing required by SFAS No. 142, impairment was recognized on our intangible assets. When we acquired both Echt and Montreal, the excess purchase price was allocated to goodwill, developed technologies and assembled workforce. Due to rapid technological changes as well as strategic decisions to migrate from western world manufacturing facilities to China-based manufacturing facilities, it became apparent that the remaining developed technologies balances, of $4.4 million for Montreal and $3.4 million for Echt, were impaired and should be written off.

      As part of acquiring numerous printed circuit board assembly facilities, we were required to buy a license from the Lemelson Medical, Education & Research Foundation, Limited Partnership which is required in the inspection process of this product. This license was capitalized as an intangible and was being amortized over its life. On January 26, 2004, a U.S. District Court in Las Vegas ruled the 14 patents asserted by the Lemelson Partnership were invalid and unenforceable. Therefore as part of this analysis, we wrote off $1.4 million related to this license. In addition, in assessing the fair value of our reporting units, a goodwill impairment charge of $0.2 million was recognized at our Milwaukee facility.

      Fixed Assets

      In connection with our future cash flow analysis of SFAS 144, it was determined that the fixed asset groupings at Echt, Montreal, and Milwaukee were impaired. We utilized recent auction prices or appraisals for similar equipment and buildings as a basis for the fair value of the individual pieces of equipment and buildings at Echt, Montreal, and Milwaukee which were written down by $29.1 million, $12.3 million and $8.6 million, respectively.

      Below is a table summarizing restructuring and impairment charges and losses on the dispositions of assets for the years ended December 31, 2001, 2002 and 2003. Such dispositions are collectively referred to as the “Plant Rationalizations.” A detailed discussion of these restructuring and impairment charges and losses on the dispositions of assets is set forth in our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended December 31,

	2001	2002	2003

	(In thousands)
Restructuring and Impairment Charges:
Personnel and severance	$43,852	$11,458	$827
Lease and other contractual commitments	12,957	7,701	—
Other	2,965	1,347	—
Asset impairments	221,600	32,191	66,382

Total	$281,374	$52,697	$67,209

Losses on dispositions of assets, net	$—	$85,531	$1,226

Results of Operations

      The following table sets forth statement of operations data expressed as a percentage of net sales for the periods indicated:

	Year Ended December 31,

	2001	2002	2003

Net sales	100%	100%	100%
Operating expenses:
Cost of goods sold, exclusive of items shown separately below	86	81	80
Selling, general and administrative	8	10	9
Depreciation	7	9	9
Amortization	4	2	—
Write-off of amounts due from affiliates	12	—	—
Restructuring and impairment charges	23	6	9
Losses on dispositions of assets, net	—	10	—

Operating loss	(40)	(18)	(7)
Other expenses (income):
Interest expense, net	8	10	4
Amortization of deferred financing costs	—	1	—
Reorganization items:
Reorganization expenses	—	3	7
Loss from debt forgiveness	—	—	—
Other expense (income), net	—	—	1

Loss before income taxes	(48)	(32)	(19)
Income taxes	—	—	—

Net loss	(48)%	(32)%	(19)%

      Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Net sales for the year ended December 31, 2003 were $751.5 million, representing a $112.5 million or 13.0% decrease from the same period in 2002. The decrease was primarily a result of the facilities we shuttered or disposed of during 2002. In 2002, such shuttered or disposed of facilities accounted for net sales of $153.2 million. Had we excluded the operations that were shuttered or disposed of in 2002, net sales for the year ended December 31, 2002 would have been $710.8 million. Excluding such shuttered or disposed of facilities, our net sales increased for the year ended December 31, 2003 by $40.7 million, or 5.7%.

      Cost of goods sold for the year ended December 31, 2003 was $597.5 million, or 79.5% of net sales, compared to $697.8 million, or 80.8% of net sales, for the year ended December 31, 2002. Cost of goods sold as a percent of net sales decreased primarily as a result of increased printed circuit board sales, which carry a higher gross margin than our other products, as a percent of total sales and cost reduction actions implemented during 2002, partially offset by the negative effect of the strengthening of the Canadian dollar and Euro.

      Selling, general and administrative expenses for the year ended December 31, 2003 decreased by $22.7 million, from $88.2 million for the year ended December 31, 2002, to $65.5 million for the same period of 2003. These costs decreased primarily due to the elimination of these expenses in connection with the Plant Rationalizations and additional cost reduction activities implemented during 2002 and 2003. Included in the selling, general and administrative expenses for the year ended December 31, 2003 is $1.3 million relating to stock option compensation expense.

      Depreciation and amortization decreased $21.5 million, from $90.6 million for the year ended December 31, 2002, to $69.1 million for the same period of 2003, primarily due to the intangibles and fixed assets disposed of or written off in connection with the Plant Rationalizations.

      Interest expense decreased $52.2 million, from $81.9 million for the year ended December 31, 2002, to $29.7 million for the same period of 2003, due to lower overall debt balances as a result of the effects of the Reorganization.

      Amortization of deferred financing costs decreased $4.9 million for the year ended December 31, 2003, compared to the same period in 2002. On January 31, 2003, in connection with the consummation of the Reorganization, we wrote off the deferred financing fees related to debt which was cancelled or exchanged.

      Other expense (income) changed by $7.8 million, from income of $0.9 million for the year ended December 31, 2002, to expense of $6.9 million for the same period in 2003. The change was primarily due to a $7.7 million expense incurred in connection with a contract settlement with one of our customers related to one of the facilities we closed as part of the Plant Rationalizations.

      Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Net sales for the year ended December 31, 2002 were $864.0 million, representing a $342.5 million, or 28.4% decrease, from the same period in 2001. The decrease was primarily a result of continued weakness in sales to North American and European telecommunication and networking customers offset by increased sales to our automotive, consumer and industrial/instrumentation customers.

      Cost of goods sold for the year ended December 31, 2002 was $697.8 million, or 80.8% of net sales, compared to $993.6 million, or 82.4% of net sales (excluding one-time write-offs of inventory totaling $49.3 million related to operational restructurings implemented in 2001), for the year ended December 31, 2001. Cost of goods sold as a percent of net sales decreased as a result of an increase in printed circuit board sales, which carry a higher gross margin than our other products, as a percent of total sales and cost reductions realized during 2002, partially offset by lower absorption of our fixed overhead cost in our facilities throughout North America and Europe due to lower demand from our key telecommunication and networking customers.

      Selling, general and administrative expenses for the year ended December 31, 2002 of $88.2 million decreased by $8.6 million versus the comparable period in 2001. These costs decreased primarily due to cost reduction and restructuring activities implemented during 2001 and 2002.

      Depreciation and amortization decreased $35.7 million, from $126.3 million for the year ended December 31, 2001, to $90.6 million for the same period of 2002, primarily due to the implementation of SFAS No. 142, whereby, effective January 1, 2002, goodwill and indefinite lived intangibles are no longer amortized and due to the fixed assets disposed of in connection with the 2001 and 2002 restructuring and impairment activity.

      Interest expense decreased $15.3 million, from $97.2 million for the year ended December 31, 2001, to $81.9 million for the same period of 2002. The decrease in interest expense was primarily due to the fact that on October 1, 2002 we and Viasystems Group, Inc. each filed, together with a prepackaged plan of reorganization, a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. As of that date, we stopped accruing interest on the pre-petition senior subordinated notes.

      During the year ended December 31, 2002, we incurred reorganization expenses totaling $22.5 million primarily related to professional and bank fees and expenses related to an issuance of a promissory note by us to the Secretary of State for Trade and Industry of the United Kingdom.

      Amortization of deferred financing costs increased $1.0 million from $4.0 million for the year ended December 31, 2001, to $5.0 million for the same period in 2002 due to amortization of deferred financing fees related to amendments to our senior credit facility during 2002.

      Other expense (income) changed by $1.8 million, from expense of $0.9 million for the year ended December 31, 2001, to income of $0.9 million for the same period in 2002. The decrease primarily related to foreign currency transaction gains recognized during the year ended December 31, 2002.

Cash Flow

      Net cash provided by operating activities was $48.4 million for the year ended December 31, 2003, compared to $8.8 million for the same period in 2002. The increase in cash provided by operating activities relates primarily to reduced interest payments resulting from the effects of the Reorganization.

      Net cash used in investing activities was $47.0 million for the year ended December 31, 2003, compared to $23.8 million for the year ended December 31, 2002. The net cash used in investing activities for the year ended December 31, 2003 related primarily to capital expenditures in Asia. The net cash used in investing activities for the year ended December 31, 2002 related to capital expenditures of $29.7 million, offset by $5.9 million of cash received from the sale of businesses.

      Net cash used in financing activities was $15.0 million for the year ended December 31, 2003, compared to net cash provided by financing activities of $66.9 million for the same period in 2002. The net cash used in financing activities for the year ended December 31, 2003 related principally to repayments under the senior credit facility, offset by the proceeds from our senior subordinated notes offering. The net cash provided by financing activities for the year ended December 31, 2002 related principally to borrowings of revolving loans under the senior credit facility partially offset by financing fees of $3.2 million paid related to the amendments to our senior credit facility.

      Net cash provided by operating activities was $8.8 million for the year ended December 31, 2002, compared to $47.9 million for the same period in 2001. The decrease in cash provided by operating activities relates to payments made for 2002 restructuring activities and timing of collection of receipts, from certain major customers, partially offset by timing of payments to vendors.

      Net cash used in investing activities was $23.8 million for the year ended December 31, 2002, compared to $89.4 million for the year ended December 31, 2001. The net cash used in investing activities for the year ended December 31, 2002 related to capital expenditures of $29.7 million in Asia, offset by $5.9 million of cash received from the sale of businesses. The cash used in investing activities for the twelve months ended December 31, 2001 was $89.4 million, of which $78.8 million was related to capital expenditures with the remainder related to two small acquisitions.

      Net cash provided by financing activities was $66.9 million for the year ended December 31, 2002 compared to $31.1 million for the same period in 2001. The net cash provided by financing activities for the year ended December 31, 2002 related principally to borrowings of revolving loans under our senior credit facility partially offset by financing fees of $3.2 million paid related to the amendments to the senior credit facility. The net cash provided by financing activities for the year ended December 31, 2001 related principally to borrowings of revolving and term loans under our previous senior secured credit facility and borrowings related to our then outstanding senior unsecured notes, partially offset by payments made for the chips loan notes, other long-term obligations and financing fees.

Financing Arrangements

      Concurrently with the consummation of the Reorganization, we entered into a credit agreement among JPMorgan Chase Bank, as administrative agent, and the several banks and financial institutions party thereto, which provided for a senior credit facility consisting of a $69.4 million three-and-one-half year amortizing tranche A term loan facility, a $378.5 million five-and-one-half year amortizing tranche B term loan facility and a five-year revolving credit facility in an amount of $51.3 million (including, as a sub-facility of the revolving credit facility, a $15.0 million letter of credit facility). The net proceeds of the original notes offering were used to repay in full approximately $54.7 million outstanding under the tranche A term loan facility and to repay approximately $135.3 million of the tranche B term loan facility.

Liquidity and Capital Resources

      We emerged from bankruptcy on January 31, 2003. As a result, approximately $716.6 million of previously outstanding indebtedness was cancelled. Our subsidiaries were not part of the Reorganization. We had cash and cash equivalents of $64.2 million at December 31, 2003. There was no outstanding balance under our revolving credit facility at December 31, 2003.

      Assuming Viasystems Group completes its initial public offering described above under “Recent Events,” we anticipate making capital expenditures of approximately $100 million in 2004, of which approximately $80.0 million will be used for expansion in China. We believe that cash flow from operations and available cash on hand will be sufficient to fund our capital expenditures and other currently anticipated cash needs for the next two years. Our ability to meet those needs from cash provided by operating activities will depend on the demand for our products and services, as well as general economic, financial, competitive and other factors, many of which are beyond our control. We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available under our senior credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund other liquidity needs. We may need to refinance all or a portion of this indebtedness, including the notes, on or before their maturity. We cannot assure you that we will be able to refinance any of this indebtedness, including the senior credit facility and the notes, on commercially reasonable terms or at all. The following table provides our consolidated debt and our capital and operating lease payments as of December 31, 2003.

		Less			More
		Than	1 - 3	4 - 5	Than
Contractual Obligation	Total	1 Year	Years	Years	5 Years

	(In millions)
Senior credit facility	$242.4	$—	$—	$242.4	$—
Senior subordinated notes	200.0	—	—	—	200.0
Other promissory notes	12.5	—	—	—	12.5
Capital lease and government grant	1.3	0.9	0.3	0.1	—
Operating leases	19.7	4.4	6.4	4.6	4.3

Total contractual obligations	$475.9	$5.3	$6.7	$247.1	$216.8

In addition, we had stand-by letters of credit of $1.3 million outstanding at December 31, 2003.

Net Operating Losses

      For United States federal income tax purposes we had net operating loss carryforwards, or NOLs, amounting to approximately $766.8 million as of December 31, 2003. These NOLs have been reduced by approximately $95.9 million to reflect the offset against the NOLs of cancellation of indebtedness income we recognized as a result of open market purchases of an aggregate principal amount of $171.1 million of our indebtedness at a discount during 2002 by Hicks Muse. Additionally, these NOLs have been reduced by $215.8 million to reflect cancellation of indebtedness income recognized as a result of the Reorganization.

      These NOLs expire in 2018 through 2021 if not utilized before then to offset taxable income. Section 382 of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder impose limitations on the ability of corporations to use NOLs if the corporation experiences more than a 50% change in ownership during certain periods. We believe an ownership change occurred in January 2003 in connection with the Reorganization. As a consequence, the utilization of our NOLs is limited pursuant to Section 382 to approximately $19.7 million per year (except to the extent we recognize certain gain built in at the time of the ownership change), with any unused portion carried over to succeeding years. Further changes in ownership in future periods could, in combination with other events, result in an ownership change, which could substantially restrict our ability to utilize our tax net operating loss carryforwards, including even tax losses recognized after January 2003 and prior to such subsequent ownership change. There can be no assurances that such an ownership change will not occur in the future. In addition, as of December 31, 2003 we had NOLs of $41.7 million in Hong Kong, $13.4 million in the United Kingdom, $78.6 million in Luxembourg, $76.0 million in Canada and $62.9 million in the Netherlands. These NOLs carry forward indefinitely, other than the Canadian NOLs which expire in 2007 through 2010.

Backlog

      We estimate that our backlog of unfilled orders on December 31, 2002 and on December 31, 2003 was approximately $121.1 million and $154.3 million, respectively. The increase in backlog from December 31, 2002 was primarily due to increased customer demand primarily at our Chinese printed circuit board facilities and our Americas wire harness business. Because unfilled orders may be cancelled prior to delivery, the backlog outstanding at any point in time is not necessarily indicative of the level of business to be expected in the ensuing period.

Recently Adopted Accounting Pronouncements

      In October 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations, to be effective for all fiscal years beginning after June 15, 2002, with early adoption permitted. SFAS No. 143 provides for the fair value of a liability for an asset retirement obligation covered under the scope of SFAS No. 143 to be recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability would be accreted to its present value, and the capitalized cost would be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or incur a gain or loss upon settlement. The adoption of SFAS No. 143 did not have a material impact on our results of operations or financial position.

      In April 2002, the FASB issued SFAS No. 145, Gain or Loss on Early Extinguishment of Debt, to be effective for fiscal years beginning after May 15, 2002, with immediate effectiveness for certain transactions occurring after May 15, 2002, with overall early adoption permitted. SFAS No. 145 among other things, eliminated the prior requirement that all gains and losses from the early extinguishment of debt be classified as an extraordinary item. Upon adoption of SFAS No. 145, gains and losses from the early extinguishment of debt are now classified as an extraordinary item only if they meet the “unusual and infrequent” criteria contained in Accounting Principles Bulletin (APB) No. 30. In addition, upon adoption of SFAS No. 145, all gains and losses from the early extinguishment of debt that had been classified as an extraordinary item are to be reassessed to determine if they would have met the “unusual and infrequent” criteria of APB No. 30; any such gain or loss that would not have met the APB No. 30 criteria are retroactively reclassified and reported as a component of income before extraordinary item. As required by SFAS No. 145, we recorded a gain of $0.7 million on early extinguishment of capital leases related to the closure of our San Jose, California facilities. The gain was recorded in other expense, net for the three months ended September 30, 2002. Also, the loss on early extinguishment of debt recorded in 2000 was reclassified from an extraordinary item to a component of other expense in the consolidated statements of operations.

      In June 2002, FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, to be effective for exit or disposal activities initiated after December 15, 2002 with early adoption encouraged. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. This Statement applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144. This Statement does not apply to costs associated with the retirement of a long-lived asset covered by SFAS No. 143. The adoption of SFAS No. 146 did not have a material impact on our financial position or results of operations.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 became effective for us in fiscal year 2003 and is effective for interim periods in fiscal year 2004.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of these instruments were previously classified as temporary equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. For financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption, transition shall be achieved by reporting the cumulative effect of a change in accounting principle by initially measuring the financial instruments at fair value or other measurement attribute required by SFAS No. 150. On November 5, 2003, the FASB deferred the provisions of SFAS No. 150 as they apply to certain mandatorily redeemable non-controlling interests. Instruments with characteristics of both liabilities and equity not addressed in SFAS No. 150 may be addressed in Phase 2 of the FASB’s Liabilities and Equity project. The adoption of SFAS No. 150 did not have a material impact on our financial position or results of operations.

      In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. FIN No. 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN No. 45 are applicable for financial statements of interim periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material impact on our results of operations or financial position.

      In May 2003, the EITF released Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple generating activities. Specifically, EITF No. 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. It also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF No. 00-21 applies to all deliverables within contractually binding arrangements in all industries under which a vendor will perform multiple revenue-generating activities, with some exceptions noted. EITF No. 00-21 is effective for revenue generating arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. The adoption of EITF No. 00-21 did not have a material impact on our financial position or results of operations.

Recently Issued Accounting Pronouncements

      In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation of business enterprises (variable interest entities) to which the usual condition of consolidation does not apply. This interpretation focuses on financial interests that indicate control. It concludes that in the absence of clear control through voting interests, a company’s exposure (variable interest) to the economic risks and potential rewards from the variable interest entity’s assets and activities are the best evidence of control. Variable interests are rights and obligations that convey economic gains or losses from changes in the values of the variable interest entity’s assets and liabilities. Variable interests may arise from financial instruments, service contracts, nonvoting ownership interests and other arrangements. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary would be required to include assets, liabilities and the results of operations of the variable interest entity in its financial statements. This interpretation applies immediately to variable interest entities that are created, or for which control is obtained after, January 31, 2003.

      In December 2003, the FASB published a revision to FIN No. 46 to clarify some of the provisions and to exempt certain entities from its requirements. Under the new guidance, special effective date provisions apply to enterprises that have fully or partially applied FIN No. 46 prior to issuance of the revised interpretation. Otherwise, application of Interpretation No. 46R (FIN No. 46R) is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than business issuers, for all other types of variable interest entities other than special purpose entities is required in financial statements for periods ending after March 15, 2004.

      We do not have interests in structures commonly referred to as special purpose entities. We will apply FIN No. 46R beginning with the fourth fiscal quarter of 2004. Adoption of FIN No. 46R is currently not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

      In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends SFAS No. 133 by requiring that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and must be applied prospectively. We do not expect the adoption of SFAS No. 149 to have a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

      Interest Rate Risk

      At December 31, 2003, approximately $242.4 million of our long-term debt, specifically borrowings outstanding under our senior credit facility, bore interest at variable rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a two-percentage point increase in the average interest rate under these borrowings, it is estimated that our interest expense for the year ended December 31, 2003 would have increased by approximately $4.8 million. In the event of an adverse change in interest rates, management would likely take actions that would mitigate our exposure to interest rate risk; however, due to the uncertainty of the actions that would be taken and their possible effects, this analysis assumes no such action. Further, this analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

      Foreign Currency Risk

      We conduct our business in various regions of the world, and export and import products to and from several countries. Our operations may, therefore, be subject to volatility because of currency fluctuations. Sales and expenses are frequently denominated in local currencies, and results of operations may be affected adversely as currency fluctuations affect our product prices and operating costs or those of our competitors. From time to time, we enter into foreign exchange forward contracts to minimize the short-term impact of foreign currency fluctuations. We do not engage in hedging transactions for speculative investment reasons. Our hedging operations historically have not been material and gains or losses from these operations have not been material to our cash flows, financial position or results from operations. There can be no assurance that our hedging instruments will eliminate or substantially reduce risks associated with fluctuating currencies. There were no foreign currency hedge instruments outstanding at December 31, 2003.

BUSINESS

Our Company

      Except as otherwise required by the context, references to “Viasystems,” “the company,” “we,” “us,” and “our” refer to the combined business of Viasystems, Inc., a Delaware corporation, and its subsidiaries. We are a wholly-owned subsidiary of Viasystems Group, references to which are also contained in this prospectus.

      We are a leading worldwide provider of complex multi-layer printed circuit boards, wire harnesses and electro-mechanical solutions. Our products are used in a wide range of applications, including automotive dash panels and control modules, major household appliances, data networking equipment, telecommunications switching equipment and complex medical and technical instruments. We have 15 facilities in five countries around the world, which are strategically located to maximize the benefits delivered to our customers and to optimize our operations. Our facilities in North America and Europe offer technologically advanced products and services, while our facilities in China and Mexico offer high-quality, high-volume production at low costs. We employ best practices among our globally integrated facilities to actively migrate technology from North America and Europe to China and Mexico. Approximately 92% of our employees are located in six facilities in China and four facilities in Mexico.

      We are a supplier to over 200 original equipment manufacturers, or OEMs, in numerous end markets, including industry leaders Alcatel SA, Bosch Group, Cisco Systems, Inc., Delphi Corp., Electrolux AB, General Electric Company, Huawei Technologies, Lucent Technologies, Inc., Maytag Corporation, Siemens AG, Sun Microsystems, Inc. and Whirlpool Corporation. We are also a supplier to electronic manufacturing services, or EMS, providers and have developed strategic alliances with leaders such as Celestica, Inc. and Solectron Corporation to supply them with our products.

      Since 2001, we have streamlined our business to focus on printed circuit boards, wire harnesses and electro-mechanical solutions, and we have significantly diversified our end markets and customer base. For the year ended December 31, 2003, we generated total net sales of $751.5 million, which were distributed among the following industries: consumer (32.2%), automotive (24.2%), telecommunications (19.7%), computer/data communications (14.1%) and industrial/instrumentation (9.8%). Of these sales, $373.3 million, or 49.7% of the total, came from the fabrication of printed circuit boards, $288.0 million of which were produced in China. The remaining $378.2 million, or 50.3% of net sales, were generated from our wire harness and electro-mechanical solutions businesses, $305.3 million of which were attributed to production in China and Mexico.

      We believe that a key driver for our business will be the expected growth in the global printed circuit board market, particularly in China. Prismark estimates that global demand for printed circuit boards will grow at approximately 6% annually through 2005. Production output in China, where we believe we are currently the largest manufacturer of printed circuit boards, is expected to grow at an annual rate of 21% through 2006, according to N.T. Information. Our China operations currently produce 24-layer printed circuit boards in volume and have the capability to produce printed circuit boards up to 36 layers.

      Our printed circuit board facilities in Canada and Europe, which we believe are among the technology leaders in their respective markets, have the ability to produce highly complex printed circuit boards up to 62 layers. Our installed base of available capacity at these facilities positions us to benefit from increasing demand for complex printed circuit boards at low-to-mid-level production volumes in Canada and Europe. In addition, we believe we are the industry leader in migrating technologically complex printed circuit boards and advanced manufacturing processes from the western world to high-volume production in China.

      Our business should also benefit from the continued growth of the wire harness industry. We believe we are the leading supplier of wire harnesses and cable assemblies to North American manufacturers of major appliances, with an estimated 57% market share, and one of the largest manufacturers of these products in the world. According to the Association of Home Appliance Manufacturers, for the period from 1982 through 2002, North American production of major appliances grew at an annualized rate of

4.4%. In order to leverage our North American leadership position and participate in the growth of the production of major appliances in China, we recently opened a wire harness operation on one of our Chinese manufacturing campuses. This facility in China should position us to participate in the growth of the Chinese appliance industry and the ongoing migration of wire harness production from North America to Asia.

      We target the sale of electro-mechanical solutions to our strategic printed circuit board and wire harness customers as well as to our OEM customers based in China. Our broad offering of electro-mechanical solutions includes custom and standard metal enclosures, backpanel assembly, printed circuit board assembly and final system assembly and testing. These products and services generally are bundled with either our printed circuit boards and/or wire harnesses to provide an integrated solution. Our electro-mechanical solutions are provided from three facilities in China and one each in Mexico and the United States. The demand for electro-mechanical solutions in our target market, China, is expected to grow at a 30% annual rate through 2006, according to iSuppli.

      We and our parent, Viasystems Group, completed a reorganization in January 2003 that improved our asset base, profitability and operating flexibility and reduced the level of debt on our balance sheet. Since April 2001, we have conducted an extensive review of our operations and closed or sold 20 under-performing or non-strategic facilities.

Our Industry

      Printed Circuit Boards

      Printed circuit boards serve as the foundation for almost all electronic equipment, providing the circuitry and mounting surfaces necessary to interconnect discrete electronic components, including integrated circuits, capacitors and resistors. A printed circuit board consists of a pattern of electrical circuitry etched from copper and laminated to a board made of insulating material, thereby providing an electrical interconnection between the components mounted onto it. According to Prismark, the global market for printed circuit boards was approximately $30 billion in 2003, down from approximately $41 billion in 2000. Prismark estimates that from 1986 to 2000, the global market for printed circuit boards grew at an annual compound rate of 7% and that it is now expected to grow at approximately 6% annually through 2005. In addition, N.T. Information expects China’s printed circuit board manufacturing output to increase at an average annual rate of 21% through 2006.

      Wire Harnesses and Cable Assemblies

      Wire harnesses are used in major appliances to connect motors, pumps, switches and other control devices to a central point at which power is delivered. Our management estimates that the global market for major appliance wire harnesses in 2001 totaled approximately $2 billion, of which North America represented approximately $350 million. The North American and European major appliance industries are distinguished from their global peers by a higher degree of product complexity and a broader array of features and designs, increasing the complexity of wire harnesses used in the North American and European markets. Sales of wire harnesses in North America are proportionate to the sales of major appliances. The Association of Home Appliance Manufacturers reports that North American production of major appliances grew at an annualized rate of 4.4% from 1982 through 2002.

      Electro-Mechanical Solutions

      Companies that provide electro-mechanical solutions offer a wide variety of products and services, such as standard and custom metal enclosures, backpanel assemblies, printed circuit board assemblies and full system assembly and testing. Manufacturing Market Insider estimates that the global EMS industry, which includes electro-mechanical solutions as one of its segments, will experience annualized organic growth at a rate of 10% through 2007. According to iSuppli, the demand for electro-mechanical solutions in China is expected to grow at a 30% annual rate through 2006.

Industry Trends

      We believe there are a number of important industry trends that have benefited us in the past and will continue to benefit us in the future. These trends include:

      Manufacturing Migration to China

      China has emerged as an increasingly important presence in global electronics manufacturing. China’s combination of technological advancements, product quality, low labor costs, domestic market growth and favorable export policies has attracted significant foreign capital investment. OEM customers and their major EMS providers are driving the expansion of the electronics supply chain in China.

•	Printed Circuit Boards. According to Prismark, since its peak in 2000, global printed circuit board capacity has decreased by more than 25% in North America and 28% in Europe. We believe these capacity eliminations are in large part permanent, primarily because many western world producers had uncompetitive cost structures relative to China and/or lacked the expertise to compete with technology leaders in North America and Europe. Although western markets have contracted, N.T. Information Ltd. reports that printed circuit board production in China increased by 55%, from $2.9 billion in 2001 to $4.5 billion in 2003, and is expected to increase at an average annual rate of 21% through 2006.

•	Wire Harness. Just as the North American major appliance OEMs initiated a move to Mexico in the 1990s to source low-cost wire harnesses, a second migration to Asia has begun. We expect this migration to continue as North American wire harness suppliers expand into China to maintain current business and to seek a share of the growing appliance industry in the domestic Chinese market.

      Growth in China’s High Technology Printed Circuit Board Manufacturing Industry

      PCI Quarterly Report estimates that global production of printed circuit boards with layer counts of 14 and above will increase at an annualized rate of 10% from 2003 through 2007. According to PCI Quarterly, China is the fastest growing producer of high technology printed circuit boards. Chinese manufacturers in this 14-layer and above segment of the printed circuit board market are expected to see their production increase at an annualized rate of 55%, while U.S.-based producers are forecasted to achieve a 5% annualized increase. From 2003 to 2007, PCI Quarterly forecasts that Chinese producers’ share of the global high technology printed circuit board marketplace will increase from 3% to 16%, while U.S. producer market share will decrease from 70% to 59%.

      Increasing Requirement for Global Capabilities

      Numerous OEMs are focused on expanding their business operations globally to capitalize on geographic markets that are experiencing high rates of growth and/or have low production costs. As a result, OEMs are requiring suppliers to operate in these new markets to maintain the existing relationship and obtain new business. We believe OEMs favor suppliers that can leverage globally integrated facilities and capabilities to deliver low-cost, high-quality products worldwide. At the same time, OEMs are reducing the number of printed circuit board suppliers on which they rely, presenting a business opportunity for those companies that can meet their global requirements.

      Improving Global Printed Circuit Board Market Conditions

      Since mid-2003, demand for printed circuit boards across a wide range of industries has increased substantially, resulting in above-parity book-to-bill ratios, increased lead times, and higher rates of capacity utilization. The book-to-bill ratio for the North American printed circuit board industry, which is a proxy for global printed circuit board demand, has been above parity every month since June 2003, according to IPC. Henderson Ventures reports that U.S. industry lead times increased by 54% during 2003 and that U.S. printed circuit board capacity utilization averaged 82% in the fourth quarter of 2003, compared with

63% in the fourth quarter of 2002. Asian printed circuit board capacity utilization was above 90% during the fourth quarter of 2003.

      Increasing Complexity and Content of Electronic Equipment

      The increasing complexity of electronic equipment, especially in the networking and telecommunications infrastructure segments, necessitates highly sophisticated printed circuit boards and backplanes that can meet the operating requirements of the new technology. The need for greater signal speed and integrity within the new data architectures requires more complex materials and more exacting specifications than ever before. We believe that only those manufacturers that make the necessary investments in technology and equipment will be able to compete effectively in the market for high-end printed circuit boards and backplanes.

      The increasing electronic content of mainstream products, such as automobiles and household appliances, has also boosted demand for printed circuit boards. For example, automotive manufacturers have increased the electronic content of automobiles in response to mounting regulatory and market pressure to offer increased safety, better fuel economy and lower emissions as well as due to growing demand for optional features such as video display, electronic braking and telematic systems.

Our Competitive Strengths

      We believe that the following factors are instrumental to our success:

      Leading Positions in Attractive and Diverse End Markets

      Our competitive position and opportunities for growth are driven by our leadership in attractive end markets. We believe that our strategic decision to reduce our dependence on any one customer or end market should result in more stable operating profitability and cash flow. We capitalize on the following competitive advantages:

•	Product Leadership. We benefit from our strong competitive positions in key market segments and geographic regions. In addition to being the largest manufacturer of printed circuit boards in China, we believe we are the largest supplier of printed circuit boards to the global automotive industry and the largest supplier of wire harnesses to the North American appliance industry. Our scale and product capabilities allow us to realize manufacturing efficiencies and to continually invest in new technologies to meet the increasing demands of our customers.

•	Diverse End-User Markets. For the year ended December 31, 2003, our net sales were generated from the following industries: consumer (32.2%), automotive (24.2%), telecommunications (19.7%), computer/data communications (14.1%) and industrial/instrumentation (9.8%). In 2000 and 2001, 55.7% and 47.6% of our net sales, respectively, were attributed to the telecommunications market. Responding to substantially reduced demand from the telecommunications market beginning in 2000, we targeted a diverse set of markets for our products and services. From 2000 to 2003, we increased our net sales in the automotive, consumer and industrial/instrumentation markets by approximately 25%.

•	Broad Customer Base and Strong Customer Relationships. We have solidified our customer relationships by providing our customers with high-quality products and services from the design phase through volume production. Our end-user diversity results in a balanced customer list, with our five largest customers constituting 44.8% of 2003 net sales and our ten largest customers contributing 72.4% of 2003 net sales. In 2000 and 2001, our largest customer represented approximately 21% of our net sales, while in 2003 our largest customer represented only 12.1% of net sales. We supply over 200 customers, including leading manufacturers of: (1) consumer products, such as Electrolux, General Electric, Maytag and Whirlpool; (2) automotive products, such as Bosch, Delphi and Siemens; (3) telecommunication equipment, such as Alcatel, Cisco, Huawei and Lucent Technologies; (4) computer equipment/data communication, such as

Intel Corporation and Sun; and (5) industrial/instrumentation products, such as Otis Elevator Company (a subsidiary of United Technologies Corporation) and Rockwell Automation, Inc. We also supply printed circuit boards and backpanels to leading EMS providers, such as Celestica and Solectron, for their use in OEM programs.

      Our two largest served end markets, consumer and automotive, have program qualification processes that can extend up to two years. In addition, OEMs in these industries historically have a small base of external suppliers and utilize long-term supply contracts. We believe these factors provide barriers that protect our business from new competitors.

      Industry Leading Manufacturing Position in China

      According to Prismark, we are the largest manufacturer and marketer of printed circuit boards in China, with over 2.3 million square feet of manufacturing space and over 12,000 employees. We have held a leading position in the Chinese printed circuit board market since our acquisition of Kalex in 1999. Since 1999, we have invested approximately $120 million in our Chinese facilities to expand our production capacity and enhance our technological capabilities. Our experienced Chinese management and operations teams have successfully increased our outer-layer capacity by 36% and our inner-layer capacity by 71% since 2000. All printed circuit boards are built with a layering method that compresses varying numbers of inner layers between two outer layers. We have grown our inner-layer capacity faster than our outer-layer capacity in order to achieve increases in complexity and average layer count. Our Chinese facilities can produce 24-layer printed circuit boards in volume and printed circuit boards up to 36 layers. We can also produce circuit track widths as narrow as three one-thousandths of an inch as well as large format printed circuit boards in China. Approximately 31% of our 2003 printed circuit board production in China was dedicated to high technology offerings.

      We believe that the development of a greenfield plant in China with comparable capacity and capabilities to our current facilities would take three to four years and require a substantial capital investment to attain volume commercial production. Other barriers to bringing complex printed circuit board fabrication capacity on line in China include assembling an experienced management team, recruiting and housing a workforce that would likely exceed 5,000 employees, and navigating a lengthy qualification process to achieve customer and quality agency approvals. For all these reasons, our existing presence in China is a significant competitive advantage.

      Based on data compiled by The Freedonia Group, our management believes that we are the largest independent manufacturer and marketer of major appliance wire harnesses in the world. We recently established a 40,000 square foot wire harness manufacturing facility with approximately 600 employees in China to continue meeting our customers’ demands for high-quality, low-cost wire harnesses delivered globally. We are also one of the leading providers of electro-mechanical solutions in China, with over 435,000 square feet of manufacturing space and over 1,500 employees at three locations.

      Integrated Global Capabilities

      We have 15 manufacturing facilities strategically located in China, Mexico, the Netherlands, Canada and the United States. We sell our products in most leading industrialized countries through our global sales and marketing network. The effectiveness of our strategy is validated by the fact that seven of our ten largest customers in 2003 purchased multiple products and services and/or products and services in multiple manufacturing geographies. The reasons for this include our ability to:

•	meet local design and production requirements of global OEMs;

•	satisfy customer desires to migrate high technology production from western world facilities to high volume facilities in China and Mexico;

•	maintain a sales force close to OEM decision makers;

•	optimize plant production across our global footprint; and

•	maximize our purchasing power for raw materials and components.

      Our production facilities in all regions are integrated so that programs can be launched in North America or Europe and readily expanded to volume production in China and/or Mexico, providing the customer with faster time to market and the opportunity to achieve lower average unit production costs. Our competitive advantage goes beyond unit costs. Our proven commitment to quality and strong program management help to ensure that we satisfy our customers’ delivery and quality requirements. This integrated approach provides a solution that optimizes program profitability for our customers. Our ability to migrate high technology printed circuit boards from the western world to high-volume production in China makes us unique among our global competitors.

      Global Technology Leadership

      We believe we are one of the industry leaders in the manufacture of complex multi-layer printed circuit boards and custom-designed backpanel assemblies. From 2001 through 2003, we invested $156 million, including $89.4 million in China, to expand capacity with state-of-the-art equipment and to maintain our technological leadership. We believe our manufacturing facilities and processes are among the most technologically advanced in the industry.

      Our company has various proprietary technologies and process methods important to the development and production of complex printed circuit boards and backpanels. We believe that our facility in the Netherlands is, and will remain, one of the world’s most advanced printed circuit board manufacturing sites, as we continue to make the necessary investments in technology and equipment. High-end printed circuit boards and backpanels are used primarily in the telecommunications and computer equipment/data communications end markets. As these markets improve, we believe that we have a significant opportunity to capitalize on the expected growth in production volume.

      For our customers’ next generation products, we have the ability to produce printed circuit boards up to 62 layers and circuit track widths as narrow as two one-thousandths of an inch. We currently produce commercial quantities of printed circuit boards up to 48 layers and circuit track widths as narrow as three one-thousandths of an inch.

      Leading Customer Qualifications and Quality Standards

      Our quality systems are defect prevention based, customer focused and compliant to international standards. Our commitment to quality is evidenced by recent awards from Intel, Bosch, Siemens and Celestica. All of our facilities are compliant or certified to ISO 9001:2000, which specifies requirements that focus on the effectiveness of the quality management system in meeting customer requirements. In addition to ISO 9001:2000, we have facilities that are certified to ISO 14001:1996, QS 9000, TS9000 and ISO/ TS 16949.

      The attainment of ISO/ TS 16949 status qualifies us to serve the automotive printed circuit board market. This is a highly technical qualification and has been obtained by relatively few global printed circuit board manufacturers that are capable of the production volumes required by the automotive industry.

      Our Mexican wire harness operations utilize Six Sigma methodologies to maintain quality levels and control costs. During 2003, we began implementation of Six Sigma programs at our printed circuit board and wire harness operations in China. We anticipate continuing Six Sigma implementation at our Canadian and European operations during 2004.

      Our facilities are also compliant to industry and regulatory requirements including Bellcore, British Approval Board for Telecommunications (BABT), Underwriters Laboratory (UL), and Canadian Standards Association (CSA). These requirements include quality, manufacturing process controls, manufacturing documentation and supplier certification of raw materials.

      Broad Product Line and Integrated Services

      We continue to position ourselves as our customers’ leading supplier for a growing range of products and services. While each product is designed to meet a particular customer’s specifications, the processes we use to develop these products can be applied to any customer, thereby resulting in additional opportunities to expand our offering to other customers. Furthermore, we provide a full range of integrated services, from product design and development services to quick-turnaround prototyping, pre-production and medium to high volume production. By offering design and development services, we have gained early access to volume production sales opportunities, which in turn have created additional design and development and quick-turnaround prototyping sales opportunities. We believe our integrated services provide significant value to our customers by:

•	shortening their new product development cycles;

•	assisting them in meeting their time-to-market and time-to-volume requirements;

•	lowering their manufacturing costs; and

•	providing technical expertise.

      Experienced and Successful Management Team

      Our senior management team has an average of 15 years of electronics industry experience in both manufacturing and marketing positions. Individually, our senior managers have established track records of strong growth in sales and profitability utilizing various strategies, including the development of new products, the penetration of new markets and the development of new manufacturing processes. Under our team’s leadership, we have reshaped and refocused our business since the substantial reduction in demand from the telecommunications market beginning in 2000. The management team has significantly improved our operations, positioning our business for growth and financial strength, and has been integral to achieving our current competitive profile.

Our Business Strategy

      We believe we are well positioned to grow sales and operating income through a strategy based on the following:

      Expand Capacity and Manufacturing Capabilities in China and Mexico

      To meet our customers’ increased demand for high-quality, low-cost products and services, we will continue investing in equipment and facilities in China and Mexico. As of December 31, 2003, approximately 78% of our total manufacturing capacity and approximately 92% of our employees were located in China and Mexico. We expect to increase our inner layer production capacity by approximately 38% and our outer layer production capacity by approximately 27%. We expect to use this additional capacity for sales to a number of our global customers, including North American and European manufacturers of medical, data communications and high-end computing equipment that have completed production qualifications with us and are seeking to transfer complex printed circuit board programs to China. In addition to expanding capacity, we will continue to transfer our best-in-class technology and manufacturing processes to our low-cost locations. We believe our ability to leverage advanced technology and manufacturing capabilities across our low-cost locations will enable us to grow net sales, improve profitability and effectively meet our customers’ requirements for high-volume, high-quality, low-cost products and services.

      Expand Penetration in China’s Growing Domestic Markets

      We currently serve China’s domestic data communications industry and are well positioned to expand our sales to China’s household appliance markets. The growing affluence of the Chinese population has led to a surge in sales of consumer goods such as household appliances within China. We are leveraging our wire harness experience with North American appliance manufacturers to gain entry to China’s domestic manufacturers, and we are working with global appliance OEMs on programs aimed at the domestic Chinese market. Our well-established local manufacturing footprint, including our recently opened wire harness facility in China, is a competitive advantage in penetrating China’s domestic markets.

      Concentrate on High Value-Added Products and Services

      We focus on providing high-value products and services for electronics equipment featuring advanced design characteristics, and we believe we are an industry leader in the manufacture of complex, technologically advanced multi-layer printed circuit boards and custom designed backpanel assemblies. Additionally, we have been successful in taking strategic customers up the technology curve by expanding beyond high-volume production programs into high-value niche applications such as specialty printed circuit boards for automotive applications. We differentiate ourselves from many of our global competitors by not participating directly in programs for high-volume, low-margin products such as cell phone handsets, personal computers or peripherals and consumer electronics.

      Our printed circuit board facilities in Canada and Europe house some of the industry’s most advanced technology. As the telecommunications and computer/data communication markets continue to improve, we aim to capture complex printed circuit board opportunities as a result of our technology leadership. In addition, we believe that some western world customers prefer to initiate printed circuit board programs in their home markets, making the location of our facilities in Canada and Europe valuable. Production at these facilities can later be transitioned to China as a program ramps to volume.

      Enhance Our Strong Customer Relationships

      Our management team has created a culture that is focused on operational excellence as well as providing customers with high-quality service and technical support, which is reflected in our continuing ability to expand our current customer relationships and to obtain new business. In addition, we have developed strategic alliances with leading EMS providers such as Celestica and Solectron. These alliances provide us with access to additional printed circuit board opportunities and enable our strategic partners to market a fully integrated product offering.

      Expand Our Relationships with Existing Customers Through Cross-Selling

      Building on our broad product offering, we pursue cross-selling opportunities with our existing base of customers. We currently supply customers in our telecommunications segment with printed circuit boards and a full range of electro-mechanical solutions. We have recently begun providing customers in our consumer segment with assembled printed circuit boards and sub-assemblies, in addition to wire harnesses, and we are working with our core automotive customers to expand beyond printed circuit boards into wire harnesses and cable assemblies. Our facility in Juarez, Mexico recently attained ISO/ TS 16949 certification and is now qualified to begin supplying wire harnesses to the automotive industry. We will continue to leverage our relationships to expand the range of products that we sell to our customers.

      Maintain Diverse End Market Mix

      We intend to maintain our focus on a diverse mix of end markets in order to take advantage of our global manufacturing capabilities, reduce our reliance on any individual end market and provide alternative growth paths. From 2000 to 2003, our exposure to the telecommunications industry decreased significantly. During the same time period, we focused our efforts on different end markets and increased our net sales in the automotive, consumer and industrial/ instrumentation markets by 47%, 15% and 4%, respectively.

          Focus on Operational Excellence

      We continuously implement strategic initiatives designed to enhance customer service and product quality while reducing manufacturing costs. We are focused on opportunities to improve operating income and cash flow, including:

•	ongoing implementation of lean manufacturing and Six Sigma initiatives;

•	efficient investment in new equipment and technologies as well as the upgrading of existing equipment;

•	continued improvement of our internal controls and centralization of certain aspects of our accounting and finance functions;

•	streamlined marketing and administrative overhead; and

•	efficient management of our working capital.

      Our management team is focused on maximizing our current asset base to improve our operational efficiency while also adapting to the needs of our customers and the market.

Markets and Customers

      We provide products and services to more than 200 OEMs and EMS providers. We believe our position as a strategic supplier of printed circuit boards, wire harnesses and electro-mechanical solutions fosters close relationships with our customers. These relationships have resulted in additional growth opportunities as we have expanded our capabilities and capacity to meet our customers’ wide range of needs for products and services on a global basis. We have also developed strategic alliances with leading EMS providers such as Celestica and Solectron to provide further growth opportunities.

      The following table shows a breakdown of our net sales by the principal end-user markets we serve:

	Year Ended
	December 31,

Markets	2001	2002	2003

Consumer	19%	27%	32%
Automotive	10	19	24
Telecommunications	48	28	20
Computer/ Data communications	15	16	14
Industrial/ Instrumentation & Other	8	10	10

Total Net Sales	100%	100%	100%

      For the years ended December 31, 2001, 2002 and 2003, sales to our ten largest customers accounted for 61.0%, 62.8% and 72.4% of our net sales, respectively. For the year ended December 31, 2001, sales to our largest customer, Lucent Technologies, represented 21.0% of our net sales. For the years ended December 31, 2002 and 2003, sales to our largest customer, General Electric, represented 11.7% and 12.1% of our net sales, respectively. We have a supply agreement with General Electric through 2006, under which we are the sole source provider of wire harnesses for its major appliance products.

      Although we cannot assure you that our principal customers will continue to purchase our products or services from us at current levels, if at all, we expect to continue to depend upon our principal customers for a significant portion of our net sales. Our customer concentration could increase or decrease, depending, in large part, on conditions in our end markets. The loss of one or more major customers, or a decline in sales to or demand from major customers, could harm our business and operating results.

Our Products and Services

      We offer a range of manufactured components and services that support our customers’ needs across the full life cycle of their products, from design through after-sales support. Our integrated slate of offerings is applicable to all of our end-market customer segments and can be supported in all geographies. Our products and services include:

      Printed Circuit Boards

      Printed circuit boards and backpanels are platforms that connect semiconductors and other electronic components. Backpanels connect printed circuit boards. We manufacture multi-layer printed circuit boards and backpanels on a high-volume production basis, as well as on a low-volume, quick-turn basis. In recent years, the trend in the electronics industry has been to increase the speed and performance of components while reducing their size. Semiconductor designs are currently so complex that they often require printed circuit boards with many layers of narrow, tightly spaced wiring. These advances in component technologies have driven the evolution of printed circuit board design toward higher density printed circuits.

      Wire Harnesses and Cable Assemblies

      A wire harness and cable assembly is an assembly of wires with connectors and terminals attached to their ends that transmits electricity between two or more points. We are one of the leading suppliers of wire harnesses and cable assemblies for use in household appliances.

      Electro-Mechanical Solutions

      Metal Enclosures. We specialize in the manufacture of standard and custom-designed chassis and enclosures primarily used in the electronics, telecommunications, computer and industrial industries.

      Backpanel Assembly. We provide backpanel assemblies, which are manufactured by mounting interconnect devices, integrated circuits and other electronic components on a bare backpanel. This process differs from that used to provide printed circuit board assemblies primarily because of the larger size of the backpanel and the more complex placement techniques that must be used with higher layer count printed circuits. We also perform functional and in-circuit testing on assembled backpanels.

      Printed Circuit Board Assembly. As a complement to our electro-mechanical solutions offering, we manufacture printed circuit board assemblies. Generally, we do not produce printed circuit board assemblies separately, but rather we integrate them with other components as part of a full electro-mechanical solution. In addition, we offer testing of assembled printed circuit boards and testing of all of the functions of the completed product, and we work with our customers to develop product-specific test strategies. Our test capabilities include manufacturing defect analysis, in-circuit tests, functional tests and environmental stress tests of board or system assemblies.

      Full System Assembly and Test. OEMs increasingly require custom, build-to-order system solutions with very short lead times. We provide full system assembly services to OEMs from our facilities in China and Mexico. These services require sophisticated logistics capabilities and supply chain management capabilities to rapidly procure components, assemble products, perform complex testing and deliver products to end users around the world. Our full system assembly services involve combining custom metal enclosures and a wide range of subassemblies, including printed circuit board assembly. We also employ advanced test techniques on various subassemblies and end products.

      Cross-Product Support Services

      Design and Prototyping Services. We provide comprehensive front-end engineering services, including custom enclosure design, circuit board layout and related design services, leading to efficient manufacturing and delivery. We offer quick-turn prototyping, which is the rapid production of a new product sample. Our quick-turn prototype service allows us to provide small test quantities to our customers’ product development groups. Our participation in product design and prototyping allows us to reduce our customers’ manufacturing costs and their time-to-market and time-to-volume. These services enable us to strengthen our relationships with customers that require advanced engineering services. By working closely with customers throughout the development and manufacturing process, we often gain insight into their future product requirements.

      Packaging and Global Distribution. We offer our customers flexible, just-in-time and build-to-order delivery programs, allowing product shipments to be closely coordinated with customers’ inventory requirements. Increasingly, we ship products directly into customers’ distribution channels or directly to the end user.

      After-Sales Support. We offer a wide range of after-sales support services. This support can be tailored to meet customer requirements, including field failure analysis, product upgrades, repair and engineering change management.

      Supply Chain Management. Effective management of the supply chain is critical to the success of OEMs, as it directly impacts the time required to deliver product to market and the capital requirements associated with carrying inventory. As a fully integrated supply chain partner with expertise in design, rapid prototyping, manufacturing, packaging and logistics, we reduce manufacturing costs and shorten time to market throughout a product’s life cycle. We also use our enterprise resource planning systems to optimize inventory.

Sales and Marketing

      We focus on developing close relationships with our customers at the earliest development and design phases, and continuing throughout all stages of production. We identify, develop and market new technologies that benefit our customers and position us as a preferred product or service provider.

      We market our products through a dedicated global sales and marketing organization that is structured to serve our five primary end markets (automotive, computer/ data communications, consumer, industrial/ instrumentation and telecommunications). We also have a cross-functional team that serves the EMS industry. This sales and marketing alignment enables us to identify and develop cross-selling opportunities within large global accounts that serve multiple end markets, offer multiple Viasystems products and services and operate in multiple geographies.

      As of December 31, 2003, we employed approximately 250 employees devoted to sales and marketing activities. This sales force included approximately 110 direct sales representatives strategically located throughout North America, Europe and Asia. The remaining approximately 140 employees support the sales and marketing effort in engineering, program management, technical service and customer support to ensure high-quality, customer-focused service. Our engineering and technical support teams engage with customers early in the development of new products and are instrumental in achieving efficient transitions to volume production. The global marketing organization further supports the sales organization through market research, market development and communications.

Manufacturing and Engineering

      We produce highly complex, technologically advanced multi-layer printed circuit boards, backpanel assemblies, printed circuit board assemblies, wire harnesses and custom cable assemblies, metal enclosures and full system assemblies that meet increasingly tight tolerances and specifications demanded by OEMs. Multi-layering, which involves placing multiple layers of electronic circuitry on a single printed circuit board or backpanel, expands the number of circuits and components that can be contained on the interconnect product and increases the operating speed of the system by reducing the distance that electrical signals must travel. Increasing the density of the circuitry in each layer is accomplished by reducing the width of the circuit tracks and placing them closer together on the printed circuit board or backpanel. Today, we are capable of efficiently producing commercial quantities of printed circuit boards with up to 48 layers and circuit track widths as narrow as three one-thousandths of an inch. We have the capability to produce printed circuit boards with up to 62 layers and circuit track widths as narrow as two one-thousandths of an inch.

      The manufacture of complex multi-layer interconnect products often requires the use of sophisticated circuit interconnections between layers, called blind or buried vias, and adherence to strict electrical characteristics to maintain consistent circuit transmission speeds, referred to as controlled impedance. These technologies require very tight lamination and etching tolerances and are especially critical for printed circuit boards with ten or more layers. The manufacture of printed circuit boards involves several steps: etching the circuit image on copper-clad epoxy laminate; pressing the laminates together to form a panel; drilling holes and depositing copper or other conductive material to form the inner layer electrical connections; and cutting the panels to shape. Advanced interconnect products may also require additional critical steps, including dry film imaging, photoimageable soldermask processing, computer controlled drilling and routing, automated plating and process controls and achievement of controlled impedance. Manufacture of printed circuit boards used in backpanel assemblies requires specialized expertise and equipment because of the larger size of the backpanel relative to other printed circuit boards and the increased number of holes for component mounting.

      The manufacture of printed circuit board assemblies involves the attachment of various electronic components, such as integrated circuits, capacitors, microprocessors and resistors to printed circuit boards. The manufacture of backpanel assemblies involves attachment of electronic components, including printed circuit boards, integrated circuits and other components, to the backpanel, which is a large printed circuit board. We use surface mount, pin-through hole and press fit technologies in backpanel assembly. We also assemble higher-level sub-systems and full systems incorporating printed circuit boards and complex electro-mechanical components.

      We provide computer-aided testing of printed circuit boards, sub-systems and full systems, which contributes significantly to our ability to deliver high-quality products on a consistent basis. We test boards and system level assemblies to verify that all components have been properly inserted and that the electrical circuits are complete. Further functional tests determine if the board or system assembly is performing to customer specifications.

      The manufacture of wire harnesses and cable assemblies involves four steps: (1) insulated copper wire is fed through cutting machines that are programmed to cut wire to a specific length, strip the end of the wire and attach terminals or connectors; (2) the lengths of wire are spliced or joined together and additional connectors and/or terminals are attached; (3) the cut and spliced wires are brought to the assembly area where assembly boards are used to guide employees on the placement of designated wires; and (4) each assembled harness is tested for continuity and analyzed by a trained inspector. Every assembly board is equipped with 100% continuity testers that are designed into the board. These testers will pinpoint any defective circuits for repair or rework.

Supplier Relationships

      We order materials and components based on purchase orders received and accepted from our customers and seek to minimize our inventory of materials and components that are not identified for use in filling specific orders or customer contracts. We continue to work with our suppliers to develop just-in-time supply systems which reduce inventory carrying costs. We also contract globally, where appropriate, to leverage our purchasing volumes. We certify our suppliers and potential suppliers on the basis of quality, on-time delivery, costs, technical capability and potential technical advancement.

Competition

      Our industry is highly competitive, and we believe our markets are highly fragmented. We face competition from numerous local, regional and a number of large international providers of printed circuit boards, wire harnesses and electro-mechanical solutions. Our primary direct competitors are Compeq Manufacturing Co., Ltd., The Elec & Eltek Group, Merix Corporation, Multek, Inc. (a division of Flextronics International Ltd.), Noma Corporation (a division of GenTek Inc.), Photocircuits Corporation,

Sanmina-SCI Corporation, Teradyne Inc., TTM Technologies, Inc. and Tyco International Ltd. According to Prismark, the four largest printed circuit board manufacturers are based in Japan and primarily serve Japanese consumer electronics companies.

      We believe that competition in the market segments we serve is based more on product quality and responsive customer service than on price. This is partially because the cost of many of the products we manufacture is usually low relative to the total cost of the finished product and because product reliability and prompt delivery are of greater importance to our customers. We believe that our ability to compete successfully depends on a number of factors, including:

•	effectively servicing global accounts in multiple geographies;

•	enhancing our technological capabilities to meet evolving customer requirements; and

•	maintaining our levels of product quality.

International Operations

      As of December 31, 2003, we had 13 manufacturing facilities located outside the United States, with sales offices throughout Europe and Asia Pacific. Our international operations account for 92.6% of our net sales. We believe that our global presence is important as it allows us to provide consistent, quality products on a timely basis to our multinational customers worldwide. We rely heavily on our international operations and are subject to risks generally associated with operating in foreign countries, including price controls, fluctuations in currency exchange rates and other restrictive actions that could have a material affect on our results of operations, financial condition and cash flows.

Properties

      In addition to our leased executive offices in St. Louis, Missouri, as of December 31, 2003, we operated 15 principal manufacturing and distribution facilities, located in five different countries, with a total area of approximately 4.9 million square feet. All of our domestic owned properties are pledged to secure our indebtedness under our senior credit facility. Our leased properties are leased for terms ranging from one to ten years. The leases for our Qingdao, China and both of our Juarez, Mexico properties will expire within the next two years. We anticipate that we will be able to renew those leases on terms that are not materially different than the current terms.

      Listed below are the principal manufacturing and distribution facilities we operated as of December 31, 2003:

	Size
	(Appx.	Type of
Location	Sq. Ft.)	Interest	Description of Primary Products

United States
Mishawaka, Indiana	38,000	Owned	Wire harness and cable assembly
Milwaukee, Wisconsin	305,000	Leased	Custom metal enclosure fabrication
Canada
Pointe-Claire (Montreal), Quebec	168,000	Owned	Printed circuit board fabrication
Kirkland (Montreal), Quebec	121,000	Owned	Printed circuit board fabrication
Mexico
Juarez, Mexico	51,000	Leased	Backpanel assembly
Juarez, Mexico	438,000	Leased	Wire harness and cable assembly
Chihuahua, Mexico	282,000	Owned	Wire harness and cable assembly
Chihuahua, Mexico	253,000	Leased	Wire harness and cable assembly

	Size
	(Appx.	Type of
Location	Sq. Ft.)	Interest	Description of Primary Products

Europe
Echt, Netherlands	462,000	Owned	Printed circuit board fabrication Backpanel assembly
Asia
Guangzhou, China(1)	2,000,000	Owned	Printed circuit board fabrication and wire harness
Zhongshan, China	318,000	Owned	Printed circuit board fabrication Backpanel assembly and custom
Shanghai, China	229,000	Owned	Metal enclosure fabrication
ShiYan, China	176,000	Leased	Full system assembly
Qingdao, China	30,000	Leased	Full system assembly

(1)	In Guangzhou we have a campus which we consider as two separate facilities. One facility is dedicated to printed circuit board fabrication and the other to wire harness production.

      In addition to the facilities listed above, as of December 31, 2003, we maintained several sales and marketing and other offices located throughout North America, Europe and Asia, all of which are leased.

Employees

      As of December 31, 2003, we had approximately 22,400 employees. Of these employees, approximately 18,700 were involved in manufacturing, 1,700 in engineering, 250 in sales and marketing, and 1,700 in accounting and administrative capacities. No employees were represented by a union pursuant to a collective bargaining agreement. We have not experienced any labor problems resulting in a work stoppage or work slowdown, and believe we have good relations with our employees.

Environmental

      Some of our operations are subject to federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of pollutants into the air and water, as well as the handling, storage, manufacture and disposal of, or exposure to, solid and hazardous wastes, and occupational safety and health. We believe that we are in material compliance with applicable environmental laws and the costs of compliance with such current or proposed environmental laws and regulations will not have a material adverse effect on our capital expenditures, earnings or competitive position. Further, we are not a party to any current claim or proceeding and we are not aware of any threatened claim or proceeding under environmental laws that could, if adversely decided, reasonably be expected to have a material adverse effect on us. Currently, remediation of contamination is being undertaken at our facility in Virginia. This facility was closed during 2001 and has no ongoing production. While the cost of the remediation could be material, we believe that the contamination pre-dates our use of the property. As such, the prior owners are conducting the requisite remedial actions and have agreed to indemnify us for costs associated with the remediation. We believe that the prior owners of this facility are fully capable of performing and will perform under such agreements. Accordingly, we do not believe that any of these matters are reasonably likely to have a material adverse effect on our business, results of operations, financial condition, prospects or ability to service debt. However, there can be no assurance that any material environmental liability will not arise in the future such as due to a change in the law or the discovery of currently unknown conditions.

Legal Proceedings

      On October 1, 2002, we and Viasystems Group filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of

New York seeking court supervision of our restructuring efforts and confirmation of our plan of reorganization. The plan of reorganization was confirmed on January 14, 2003 and we emerged from bankruptcy on January 31, 2003. For a more complete description of the events that led to the submission of the plan and the basic terms of the Reorganization, see “The Reorganization.”

      We and Viasystems Group have certain bankruptcy claims that remain unsettled and are subject to ongoing negotiations and possible litigation. The aggregate amount of the outstanding claims is $1.0 million. To the extent these claims become allowed claims, the payment of these claims will be funded by the issuance of subordinated promissory notes by us as described in “Description of Other Indebtedness — Subordinated Promissory Notes.”

      During the pendency of the bankruptcy proceeding, on November 12, 2002, an action was filed in Delaware Chancery Court by a stockholder, individually and on behalf of all similarly situated stockholders, against our directors and Hicks Muse in Agostino v. Hicks, et al., C.A. 20020-NC (Delaware Court of Chancery, New Castle County). The complaint asserts various breaches of fiduciary duty prior to and in connection with the open market purchase of our debt obligations by Hicks Muse prior to the bankruptcy proceeding, the alleged failure of the defendants to protect the interests of, and maximize value for, the minority stockholders in connection with the reorganization process, and the alleged failure to ensure full and fair disclosure of material facts in connection with certain corporate actions. The plaintiffs are seeking unspecified compensatory damages. The defendants have asserted that these claims are derivative claims that were released by order of the Bankruptcy Court under the terms of the confirmed plan of reorganization. On March 11, 2004, the Delaware Chancery Court agreed with defendants’ assertion and granted defendants’ motion to dismiss. While neither we nor Viasystems Group are parties to this litigation, in the event of an appeal and a subsequent judgment in favor of the plaintiffs, we may have indemnity obligations to the director defendants under our certificate of incorporation, all of which rights are preserved under the terms of the plan of reorganization.

      We are presently involved in various legal proceedings arising in the ordinary course of our business operations, including employment matters and contract claims, as well as in connection with the chapter 11 claims reconciliation process described above. We believe that any liability with respect to the above proceedings will not be material in the aggregate to our consolidated financial position, results of operations or cash flow.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth the names and ages of each of our directors and executive officers and the directors and executive officers of Viasystems Group, followed by a description of their business experience during the past five years. The positions held by the directors and executive officers are with both us and Viasystems Group, unless indicated otherwise. All executive officers are appointed by our board of directors and serve at its pleasure. There are no family relationships among any of the directors or executive officers. Unless indicated otherwise, each of the directors and executive officers is a U.S. citizen and the business address of each individual is 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105.

      Pursuant to the terms of the Stockholders Agreement, the board of directors of Viasystems Group will consist of at least nine members, including the chief executive officer of the company and five designees of affiliates of Hicks, Muse, Tate & Furst Incorporated. See “Certain Relationships and Related Party Transactions — Stockholders Agreement.”

Name	Age	Position

Non-Employee Directors
Christopher J. Steffen	62	Chairman
Thomas O. Hicks	58	Director
Joe Colonnetta(1)	42	Director
Robert F. Cummings Jr.(2)	53	Director
Diane H. Gulyas	47	Director
Robert A. Hamwee(1)	33	Director
Richard A. McGinn(1)(2)	57	Director
Richard W. Vieser(2)	76	Director
Executive Officers
David M. Sindelar	46	Chief Executive Officer and Director
Timothy L. Conlon	52	President, Chief Operating Officer and Director
David J. Webster	41	Senior Vice President
Joseph S. Catanzaro	51	Senior Vice President and Chief Financial Officer
Steven S.L. Tang	48	President — Asia Pacific Group
John R. McAlister	50	Senior Vice President of Sales and Marketing
Gerald G. Sax	43	Senior Vice President — Supply Chain

(1)	Member of the Viasystems Group compensation committee.

(2)	Member of the Viasystems Group audit committee.

      Christopher J. Steffen has been Chairman of the board of directors since December 2003 and a director of Viasystems Group since October 2003. Mr. Steffen has been an advisor to Wall Street Management and Capital, Inc. since 2001. From 1993 to 1996, Mr. Steffen served as the Vice Chairman and Director of Citicorp and its principal subsidiary, Citibank, N.A. From 1992 to 1993, Mr. Steffen served as Senior Vice President and Chief Financial Officer of Eastman Kodak. From 1989 to 1992, Mr. Steffen served as Executive Vice President and Chief Financial and Administrative Officer and Director of Honeywell, Inc. Mr. Steffen serves as Chairman of the board of directors of Veltri Metal Products and formerly served as director and Chairman of the audit committee of Seminis, Inc. and as director and Chairman of the audit committee of UCMS Pty.

      Thomas O. Hicks has been a director of Viasystems Group since January 1997 and served as Chairman of the board of directors from February 2002 to December 2003. Mr. Hicks served as a director when we filed for bankruptcy under chapter 11 of the United States Bankruptcy Code and throughout the bankruptcy proceedings described in “The Reorganization.” Mr. Hicks has been a partner of Hicks, Muse, Tate & Furst Incorporated since its inception in 1989. From 1984 to May 1989, Mr. Hicks was Co-Chairman of the board and Co-Chief Executive Officer of Hicks & Haas Incorporated, a Dallas-based private investment firm. Mr. Hicks serves as a director of Clear Channel Communications, Inc., Home Interiors & Gifts, Inc., Corpgroup Limited, Digital Latin America and Fox Pan American Sports LLC. He also serves on the board of directors of Crow Family Holdings, as well as The JPMorgan Chase National Advisory Board.

      Joe Colonnetta has been a director of Viasystems Group since January 2003. Mr. Colonnetta has been a partner of Hicks, Muse, Tate & Furst Incorporated since December 2002 and was previously a principal at Hicks Muse from January 1998 to December 2002. From September 1994 to January 1998, Mr. Colonnetta was a partner with Resource Management Partners, a management partner to institutional and private equity firms investing in food and consumer related portfolio companies, where he served as interim Vice Chairman, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer at various times during his employment. Prior to his employment with Resource Management Partners, from January 1992 to September 1994, he was the Chief Financial Officer of TRC, Inc., a restaurant and food company. Mr. Colonnetta also serves as a director of Swift Foods Company, Home Interiors & Gifts, Inc., Minsa Mexico (an agri-business), Veltri Metal Products and Zilog, Inc.

      Robert F. Cummings has been a director of Viasystems Group since January 2003. Mr. Cummings has served as Senior Advisor to certain affiliates of GSC since January 2002. For the prior 28 years, Mr. Cummings was with Goldman, Sachs & Co., where he was a member of the corporate finance department and was named a General Partner in 1986. Upon retirement from Goldman, Sachs & Co. in 1998, he was retained as an advisor by Goldman, Sachs & Co. for certain banking matters. Mr. Cummings is a director of Axiohm Transaction Solutions, Inc., Moore Wallace Inc., and Precision Partners, Inc. and is a member of the Board of Trustees of Union College and a member of the Executive Committee of Art Watch International.

      Diane H. Gulyas has been a director of Viasystems Group since January 2003. Ms. Gulyas is Group Vice President of DuPont Electronics & Communication Technologies and has held such position since February 2002. Before being appointed Group Vice President in February 2002, she was Vice President and General Manager of the DuPont Advanced Fibers Businesses. Since 1978, Ms. Gulyas has held various positions with DuPont including Executive Assistant to the Chairman of the board and Global Business Director.

      Robert A. Hamwee has been a director of Viasystems Group since January 2003. Mr. Hamwee is a Managing Director at GSC which he joined in 1994. Mr. Hamwee is Chairman of the board for Axiohm Transaction Solutions, Inc. and Envirosource, Inc. Mr. Hamwee also serves as a director of APW Ltd., Precision Partners, Inc., RAM Holdings Ltd. and Scovill Fasteners, Inc. Prior to GSC, Mr. Hamwee was with The Blackstone Group, where he worked on a wide range of assignments in the Merchant Banking, Mergers and Acquisitions and Restructuring Departments.

      Richard A. McGinn has been a director of Viasystems Group since January 2003. Mr. McGinn has been a General Partner at RRE Ventures since August 2001. From 1997 to October 2000, Mr. McGinn served as Chief Executive Officer of Lucent Technologies, Inc. From 1996 to 1997, Mr. McGinn served as President of Lucent Technologies, Inc. Mr. McGinn is a director of American Express Company.

      Richard W. Vieser has been a director of Viasystems Group since 1997. Mr. Vieser is the retired Chairman of the board of Varian Medical Systems where he served from April 1999 to February 2003. From June 1985 to December 1989, Mr. Vieser served as Chairman of the board and Chief Executive Officer of FL Industries, Inc. From September 1986 to December 1989, Mr. Vieser served as Chairman of the board and Chief Executive Officer of FL Aerospace. From March 1987 to December 1989, Mr. Vieser served as Chairman, President and Chief Executive Officer of Lear Siegler, Inc. From April 1984 through

June 1985, he served as President and Chief Operating Officer of McGraw-Edison Company. Mr. Vieser is Chairman Emeritus of Varian Medical Systems and a director of International Wire Holding Company and Apogent Technologies, Inc. International Wire filed for protection under chapter 11 of the United States Bankruptcy Code on March 24, 2004.

      David M. Sindelar has been a director of Viasystems Group since August 2001 and Chief Executive Officer of Viasystems Group since July 2001. Mr. Sindelar served as a director and executive officer when we filed for bankruptcy under chapter 11 of the United States Bankruptcy Code and throughout the bankruptcy proceedings described in “The Reorganization.” He is the managing partner of Hanley Partners, Inc. He also served as Senior Vice President of Viasystems Group from January 1997 through June 2001 and Chief Financial Officer of Viasystems Group since its inception through June 2001. Mr. Sindelar was Chief Executive Officer of International Wire Holding Company from July 2001 to September 2003 and LLS Corp. from August 1999 to November 2002. LLS Corp. filed for protection under chapter 11 of the United States Bankruptcy Code on January 16, 2002. Mr. Sindelar was Senior Vice President and Chief Financial Officer of Berg Electronics Corp. from March 1993 through October 1998 and of Crain Industries, Inc. and Crain Holdings Corp. from August 1995 through December 1997 and of Jackson Holding Company from February 1993 through August 1995.

      Timothy L. Conlon has been a director, President and Chief Operating Officer of Viasystems Group since October 1998. Mr. Conlon served as a director and executive officer when we filed for bankruptcy under chapter 11 of the United States Bankruptcy Code and throughout the bankruptcy proceedings described in “The Reorganization.” He is a partner of Hanley Partners, Inc. Prior to joining Viasystems Group, Mr. Conlon was employed as President and Chief Operating Officer of Berg Electronics Corp. from January 1997 through October 1998. Mr. Conlon also served as Executive Vice President and Chief Operating Officer of Berg Electronics Group, Inc., a wholly-owned subsidiary of Berg Electronics Corp., from October 1993 through January 1997. Prior to joining Berg Electronics Group, Inc., Mr. Conlon was employed as President of the Cutting and Welding Division of Thermadyne Industries, Inc. from April 1993 through October 1993. Prior to joining Thermadyne Industries, Inc., Mr. Conlon spent nine years in the electronic connector industry including serving as General Manager of the Information Technologies and Spectra strip divisions of Amphenol Corporation from 1990 through July 1992 and President of Cambridge Products from 1988 through 1989.

      David J. Webster has been Senior Vice President of Viasystems Group since 1997. Mr. Webster served as an executive officer when we filed for bankruptcy under chapter 11 of the United States Bankruptcy Code and throughout the bankruptcy proceedings described in “The Reorganization.” Mr. Webster also serves as Chief Restructuring Officer of International Wire Group, Inc. and has been an executive officer of International Wire Group, Inc. since 1997, which filed for protection under chapter 11 of the United States Bankruptcy Code on March 24, 2004. Mr. Webster has been a partner of Hanley Partners, Inc. since its inception in 2001. From August 1999 through November 2002, Mr. Webster was Senior Vice President and a member of the board of directors of LLS Corp., which filed for protection under chapter 11 of the United States Bankruptcy Code on January 16, 2002. From 1997 through 2001, Mr. Webster was a partner of Mills & Partners, Inc., and from 1997 through 1998 served as Senior Vice President of Berg Electronics Corp. During 1997, Mr. Webster served as Senior Vice President of Crain Industries, Inc. Prior to 1997, Mr. Webster was a partner in the law firm of Weil, Gotshal & Manges LLP.

      Joseph S. Catanzaro has been Senior Vice President and Chief Financial Officer of Viasystems Group since September 2001. He also served as Senior Vice President — Finance of Viasystems Group from June 1999 to September 2001. Mr. Catanzaro joined Viasystems Group in October 1998 in the position of Vice President of Business Services. Mr. Catanzaro served as an executive officer when we filed for bankruptcy under chapter 11 of the United States Bankruptcy Code and throughout the bankruptcy proceedings described in “The Reorganization.” Prior to joining Viasystems Group, Mr. Catanzaro was Vice President of Finance of Berg Electronics Corp. from April 1993 to October 1998.

      Steven S.L. Tang has been President — Asia Pacific of Viasystems Group since June 1999 and is responsible for the overall operations of Viasystems Group’s facilities on the continent of Asia. Mr. Tang served as an executive officer when we filed for bankruptcy under chapter 11 of the United States Bankruptcy Code and throughout the bankruptcy proceedings described in “The Reorganization.” Prior to joining Viasystems Group, Mr. Tang served as a Managing Director for the Asian division of Utilix Asia Limited, an Australian connector manufacturing company, from January 1995 to July 1999. Prior to 1995, Mr. Tang held various positions, all in Asia, with companies such as Amphenol, Pace Inc., National Semiconductor and Honeywell. Mr. Tang is a director of Wanji Pharmaceutical Holdings Limited.

      John R. McAlister has been Senior Vice President of Sales and Marketing for Viasystems Group since October 2000. Mr. McAlister served as an executive officer when we filed for bankruptcy under chapter 11 of the United States Bankruptcy Code and throughout the bankruptcy proceedings described in “The Reorganization.” Prior to joining Viasystems Group, he had been employed by Framatome Connectors International and its predecessor, Berg Electronics Group, Inc., as Vice President of Global Marketing from July 1998 to October 2000. Prior to joining Berg Electronics Group, Mr. McAlister was employed by Crain Industries from August 1996 to June 1998, serving most recently as Executive Vice President of Sales and Marketing and as General Manager of Crain’s Consumer Products Division.

      Gerald G. Sax has been Senior Vice President — Supply Chain for Viasystems Group since February 2003. He also served as Senior Vice President — Europe for Viasystems Group from July 1999 to January 2003. Mr. Sax served as an executive officer when we filed for bankruptcy under chapter 11 of the United States Bankruptcy Code and throughout the bankruptcy proceedings described in “The Reorganization.” Mr. Sax joined Viasystems Group in November 1998 in the position of Vice President — Corporate Controller. Prior to joining Viasystems Group, Mr. Sax was Vice President — Corporate Controller for Berg Electronics Corp. from September 1995 to October 1998.

Compensation Committee Interlocks and Insider Participation

      None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Compensation of Directors and Executive Officers

      The Chairman of the board receives an annual fee of $120,000 and directors (other than the Chairman) who are not executive officers receive an annual fee of $30,000. In addition, each audit committee member receives an annual fee of $10,000 and the Chairman of the audit committee receives an additional fee of $5,000. Directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the board and its committees and receive a per diem fee of $1,000 for additional time spent on our business. Viasystems Group also has granted 55,000 stock options with an exercise price of $12.63, which vest over a period of three years, to each of its non-employee directors as compensation for their services as members of its board.

      The following table sets forth the cash and non-cash compensation earned during the years ended December 31, 2001, 2002 and 2003 by our Chief Executive Officer and our four other most highly compensated executive officers.

Summary Compensation Table

				Long-Term
				Compensation
				Awards
		Annual Compensation		Securities
				Underlying		All Other
Name and Principal Position	Year	Salary	Bonus(1)	Options (#)		Compensation(4)

David M. Sindelar	2003	$550,000	$598,000	350,000	(2)	—
Chief Executive Officer	2002	550,000	275,000	—		—
	2001	400,000	—	—		—
Timothy L. Conlon	2003	550,000	357,500	330,000	(2)	—
President and Chief	2002	550,000	275,000	—		—
Operating Officer	2001	550,000	—	—		—
David J. Webster	2003	300,000	126,750	260,000	(2)	—
Senior Vice President	2002	300,000	97,500	—		—
	2001	200,000	—	—		—
Joseph S. Catanzaro	2003	263,500	111,786	150,000	(2)	—
Senior Vice President and	2002	257,000	83,525	—		—
Chief Financial Officer	2001	250,750	—	75,000	(3)	—
Steven S. L. Tang	2003	423,903	137,769	150,000	(2)	—
President — Asia Pacific	2002	398,726	99,681	—		—
	2001	381,479	—	180,000	(3)	—

(1)	The bonus amounts listed for 2002 and 2003 were paid in 2003 and 2004, respectively.

(2)	Reflects options granted under Viasystems Group’s 2003 Stock Option Plan.

(3)	Reflects options granted under Viasystems Group’s 2001 Stock Option Plan. All options granted under Viasystems Group’s 2001 Stock Option Plan were terminated on January 31, 2003 pursuant to the reorganization without consideration therefor.

(4)	We provide perquisites and other personal benefits to certain executives. The aggregate incremental costs of these benefits to us do not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for each executive officer.

Option Grants in 2003

      The following table summarizes option grants made with respect to Viasystems Group’s common stock during fiscal year 2003 to the executive officers named above:

	Number of	Percent of			Potential Realizable Value at
	Securities	Total			Assumed Annual Rates of
	Underlying	Options/SARs			Stock Price Appreciation for
	Options/	Granted to	Exercise or		Option Term(1)
	SARs	Employees in	Base Price	Expiration
	Granted (#)	Fiscal Year	($/Share)	Date	5%($)	10%($)

David M. Sindelar	350,000	16.3%	$12.63	2013	$2,779,000	$7,045,500
Timothy L. Conlon	330,000	15.3%	12.63	2013	2,620,200	6,642,900
David J. Webster	260,000	12.1%	12.63	2013	2,064,400	5,233,800
Joseph S. Catanzaro	150,000	7.0%	12.63	2013	1,191,000	3,019,500
Steven S. L. Tang	150,000	7.0%	12.63	2013	1,191,000	3,019,500

(1)	Potential realizable values are calculated by:

•	multiplying the number of shares of our common stock subject to a given option by $12.63 per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option; and

•	subtracting from that result the total option exercise price.

      The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in the table will be achieved.

Aggregated Option Exercises in 2003 and Year End Option Value Table

      The following table summarizes the number of options exercised with respect to our common stock during the year ended December 31, 2003 for the above named executive officers and the value of unexercised options as of December 31, 2003.

Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options at Fiscal Year-	In-the-Money Options
	Acquired on	Value	End(#)	at Fiscal Year-End($)
	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

David M. Sindelar	—	—	116,666/233,334	$244,999/$490,001
Timothy L. Conlon	—	—	110,000/220,000	231,000/ 462,000
David J. Webster	—	—	86,666/173,334	181,999/ 364,001
Joseph S. Catanzaro	—	—	50,000/100,000	105,000/ 210,000
Steven S. L. Tang	—	—	50,000/100,000	105,000/ 210,000

(1)	The value of unexercised options shown in the table represents an amount equal to the difference between $14.73 per share and the option exercise price multiplied by the number of shares acquired on exercise and the number of unexercised in-the-money options.

Benefit Plans

      1997 Stock Option Plan and 2001 Stock Option Plan

      In connection with consummation of the Reorganization, all options issued under each of Viasystems Group’s 1997 Stock Option Plan and 2001 Stock Option Plan were cancelled and the plans were terminated.

      2003 Stock Option Plan

      Viasystems Group’s 2003 Stock Option Plan provides for the award of incentive stock options, or ISOs, and non-qualified stock options, or NSOs. Subject to adjustment in the event of certain corporate transactions or events, a maximum of 2,777,778 shares of Viasystems Group’s common stock is issuable under the plan. As of the date of this prospectus, options to purchase an aggregate of 2,150,400 shares of common stock were outstanding. The exercise price of all outstanding options is $12.63 per share. Options issued under the plan that expire, are forfeited or otherwise terminate will again be available for grant under the plan. The plan is administered by the compensation committee of Viasystems Group’s board of directors.

      Generally, each option granted under the plan is required to expire on or before the tenth anniversary of the date of grant. The exercise price of each ISO is required to be not less than 100% of the fair market value of the underlying stock subject to the option on the date of grant. This minimum exercise price provision is increased, and other conditions and restrictions apply, with respect to awards granted to persons who own or are deemed to own more than 10% of the total combined voting power of all classes of our stock.

      The plan provides for payment of the exercise price of options in the form of cash or, subject to the discretion of the compensation committee of Viasystems Group’s board of directors, by delivery of shares of Viasystems Group’s common stock.

      The plan provides for the grant of ISOs only to Viasystems Group’s employees and the employees of Viasystems Group’s affiliates. NSOs may be granted to employees, or other persons providing services for Viasystems Group or its affiliates.

Option Grants to Non-Employee Directors

      During 2003, each non-employee member of Viasystems Group’s board of directors, consisting of Mr. Steffen, Mr. Cummings, Ms. Gulyas, Mr. McGinn and Mr. Vieser, was granted an option to purchase 55,000 shares of Viasystems Group common stock at an exercise price of $12.63 per share.

Employment Agreements

      David M. Sindelar Executive Employment Agreement

      Mr. David M. Sindelar entered into an amended and restated executive employment agreement with Viasystems Group and certain of its subsidiaries as of October 16, 2003, as amended. Pursuant to his employment agreement, Mr. Sindelar will serve as Chief Executive Officer of Viasystems Group through January 31, 2005, unless terminated earlier by Viasystems Group or Mr. Sindelar. Mr. Sindelar is required to devote the amount of time reasonably necessary to faithfully and adequately supervise the overall management of Viasystems Group and its subsidiaries. Subject to the foregoing limitation on his activities, Mr. Sindelar is free to participate in other business endeavors.

      The compensation provided to Mr. Sindelar under his executive employment agreement includes an annual base salary of not less than $920,000 (reduced by any amount of salary actually received by Mr. Sindelar in respect of his severance arrangement with International Wire Group, Inc. from October 16, 2003 to April 15, 2005), subject to upward adjustment at the sole discretion of the Chairman of the board of directors of Viasystems Group, as well as those benefits customarily accorded to the executives of Viasystems Group as long as the executive employment agreement is in force. In addition, Mr. Sindelar is entitled to an annual bonus in an amount determined in accordance with our incentive compensation plan for senior executives and reimbursement for expenses to own and maintain an automobile.

      Mr. Sindelar’s executive employment agreement also provides that if Mr. Sindelar’s employment is terminated without cause, Mr. Sindelar will continue to receive his then current salary, which shall not be less than $920,000, together with his annual bonus amount, for a period of 18 months following such termination. The executive employment agreement terminates upon Mr. Sindelar’s death or his inability to perform his duties due to mental or physical incapacity for six consecutive months or any one hundred working days out of a twelve month period, and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary, together with his annual bonus amount, for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for his and his spouse’s lifetime.

      Timothy L. Conlon Executive Employment Agreement

      Mr. Timothy L. Conlon entered into an amended and restated executive employment agreement with Viasystems Group and certain of its subsidiaries as of January 31, 2003. Pursuant to his employment agreement, Mr. Conlon will serve as President and Chief Operating Officer of Viasystems Group through January 31, 2005, unless terminated earlier by Viasystems Group or Mr. Conlon. Mr. Conlon is required to devote the amount of time reasonably necessary to faithfully and adequately supervise the overall financial management of Viasystems Group.

      The compensation provided to Mr. Conlon under his executive employment agreement includes an annual base salary of not less than $550,000, subject to upward adjustment at the sole discretion of the Chief Executive Officer of Viasystems Group, as well as those benefits customarily accorded to the executives of Viasystems Group as long as the executive employment agreement is in force. In addition, Mr. Conlon is entitled to an annual bonus in an amount determined in accordance with our incentive compensation plan for senior executives and reimbursement for expenses to own and maintain an automobile.

      Mr. Conlon’s executive employment agreement also provides that if Mr. Conlon’s employment is terminated without cause, Mr. Conlon will continue to receive his then current salary, which shall not be less than $550,000, together with his annual bonus amount, for a period of 18 months following such termination. The executive employment agreement terminates upon Mr. Conlon’s death or his inability to perform his duties due to mental or physical incapacity for six consecutive months or any one hundred working days out of a twelve month period, and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for his and his spouse’s lifetime.

      David J. Webster Executive Employment Agreement

      Mr. David J. Webster entered into an amended and restated executive employment agreement with Viasystems Group and certain of its subsidiaries as of January 31, 2003. Pursuant to his employment agreement, Mr. Webster will serve as Senior Vice President of Viasystems Group through January 31, 2005, unless terminated earlier by Viasystems Group or Mr. Webster. Mr. Webster is required to devote the amount of time reasonably necessary to faithfully and adequately supervise the overall management of Viasystems Group and its subsidiaries. Subject to the foregoing limitation on his activities, Mr. Webster is free to participate in other business endeavors.

      The compensation provided to Mr. Webster under his executive employment agreement includes an annual base salary of not less than $300,000 subject to upward adjustment at the sole discretion of the Chief Executive Officer of Viasystems Group, as well as those benefits customarily accorded to the executives Viasystems Group as long as the executive employment agreement is in force. In addition, Mr. Webster is entitled to an annual bonus in an amount determined in accordance with our incentive compensation plan for senior executives and reimbursement for expenses to own and maintain an automobile.

      Mr. Webster’s executive employment agreement also provides that if Mr. Webster’s employment is terminated without cause, Mr. Webster will continue to receive his then current salary, which shall not be less than $300,000, together with his annual bonus amount, for a period of 18 months following such termination. The executive employment agreement terminates upon Mr. Webster’s death or his inability to perform his duties due to mental or physical incapacity for six consecutive months or any one hundred working days out of a twelve month period, and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary, together with his annual bonus amount, for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for his and his spouse’s lifetime.

      Joseph S. Catanzaro Executive Employment Agreement

      Mr. Joseph S. Catanzaro entered into an amended and restated executive employment agreement with Viasystems Group and certain of its subsidiaries as of January 31, 2003. Pursuant to his employment agreement, Mr. Catanzaro will serve as Senior Vice President and Chief Financial Officer of Viasystems Group through January 31, 2005, unless terminated earlier by Viasystems Group or Mr. Catanzaro. Mr. Catanzaro is required to devote the amount of time reasonably necessary to faithfully and adequately supervise the overall financial management of Viasystems Group.

      The compensation provided to Mr. Catanzaro under his executive employment agreement includes an annual base salary of not less than $257,000, subject to upward adjustment at the sole discretion of the Chief Executive Officer of Viasystems Group, as well as those benefits customarily accorded to the executives of Viasystems Group as long as the executive employment agreement is in force. In addition, Mr. Catanzaro is entitled to an annual bonus in an amount determined in accordance with our incentive compensation plan for senior executives and reimbursement for expenses to own and maintain an automobile.

      Mr. Catanzaro’s executive employment agreement also provides that if Mr. Catanzaro’s employment is terminated without cause, Mr. Catanzaro will continue to receive his then current salary, which shall not be less than $257,000 for a period of 18 months following such termination. The executive employment agreement terminates upon Mr. Catanzaro’s death or his inability to perform his duties due to mental or physical incapacity for six consecutive months or any one hundred working days out of a twelve month period, and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for his and his spouse’s lifetime.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Viasystems Group owns 100% of our capital stock. The following table sets forth, as of February 29, 2004, information regarding the beneficial ownership of Viasystems Group’s common stock by each person who beneficially owned more than 5% of any class of Viasystems Group’s voting securities and by its directors and executive officers, individually, and by its directors and executive officers as a group.

	Number of
	Shares	Percent
	Beneficially	Beneficially
	Owned(1)	Owned

5% Stockholders:
HM Parties(2)	13,853,782	52.9%
c/o Hicks, Muse, Tate & Furst Incorporated 200 Crescent Court, Suite 1600 Dallas, Texas 75201
GSC Parties(3)	4,495,083	17.2%
c/o GSC Partners 500 Campus Drive, Suite 220 Florham Park, New Jersey 07932
Fidelity Parties(4)	1,700,000	6.5%
c/o Fidelity Management & Research Co. 882 Evanshire Street Boston, Massachusetts 22149
Officers and Directors:
Thomas O. Hicks(2)	13,853,782	52.9%
Joe Colonnetta	—	—
Richard W. Vieser(5)	18,333	*
Robert F. Cummings(6)	18,333	*
Diane H. Gulyas(7)	18,333	*
Robert A. Hamwee	—	—
Richard A. McGinn(8)	18,333	*
Christopher J. Steffen(9)	18,333	*
David M. Sindelar(10)	115,000	*
Timothy L. Conlon(11)	110,000	*
David J. Webster(12)	86,580	*
Joseph S. Catanzaro(13)	50,000	*
Steven S. L. Tang(14)	50,000	*
John R. McAlister(15)	20,000	*
Gerald G. Sax(16)	20,000	*
All executive officers and directors as a group (15 persons)	20,592,110	78.7%

*	Represents less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and options, warrants or other convertible securities (such as the class B senior convertible preferred stock) that are currently exercisable or exercisable within 60 days of February 29, 2004 are deemed to be outstanding and to be beneficially owned by the person holding those options, warrants or other convertible securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	These figures include:

•	1,299,867 shares of common stock held of record by Hicks, Muse, Tate & Furst Equity Fund III, L.P., a limited partnership, of which the ultimate general partner is Hicks, Muse Fund III Incorporated, an affiliate of Hicks, Muse, Tate & Furst Incorporated.

•	35,255 shares of common stock held of record by HM3 Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund III Incorporated, an affiliate of Hicks, Muse, Tate & Furst Incorporated.

•	226,306 shares of common stock held of record by HMTF Equity Fund IV (1999), L.P., a limited partnership of which the ultimate general partner is Hicks, Muse (1999) Fund IV, LLC, an affiliate of Hicks, Muse, Tate & Furst Incorporated.

•	12,048 shares of common stock held of record by Hicks, Muse PG-IV (1999), C.V., of which the ultimate general partner is HM Fund IV Cayman, LLC, an affiliate of Hicks, Muse, Tate & Furst Incorporated.

•	5,564 shares of common stock held of record by HM 4-SBS (1999) Coinvestors, L.P. a limited partnership of which the ultimate general partner is Hicks, Muse (1999) Fund IV, LLC, an affiliate of Hicks, Muse, Tate & Furst Incorporated.

•	3,698 shares of common stock held of record by HM 4-EQ (1999) Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse (1999) Fund IV, LLC, an affiliate of Hicks, Muse, Tate & Furst Incorporated.

•	1,603 shares of common stock held of record by HMTF Private Equity Fund IV (1999), L.P., a limited partnership of which the ultimate general partner is Hicks, Muse (1999) Fund IV, LLC, an affiliate of Hicks, Muse, Tate & Furst Incorporated.

•	9,873,369 shares of common stock and 2,177,356 shares of class B senior preferred stock (currently convertible into 2,177,356 shares of common stock) held of record by Pearl Street II, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund III Incorporated, an affiliate of Hicks, Muse, Tate & Furst Incorporated.

Thomas O. Hicks is (i) a partner, stockholder and a member of the management committee of Hicks, Muse, Tate & Furst Incorporated, (ii) the sole stockholder and director of Hicks, Muse Fund III Incorporated, and (iii) the sole member and manager of Hicks, Muse (1999) Fund IV, LLC and HM Fund Cayman, LLC. Accordingly, Mr. Hicks may be deemed to beneficially own all or a portion of the shares beneficially owned by the HM Parties described above. In addition, Jack D. Furst and John R. Muse are partners, stockholders and members of the management committee of Hicks, Muse, Tate & Furst Incorporated and, accordingly, may be deemed to beneficially own all or a portion of the shares beneficially owned by the HM Parties described above. Each of Messrs. Furst, Hicks, and Muse disclaims the existence of a group and disclaims beneficial ownership of shares of common stock not owned of record by him.

(3)	These figures include:

•	654,801 shares of common stock held of record by GSC Partners CDO Fund, Limited, a limited partnership, of which the ultimate general partner is GSCP (NJ), Inc.

•	663,417 shares of common stock held of record by GSC Partners CDO Fund II, Limited, a limited partnership, of which the ultimate general partner is GSCP (NJ), Inc.

•	2,064,620 shares of common stock and 979,957 shares of class B senior preferred stock (currently convertible into 979,957 shares of common stock) held of record by GSC Recovery II, L.P. a limited partnership, of which the ultimate general partner is GSCP (NJ), Inc.

•	1,180,088 shares of common stock and 503,215 shares of class B senior preferred stock (currently convertible into 503,215 shares of common stock) held of record by GSC Recovery IIA, L.P., a limited partnership, of which the ultimate general partner is GSCP (NJ), Inc.

(4)	Represents 18,333 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(5)	Represents 18,333 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(6)	Represents 18,333 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(7)	Represents 18,333 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(8)	Represents 18,333 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(9)	Represents 115,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(10)	Represents 110,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(11)	Represents 86,580 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(12)	Represents 50,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(13)	Represents 50,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(14)	Represents 20,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(15)	Represents 20,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Purchases from International Wire Group, Inc.

      In March 2000, we acquired the wire harness business of International Wire Group, Inc., an affiliate of Hicks Muse. Viasystems Group’s wire harness operations, in accordance with negotiated contract terms, purchased an aggregate of $34.1 million of product from International Wire Group, Inc. in the year ended December 31, 2003. Mr. Hicks, a member of the board of Viasystems Group, is a principal stockholder of Hicks, Muse, Tate & Furst Incorporated, which is affiliated with the entities that control International Wire Group, Inc.

      Under the terms of the stock purchase agreement, International Wire Group, Inc. agreed to indemnify us for various matters associated with the pre-acquisition operations of the wire harness business, including product liability claims related to hose assemblies manufactured by one of the acquired companies through 1997. Certain claims have been asserted against International Wire Group, Inc. by insurers as subrogees of their insured homeowners with respect to property damages arising from the failure of allegedly defective washing machine hose assemblies manufactured by one of the acquired companies. International Wire has submitted such claims to its insurers and to date has defended and/or settled all such claims consistent with its indemnity obligations. International Wire filed for protection under chapter 11 of the Bankruptcy Code on March 24, 2004. Under the terms of International Wire’s plan of reorganization, it will assume the obligations under its indemnity obligation to us. While International Wire has advised us that it believes its insurance coverage is sufficient to address the substantial majority of such product liability claims and that, based upon the reduction in leverage contemplated by its plan of reorganization, it will be financially capable of honoring any further uninsured claims, there can be no assurance of the foregoing, in which case insurers could potentially assert claims directly against one of the acquired companies.

Stockholders Agreement

      On January 31, 2003, we entered into a Stockholders Agreement with certain persons acquiring shares of Viasystems Group capital stock in connection with the Reorganization, including certain affiliates of Hicks Muse, which control a majority of the voting stock of Viasystems Group, and certain affiliates of GSC. The Stockholders Agreement was amended in October 2003. The following is a summary of the material provisions of the Stockholders Agreement, as amended.

      Board of Directors

      The Stockholders Agreement provides that the board of directors of Viasystems Group will be comprised of ten members as follows: (1) the chief executive officer of Viasystems Group; (2) five members designated for election by Hicks Muse; (3) three members designated for election by stockholder parties to the Stockholders Agreement other than Hicks Muse and (4) one member jointly designated by Hicks Muse and by the stockholder parties to the Stockholders Agreement other than Hicks Muse. The Stockholders Agreement also provides that the compensation committee of the board of directors of Viasystems Group will be comprised of two members designated by the Hicks Muse board designees and one member designated by the non-Hicks Muse stockholders’ board designees. To the extent that the equity ownership in Viasystems Group of Hicks Muse or the non-Hicks Muse stockholders is reduced by disposition during the term of the Stockholders Agreement, such constituency’s right to designate directors for election (and to appoint compensation committee members) shall be reduced as set forth in the Stockholders Agreement.

      Hicks Muse Protections

      The Stockholders Agreement provides that without approval of Hicks Muse, Viasystems Group will not take any of the following actions: (1) other than transactions in which Hicks Muse will have pre-emptive rights to maintain their equity ownership percentage and other customary exceptions, issue or sell equity securities or bonds, debentures, notes or other obligations convertible into, exchangeable for, or any options, warrants or other obligations having rights to purchase any equity securities; (2) issue or sell equity securities or bonds, debentures, notes or other obligations convertible into, exchangeable for, or any options, warrants or other obligations having rights to purchase, any equity securities for consideration below fair market value; (3) issue preferred stock or other equity ranking senior to the common stock; (4) incur certain material indebtedness or financial obligations; or (5) take such other actions to be determined by agreement among the parties to the Stockholders Agreement.

      Non-Hicks Muse Stockholders Protections

      The Stockholders Agreement provides that without approval of at least a majority in interest of the non-Hicks Muse stockholders, Viasystems Group will not take any of the following actions: (1) other than transactions in which such stockholders have pre-emptive rights to maintain their equity ownership percentage and other customary exceptions, issue or sell equity securities or bonds, debentures, notes or other obligations convertible into, exchangeable for, or any options, warrants or other obligations having rights to purchase, any equity securities; (2) issue or sell equity securities or bonds, debentures, notes or other obligations convertible into, exchangeable for, or any options, warrants or other obligations having rights to purchase any equity securities for consideration below fair market value; (3) redeem or repurchase of any of its outstanding capital stock; (4) declare or make any dividend or other distribution on, or an account of, capital stock (excluding such dividends or other distributions with respect to the class B senior convertible preferred stock and class A junior preferred stock); (5) consummate any corporate reorganizations, including dissolution, liquidation, reorganization or act of bankruptcy; (6) consummate any merger, sale of all or substantially all assets or any other transaction that results in a “change of control,” other than in any transaction based on an enterprise value in excess of $828 million; (7) enter into any transaction(s) with affiliates or insiders (including directors, officers and stockholders) that are not wholly-owned subsidiaries outside the ordinary course and on other than arm’s length terms; (8) incur certain material indebtedness or financial obligations; (9) other than as part of a transaction permitted under clause (6) above, sell or transfer (by lease or otherwise) material businesses; or (10) other than amendments effected in conjunction with a permitted transaction, modify its certificate of incorporation or bylaws, change the number of directors on the board or establish any new committees and/or engage in new corporate governance activities.

      Common Stock Registration Rights

      The Stockholders Agreement provides that at any time after January 31, 2006 the holders of 30% or more of the outstanding shares of registrable Viasystems Group common stock (including securities convertible into Viasystems Group common stock), and at any time after the earlier of (1) the initial public offering of Viasystems Group common stock following consummation of the reorganization or (2) the date on which any class of Viasystems Group common equity securities is registered under section 12(b) or 12(g) of the Exchange Act, the holders of 15% or more of the outstanding shares of registrable Viasystems Group common stock (including securities convertible into Viasystems Group common stock), shall be entitled to demand up to three registrations of their registrable Viasystems Group common stock on Form S-3 (or, if Form S-3 is not then available to Viasystems Group, Form S-1, or any successor forms).

      The Stockholders Agreement further provides that at any time after the earlier of (i) the initial public offering of Viasystems Group common stock following consummation of the reorganization and (ii) the date on which any class of Viasystems Group common equity securities is registered under section 12(b) or 12(g) of the Exchange Act, holders of registrable Viasystems Group common stock shall be entitled to piggyback onto any registration under the Securities Act of Viasystems Group common stock or other equity securities effected by Viasystems Group on any forms other than Form S-4 or S-8 (or any successor or similar forms(s)) for its own account or for the account of any other holders. Viasystems Group shall have priority in any registration it has initiated for its own account, including any demand registration converted into a registration for its own account as provided in the Stockholders Agreement.

Any cutback required with respect to the holders exercising piggyback registration rights shall be effected on a pro rata basis.

      Junior Preferred Stock Registration Rights

      The Stockholders Agreement provides that at any time after the earlier of (1) the initial public offering of Viasystems Group common equity securities following consummation of the reorganization, (2) January 31, 2004, and (3) the date on which any class of Viasystems Group common equity securities is registered under section 12(b) or 12(g) of the Exchange Act, the holders of 20% or more of the registrable class A junior preferred stock shall be entitled to require Viasystems Group to use its reasonable efforts to file and have declared effective a shelf registration statement covering the resale of the registrable class A junior preferred stock of such holders. At any time that Viasystems Group is entitled to effect registration of class A junior preferred stock on Form S-3, the holders of 10% or more of the outstanding shares of registrable class A junior preferred stock shall be entitled to require Viasystems Group to use its reasonable efforts to file and have declared effective a shelf registration statement covering the resale of the registrable junior preferred stock of such holders. Subject to customary blackouts, Viasystems Group shall use its reasonable efforts to maintain the effectiveness of any such shelf registration statement continuously for two years or such shorter period of time which shall terminate the date after the date on which all of the registrable junior preferred stock covered by the shelf registration statement has been sold pursuant to the shelf registration statement or the first date on which costs and expenses associated with each shelf registration of junior preferred stock. Holders of junior preferred stock will pay underwriting discounts, commissions and applicable transfer taxes, if any, on any shares sold by them.

      Preemptive Rights

      The Stockholders Agreement provides that each stockholder party to the Stockholders Agreement may elect to purchase its pro rata share of any shares of Viasystems Group common stock or common stock equivalents that Viasystems Group proposes to issue or sell at any time prior to the earlier of the termination of the Stockholders Agreement and consummation of an underwritten public offering of Viasystems Group common stock for gross proceeds of $414 million or more. The preemptive rights do not apply to certain excepted transactions, including (1) bona fide registered underwritten public offerings, (2) grants to employees, (3) issuances in payment of unaffiliated third-party indebtedness, and (4) issuances in connection with the issuance of debt securities of Viasystems Group or its subsidiaries.

Monitoring and Oversight Agreement

      We entered into a ten-year monitoring and oversight agreement with an affiliate of Hicks Muse, effective as of January 31, 2003. Under the monitoring and oversight agreement, we are required to pay Hicks Muse an annual fee, payable quarterly, for oversight and monitoring services equal to the lesser of (1) 2% of our consolidated EBITDA for such year and (2) $1.5 million. The fee is payable for the preceding year following the completion of the audited financial statements for such preceding year, provided that Hicks Muse may elect to defer the payment of such fees, in which case such amounts will become due and payable at such time as Hicks Muse elects to require the payment of these obligations. The monitoring and oversight agreement makes available the resources of Hicks Muse concerning a variety of financial and operational matters. Historically, these services have been provided not only by Thomas O. Hicks and Joe Colonnetta, outside the scope of their duties as directors of Viasystems Group, but also from numerous other principals and employees of Hicks Muse. Thomas O. Hicks and Joe Colonnetta are each principals of Hicks Muse. Hicks Muse has performed various monitoring and oversight services, including providing input in management’s establishment of our financial and strategic acquisition plans. Hicks Muse monitors the viability and implementation of our strategic plan through actions such as review of monthly financial data, management briefings and facility visits. Hicks Muse is also entitled to reimbursement for any expenses incurred by it in connection with rendering services under the monitoring and oversight agreement. In addition, we have agreed to indemnify Hicks Muse, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees and disbursements of counsel related to or arising out of or in connection with the services rendered by Hicks Muse under the monitoring and oversight agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Hicks Muse.

Participation in the Reorganization

      Hicks Muse was the principal stockholder of Viasystems Group prior to consummation of the Reorganization and Hicks Muse designees represented a majority of the pre-Reorganization Viasystems Group board of directors. Hicks Muse was also a principal participant in the Reorganization. As a consequence of its exchange of bank debt, senior notes and senior subordinated notes in connection with the Reorganization, including the rights offering and exchange consummated in connection with the Reorganization, affiliates of Hicks Muse acquired shares of common stock and class B senior convertible preferred stock representing 52.8% of the fully diluted common stock of reorganized Viasystems Group and shares of class A junior preferred stock with an aggregate liquidation preference of $120.1 million. In consideration for its commitment to purchase unsubscribed shares in the rights offering, Hicks Muse received a fee of $0.6 million.

Consulting Arrangement

      In connection with our restructuring activities, commencing December 2001 we engaged Katia Advisors LLC to provide us certain consulting services related to strategic marketing opportunities. Such services have been provided on a month by month basis and effective December 1, 2003 we have discontinued using these services. As of December 31, 2003 we have paid Katia Advisors an aggregate of $520,000. These services have been provided by Richard McGinn, a partner of Katia and a director of Viasystems Group.

Senior Credit Facility Lenders

      Certain affiliates of GSC and Hicks Muse are lenders under our senior credit facility. Certain affiliates of GSC hold approximately $0.6 million under the tranche B term loan facility. Certain affiliates of GSC have commitments of approximately $5 million under the revolving portion of our senior credit facility and have received commitment fees in respect thereof. Affiliates of Hicks Muse have commitments of approximately $5 million under the revolving portion of our senior credit facility and have received commitment fees in respect thereof.

DESCRIPTION OF NOTES

      The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. We have filed copies of the indenture and registration rights agreement as exhibits to the registration statement. See “Where You Can Find More Information” for information on how to request copies of these documents.

      You can find the definitions of certain terms used in this description under “— Certain Definitions.” Certain defined terms used in this description but not defined under “— Certain Definitions” have the meanings assigned to them in the indenture. In this description, the word “Viasystems” refers only to Viasystems, Inc. and not to any of its subsidiaries, and the word “Viasystems Group” refers only to Viasystems Group and not to any of its subsidiaries.

      Viasystems issued the old notes in a transaction exempt from registration under the Securities Act. The old notes were issued and the registered notes will be issued under an indenture, dated December 17, 2003, among Viasystems, the Guarantors, and The Bank of New York, as trustee. The old notes and the registered notes will be identical in all material respects, except that the registered notes will have been registered under the Securities Act. Accordingly, unless specifically stated to the contrary, the following description applies equally to the old notes and the registered notes. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

      The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

      The Notes

      The notes:

•	will be general unsecured obligations of Viasystems;

•	will be subordinated in right of payment to all existing and future Senior Debt of Viasystems;

•	will be pari passu in right of payment with any future senior subordinated Indebtedness of Viasystems;

•	will be senior in right of payment to any future subordinated indebtedness of Viasystems; and

•	will be unconditionally guaranteed by the Guarantors.

      The Note Guarantees

      The notes will be unconditionally guaranteed by each of Viasystems’ Domestic Subsidiaries, other than any Domestic Subsidiaries that are Immaterial Subsidiaries.

      Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be subordinated in right of payment to all existing and future Senior Debt of that Guarantor;

•	will be pari passu in right of payment to any future senior subordinated Indebtedness of that Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

      As of December 31, 2003, Viasystems had total Senior Debt of approximately $242.4 million. As indicated above and as discussed in under “— Subordination,” payments on the notes and the note guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

      Not all of our Subsidiaries will guarantee the notes. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our non-Guarantor Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-Guarantor Subsidiaries, they will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Our non-Guarantor Subsidiaries generated 56.3% of our net sales for the year ended December 31, 2003 and held 73.3% of our assets as of December 31, 2003. As of December 31, 2003, our non-Guarantor Subsidiaries had approximately $0.8 million of Indebtedness and $158.7 million of trade payables and other liabilities outstanding.

      As of the date of the indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

      Viasystems has issued $200.0 million in aggregate principal amount of old notes. Viasystems may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Viasystems will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on January 15, 2011.

      Interest on the notes will accrue at the rate of 10.50% per annum and will be payable semiannually in arrears on January 15 and July 15, commencing on July 15, 2004. Interest on overdue principal and interest and Special Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. Viasystems will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.

      Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

      If a holder of notes has given wire transfer instructions to Viasystems, Viasystems will pay all principal, interest and premium and Special Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Viasystems elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

      The trustee will initially act as paying agent and registrar. Viasystems may change the paying agent or registrar without prior notice to the holders of the notes, and Viasystems or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

      A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Viasystems will not be required to transfer or exchange any note selected for redemption. Also, Viasystems will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

      The notes will be guaranteed by each of Viasystems’ current and future Domestic Subsidiaries, other than any Domestic Subsidiaries that are Immaterial Subsidiaries. The Note Guarantees will be joint and several obligations of the Guarantors. Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent the Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Notes — Fraudulent conveyance laws could void our obligations under the notes and the note guarantees.”

      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Viasystems or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

      The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) Viasystems or a Restricted Subsidiary of Viasystems, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Viasystems or a Restricted Subsidiary of Viasystems, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if Viasystems designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon any legal defeasance or satisfaction and discharge of the indenture in accordance with the applicable provisions of the indenture.

See “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries, “— Legal Defeasance and Covenant Defeasance,” and “— Satisfaction and Discharge.”

Subordination

      The payment of principal, interest and premium and Special Interest, if any, on the notes will be subordinated to the prior payment in full of all Senior Debt of Viasystems, including Senior Debt incurred after the date of the indenture.

      The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”), in the event of any distribution to creditors of Viasystems:

(1) in a liquidation or dissolution of Viasystems;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Viasystems or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of Viasystems’ assets and liabilities.

      Viasystems also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from Viasystems or the holders of any Designated Senior Debt.

      Payments on the notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

      No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and Special Interest, if any, on the notes that have come due have been paid in full in cash.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 180 days.

      If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited,

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

      Viasystems must promptly notify holders of Senior Debt if payment on the notes is accelerated because of an Event of Default.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Viasystems, holders of notes may recover less ratably than creditors of Viasystems who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of notes may recover less ratably than trade creditors of Viasystems. See “Risk Factors — Risks Related to the Notes — The notes and the note guarantees will be junior in right of payment to our senior indebtedness, including our senior credit facility, and the senior indebtedness of the guarantors.”

Optional Redemption

      At any time prior to January 15, 2007, Viasystems may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 110.50% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings of Viasystems or a contribution to Viasystems’ common equity capital made with the net cash proceeds of a concurrent Equity Offering of Viasystems Group; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Viasystems and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

      At any time prior to January 15, 2008, Viasystems may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice, mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

      Except pursuant to the preceding paragraphs, the notes will not be redeemable at Viasystems’ option prior to January 15, 2008.

      On or after January 15, 2008, Viasystems may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on January 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2008	105.250%
2009	102.625%
2010 and thereafter	100.000%

      Unless Viasystems defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

      Viasystems is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

      Change of Control

      If a Change of Control occurs, each holder of notes will have the right to require Viasystems to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Viasystems will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Viasystems will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Viasystems will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Viasystems will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

      On the Change of Control Payment Date, Viasystems will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Viasystems.

      The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Viasystems will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Viasystems will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant.

      The provisions described above that require Viasystems to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Viasystems repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

      Viasystems will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Viasystems and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described under

“— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Viasystems and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Viasystems to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Viasystems and its Subsidiaries taken as a whole to another Person or group may be uncertain.

      Asset Sales

      Viasystems will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Viasystems (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Viasystems or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Viasystems’ most recent consolidated balance sheet, of Viasystems or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Viasystems or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Viasystems or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Viasystems or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (3), (4) or (5) of the next paragraph of this covenant.

      Within 360 days after any time the aggregate amount of Net Proceeds received from Asset Sales exceeds $15.0 million (“Asset Sale Proceeds”), Viasystems (or the applicable Restricted Subsidiary, as the case may be) may apply such Asset Sale Proceeds, at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to repay Indebtedness of a Wholly Owned Restricted Subsidiary of Viasystems and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(3) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Viasystems;

(4) to make a capital expenditure; or

(5) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

      Pending the final application of any Asset Sale Proceeds, Viasystems may temporarily reduce revolving credit borrowings or otherwise invest Net Proceeds in any manner that is not prohibited by the indenture. Any Asset Sale Proceeds that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within 30 days thereof, Viasystems will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Viasystems may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

      Viasystems will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Viasystems will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

      The agreements governing Viasystems’ outstanding Senior Debt currently prohibit Viasystems from purchasing any notes, and also provide that certain change of control or asset sale events with respect to Viasystems would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Viasystems becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Viasystems is prohibited from purchasing notes, Viasystems could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Viasystems does not obtain such a consent or repay such borrowings, Viasystems will remain prohibited from purchasing notes. In such case, Viasystems’ failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Selection and Notice

      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

      Restricted Payments

      Viasystems will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Viasystems’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Viasystems or any of its Restricted Subsidiaries) or to the direct or indirect holders of Viasystems’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Viasystems and other than dividends or distributions payable to Viasystems or a Restricted Subsidiary of Viasystems);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Viasystems) any Equity Interests of Viasystems or any direct or indirect parent of Viasystems;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Viasystems or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Viasystems and any of its Restricted Subsidiaries), except a payment of interest or a payment made in anticipation of satisfying a payment of principal at Stated Maturity within one year of the date of such payment; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Viasystems would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Viasystems and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (7), (10) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Viasystems for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Viasystems’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net proceeds received by Viasystems since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Viasystems (other than Disqualified Stock); provided that the value of any non-cash net proceeds (which in each case shall be assets of the type used or useful in a Permitted

Business or Capital Stock of a Person engaged in a Permitted Business) shall be as determined by the Board of Directors in good faith; plus

(c) 100% of the amount by which Indebtedness of Viasystems is reduced on its balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of Viasystems) subsequent to the date of the indenture of any Indebtedness of Viasystems for Equity Interests (other than Disqualified Stock) of Viasystems (less the amount of cash, or other property, distributed by Viasystems upon such conversion or exchange); plus

(d) the amount equal to the net reduction in Restricted Investments made by Viasystems or any of its Restricted Subsidiaries in any Person resulting from:

(i) repurchases or redemptions of any such Restricted Investment by such Person, proceeds realized upon the sale of such Restricted Investment to a Person that is not an Affiliate of Viasystems, and repayments of loans or advances or other transfers of assets by such Person to Viasystems or any Restricted Subsidiary of Viasystems, or

(ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Restricted Investments previously made by Viasystems or any Restricted Subsidiary in such Unrestricted Subsidiary, to the extent that such amount was included in the calculation of the amount of Restricted Payments;

provided, however, that no amount shall be included under this clause (d) to the extent it is already included in Consolidated Net Income; plus

(e) 50% of any dividends received by Viasystems or a Restricted Subsidiary of Viasystems after the date of the indenture from an Unrestricted Subsidiary of Viasystems, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Viasystems for such period; plus

(f) 100% of the aggregate net cash proceeds received by a Person in consideration for the issuance of such Person’s Capital Stock (other than Disqualified Stock) that are held by such Person at the time such Person is merged with and into Viasystems in accordance with the covenant described under “— Merger, Consolidation or Sale of Assets”; provided, however, that concurrently with or immediately following such merger Viasystems uses an amount equal to such net cash proceeds to redeem or repurchase Viasystems’ Capital Stock; plus

(g) $10.0 million.

      The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Viasystems) of, Equity Interests of Viasystems (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Viasystems; provided that the amount of any such net cash proceeds that are used for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Viasystems or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) any purchase or redemption of Indebtedness of Viasystems or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee from Excess Proceeds that remain after consummation of an Asset Sale Offer;

(5) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Viasystems to the holders of its Equity Interests on a pro rata basis;

(6) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Viasystems Group, Viasystems or any Restricted Subsidiary of Viasystems (or payments to Viasystems Group to make such repurchase, redemption or other acquisition or retirement for value) held by any current or former officer, director or employee of Viasystems or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million;

(7) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(8) payments to enable Viasystems or Viasystems Group to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

(9) so long as no Default has occurred and is continuing or would be caused thereby, the designation of a Subsidiary as an Unrestricted Subsidiary in accordance with the covenant described under “— Designation of Restricted and Unrestricted Subsidiaries” if the Subsidiary to be so designated has total consolidated assets of $10,000 or less;

(10) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Viasystems or any preferred stock of any Restricted Subsidiary of Viasystems issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described under “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11) Permitted Payments to Parent;

(12) so long as no Default has occurred and is continuing or would be caused thereby, payments of dividends on Viasystems’ common stock (or payments to Viasystems Group to pay dividends on its common stock) after an initial public offering of common stock of Viasystems or of Viasystems Group, as the case may be, in an annual amount not to exceed 6.0% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received by Viasystems from shares of common stock sold for the account of Viasystems (and not for the account of any stockholder) in such initial public offering or, in the case of any initial public offering of Viasystems Group, an annual amount not to exceed 6.0% of the amount contributed to the common or non-redeemable preferred equity of Viasystems by Viasystems Group from the Net Proceeds of an initial public offering of Viasystems Group; and

(13) so long as no Default has occurred and is continuing or would be caused thereby, payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the covenant described under “— Merger, Consolidation or Sale of Assets”; provided, however that no such payment may be made pursuant to this clause (13) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection with such transaction and the use of proceeds from such incurrence), Viasystems would be able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” such that, after incurring that $1.00 of additional Indebtedness, the Fixed Charge Coverage Ratio would be greater than 3.5 to 1.

      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Viasystems or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Viasystems whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.

      Incurrence of Indebtedness and Issuance of Preferred Stock

      Viasystems will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Viasystems will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Viasystems may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and Viasystems’ Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Viasystems’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Viasystems and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities or any other agreements or indentures governing Senior Debt in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Viasystems and its Restricted Subsidiaries thereunder, but excluding undrawn standby letters of credit) not to exceed $370.0 million;

(2) the incurrence by Viasystems and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Viasystems and the Guarantors of Indebtedness represented by the notes and the Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by Viasystems or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Viasystems or any of its Restricted Subsidiaries, in each case incurred no later than 365 days after the date of such acquisition or the date of completion of such construction, installation or improvement, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $15.0 million at any time outstanding;

(5) the incurrence by Viasystems or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (14) of this paragraph;

(6) the incurrence by Viasystems or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Viasystems and any of its Restricted Subsidiaries; provided, however, that:

(a) if Viasystems or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes in the case of Viasystems, or the Note Guarantees, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Viasystems or a Restricted Subsidiary of Viasystems and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Viasystems or a Restricted Subsidiary of Viasystems, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Viasystems or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Viasystems’ Restricted Subsidiaries to Viasystems or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Viasystems or a Restricted Subsidiary of Viasystems; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Viasystems or a Restricted Subsidiary of Viasystems,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Viasystems or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the Guarantee by Viasystems or a Restricted Subsidiary of Indebtedness of Viasystems or a Restricted Subsidiary of Viasystems that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Viasystems or any of its Restricted Subsidiaries of Indebtedness:

(a) in respect of performance bonds, bankers’ acceptances and surety or appeal bonds provided by Viasystems or any of its Restricted Subsidiaries to their customers in the ordinary course of their business,

(b) in respect of performance bonds or similar obligations of Viasystems or any of its Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, and

(c) arising from Guarantees to suppliers, lessors, licensees, contractors, franchisees or customers of obligations (other than Indebtedness) incurred in the ordinary course of business;

(11) the incurrence by Viasystems or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Viasystems or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Viasystems (other than Guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiary of Viasystems for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by Viasystems or any of its Restricted Subsidiaries in connection with such disposition;

(12) the incurrence by Viasystems or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished promptly in accordance with customary practices;

(13) the incurrence by Viasystems or any of its Restricted Subsidiaries of Indebtedness arising from agreements with governmental agencies of any foreign country, or political subdivision or agency thereof, relating to the construction of plants and the purchase and installation (including related training costs) of equipment to be used in a Permitted Business; provided that such Indebtedness (a) has a Stated Maturity in excess of the final maturity of the notes plus 91 days and (b) in the aggregate does not exceed $25.0 million since the date of the indenture;

(14) the incurrence by Viasystems or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $75.0 million.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Viasystems will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Viasystems as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Viasystems or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

      No Layering of Debt

      Viasystems will not, and will not permit any Guarantor to, incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of Viasystems or such Guarantor and senior in right of payment to the notes or such Guarantor’s Note Guarantee. In addition, Viasystems will not, and will not permit any Guarantor to, incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is senior in any respect to the notes or such Guarantor’s Note Guarantee and effectively subordinate or junior in any respect to any Senior Debt of Viasystems or such Guarantor by virtue of being unsecured, secured on a junior priority basis or otherwise at any time prior to the first Balance Sheet Date on which Viasystems’ Consolidated Leverage Ratio is less than 3.0 to 1.0.

      Liens

      Viasystems will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, securing Indebtedness of Viasystems or any Guarantor, unless all payments due under the indenture and the notes and the Note Guarantees are secured on an equal and ratable basis (or prior to in the case of Liens with respect to Indebtedness that ranks expressly junior to the notes and the Note Guarantees) with the obligations so secured until such time as such obligations are no longer secured by a Lien.

      Dividend and Other Payment Restrictions Affecting Subsidiaries

      Viasystems will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Viasystems or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Viasystems or any of its Restricted Subsidiaries;

(2) make loans or advances to Viasystems or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Viasystems or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture;

(2) the indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Viasystems or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) any agreement with respect to a Restricted Subsidiary evidencing Indebtedness incurred without violation of the indenture, or any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of any agreement with respect to a Restricted Subsidiary referred to in clauses (1) or (4) or this clause (5); provided that the encumbrances or restrictions with respect to such Restricted Subsidiary contained in any such agreement, amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing, taken as a whole, are not materially less favorable to the holders of the notes, as determined in good faith by the senior management of Viasystems, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in agreements in effect at, or entered into on, the date of the indenture;

(6) any agreement or provision that (a) restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (b) creates an encumbrance or restriction by virtue of any transfer of, agreement to transfer, option or right with respect to any property or assets of Viasystems or any Restricted Subsidiary not otherwise prohibited by the indenture, (c) is a licensing agreement to the extent such agreement limits the transfer of the property subject to such licensing agreement or (d) creates an encumbrance or restriction arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of Viasystems or any of its Subsidiaries in any manner material to Viasystems or any such Restricted Subsidiary as determined in good faith by senior management of Viasystems;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, as determined in good faith by the senior management of Viasystems, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Indebtedness of Foreign Subsidiaries; provided that the aggregate principal amount of the Indebtedness of the Foreign Subsidiaries of Viasystems that includes such an encumbrance or restriction does not exceed $50.0 million;

(11) Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Viasystems’ Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

      Merger, Consolidation or Sale of Assets

      Viasystems will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Viasystems is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of Viasystems and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Viasystems is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Viasystems) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made (the “Successor Company”) is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Successor Company assumes all the obligations of Viasystems under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) Viasystems or the Successor Company would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

      The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Viasystems under the indenture, but, in the case of a lease of all or substantially all its assets, Viasystems will not be released from the obligation to pay the principal of and interest on the notes.

      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Viasystems with an Affiliate solely for the purpose of reincorporating Viasystems in another jurisdiction to realize tax or other benefits; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Viasystems and its Restricted Subsidiaries.

      Transactions with Affiliates

      Viasystems will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Viasystems (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Viasystems or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Viasystems or such Restricted Subsidiary with an unrelated Person; and

(2) Viasystems delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Viasystems set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Viasystems; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Viasystems or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Viasystems or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Viasystems and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Viasystems) that is an Affiliate of Viasystems solely because Viasystems owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to directors of Viasystems and any direct or indirect parent of Viasystems and other reasonable fees, compensation, benefits and indemnities paid or entered into by Viasystems or its Restricted Subsidiaries to or with the officers and directors of Viasystems, any direct or indirect parent of Viasystems and any Restricted Subsidiary of Viasystems;

(5) any issuance of Equity Interests (other than Disqualified Stock) of Viasystems to Affiliates of Viasystems;

(6) Restricted Payments that do not violate the provisions of the indenture described under “— Restricted Payments”;

(7) payment of fees not in excess of the amounts specified in, or determined pursuant to, the Monitoring and Oversight Agreement, as in effect on the date of the indenture;

(8) transactions pursuant to supply or similar agreements entered into in the ordinary course of business on customary terms that are not less favorable to Viasystems than those that would have been obtained in a comparable transaction with an unrelated Person, as determined in good faith by senior management of Viasystems;

(9) loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding;

(10) Permitted Payments to Parent; and

(11) transactions pursuant to agreements in existence on the date of the indenture as in effect on the date of the indenture.

      Business Activities

      Viasystems will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Viasystems and its Restricted Subsidiaries taken as a whole.

      Additional Note Guarantees

      If Viasystems or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

      Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors of Viasystems may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Viasystems and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described under “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Viasystems. That designation will only be permitted if (a) either (i) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (ii) if such Subsidiary has consolidated assets greater than $10,000, the Investment would be permitted at that time and (b) the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Viasystems may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

      Any designation of a Subsidiary of Viasystems as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Viasystems as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock,” Viasystems will be in default of such covenant. The Board of Directors of Viasystems may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Viasystems; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Viasystems of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Reports

      Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Viasystems will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Viasystems were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Viasystems were required to file such reports.

      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Viasystems’ consolidated financial statements by Viasystems’ certified independent accountants. Following the consummation of the exchange offer contemplated by the registration rights agreement, Viasystems will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing).

      If, at any time after the consummation of the exchange offer, Viasystems is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Viasystems will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Viasystems will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Viasystems’ filings for any reason, Viasystems will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Viasystems were required to file those reports with the SEC.

      If Viasystems has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Viasystems and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Viasystems.

      In addition, Viasystems and the Guarantors agree that, if at any time during the first two years after the date of the indenture they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

      Each of the following is an “Event of Default”:

(1) default by Viasystems for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

(2) default by Viasystems in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes whether or not prohibited by the subordination provisions of the indenture;

(3) failure by Viasystems or any of its Restricted Subsidiaries to comply with the provisions described under “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by Viasystems or any of its Restricted Subsidiaries for 30 days after notice to Viasystems by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Restricted Payments,” or “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5) failure by Viasystems or any of its Restricted Subsidiaries for 60 days after notice to Viasystems by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Viasystems, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of Viasystems that, taken together, would constitute a Significant Subsidiary (or the payment of which is guaranteed by Viasystems or any of its Significant Subsidiaries or any group of Restricted Subsidiaries of Viasystems that, taken together, would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement is outstanding, such acceleration will not be effective until the earlier of (i) the acceleration of such Indebtedness under the Credit Agreement or (ii) five business days after receipt by Viasystems of written notice of such acceleration;

(7) failure by Viasystems, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of Viasystems that, taken together, would constitute a Significant Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the indenture, any Note Guarantees of any Guarantor that is a Significant Subsidiary or of any group of Guarantors that, taken together, would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary or of any group of Guarantors that, taken together, would constitute a Significant Subsidiary, or any Person acting on behalf of such Guarantor or group of Guarantors, denies or disaffirms its obligations under its Note Guarantee and such default continues for ten days after receipt of the notice specified in the indenture; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to Viasystems or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Viasystems, any Restricted Subsidiary of Viasystems that is a Significant Subsidiary or any group of Restricted Subsidiaries of Viasystems that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

      Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Special Interest, if any.

      Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

      The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the notes.

      Viasystems and each Guarantor is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Viasystems is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No past, present or future director, officer, employee, incorporator or stockholder of Viasystems or any Guarantor, as such, will have any liability for any obligations of Viasystems or the Guarantors under the notes, the indenture or the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability.

The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      Viasystems may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to the Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) Viasystems’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Viasystems’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

      In addition, Viasystems may, at its option and at any time, elect to have the obligations of Viasystems and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Viasystems must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Viasystems must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Viasystems must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Viasystems has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Viasystems must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Viasystems or any Guarantor is a party or by which Viasystems or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Viasystems or any of its Subsidiaries is a party or by which Viasystems or any of its Subsidiaries is bound;

(6) Viasystems must deliver to the trustee an officers’ certificate stating that the deposit was not made by Viasystems with the intent of preferring the holders of notes over the other creditors of Viasystems with the intent of defeating, hindering, delaying or defrauding any creditors of Viasystems or others; and

(7) Viasystems must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next three succeeding paragraphs, the indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

      Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

      In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

      Notwithstanding the preceding, without the consent of any holder of notes, Viasystems, the Guarantors, and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Viasystems’ or a Guarantor’s obligations to holders of notes and the Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Viasystems’ or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the notes or the Note Guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the notes or the Note Guarantees;

(7) to add a Guarantor;

(8) to secure the notes and the Note Guarantees; or

(9) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect as to all notes and the Note Guarantees issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Viasystems, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable, or will become due and payable within one year, by reason of providing for the mailing of a notice of redemption or otherwise and Viasystems or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, noncallable Government Securities, or a combination of cash in U.S. dollars and noncallable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Viasystems or any Guarantor is a party or by which Viasystems or any Guarantor is bound;

(3) Viasystems or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) Viasystems has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

      In addition, Viasystems must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

      If the trustee becomes a creditor of Viasystems or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

      The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

      The registered notes will be represented by one or more notes in registered, global form without interest coupons, or Global Notes. The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form, or Certificated Notes, except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

      Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Viasystems takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      DTC has advised Viasystems that DTC is a limited-purpose trust company created to hold securities for its participating organizations, or Participants, and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants” ). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised Viasystems that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

      Payments in respect of the principal of, and interest and premium, if any, and Special Interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Viasystems and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Viasystems, the trustee nor any agent of Viasystems or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised Viasystems that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant

Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Viasystems. Neither Viasystems nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Viasystems and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised Viasystems that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants. None of Viasystems, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies Viasystems that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Viasystems fails to appoint a successor depositary;

(2) Viasystems, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

      Viasystems will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Viasystems will make all payments of principal, interest and premium, if any, and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Viasystems expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Viasystems that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Registration Rights; Special Interest

      Viasystems, the Guarantors and the Initial Purchasers entered into the registration rights agreement on December 17, 2003. Pursuant to the registration rights agreement, Viasystems and the Guarantors have filed a registration statement with respect to the registered notes.

      If:

(1) any holder of Transfer Restricted Securities notifies Viasystems prior to the 20th business day following consummation of the Exchange Offer that:

(a) it is prohibited by law or SEC policy from participating in the Exchange Offer;

(b) it may not resell the registered notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns old notes acquired directly from Viasystems or an affiliate of Viasystems,

Viasystems and the Guarantors will file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the old notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

      For purposes of the preceding, “Transfer Restricted Securities” means each old note until the earliest to occur of:

(1) the date on which such old note has been exchanged by a Person other than a broker-dealer for a registered note in the Exchange Offer;

(2) following the exchange by a broker-dealer in the Exchange Offer of an old note for a registered note, the date on which such registered note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3) the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4) the date on which such old note is distributed to the public pursuant to Rule 144 under the Securities Act.

      The registration rights agreement provides that:

(1) unless the Exchange Offer would not be permitted by applicable law or SEC policy, Viasystems and the Guarantors will use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, registered notes in exchange for all old notes tendered prior thereto in the Exchange Offer; and

(2) if obligated to file the Shelf Registration Statement, Viasystems and the Guarantors will use all commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 90 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the SEC on or prior to 180 days after such Shelf Registration Statement is filed.

      If:

(1) Viasystems and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(3) Viasystems and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then Viasystems will pay Special Interest on the notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, at a rate equal to 0.25% per annum.

      The amount of the Special Interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum of 1.0% per annum, until the Exchange Offer is completed or the Shelf Registration Statement is declared effective.

      All accrued Special Interest will be paid by Viasystems on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

      Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

      Holders of old notes will be required to make certain representations to Viasystems (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their old notes included in the Shelf Registration Statement and benefit from the provisions regarding Special Interest set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify Viasystems and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of old notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from Viasystems.

Certain Definitions

      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

      “Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at January 15, 2008 (such redemption price being set forth in the table appearing above under “— Optional Redemption”), plus (ii) all required interest payments due on the note through January 15, 2008 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note, if greater.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Viasystems and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance or sale of Equity Interests in any of Viasystems’ Restricted Subsidiaries.

      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) a sale or other disposition of assets for net proceeds that, when taken collectively with the net proceeds of any other sales or dispositions under this clause (1) that were consummated since the beginning of the calendar year in which the sale or disposition is consummated, do not exceed 1.5% of the Consolidated Book Value of Viasystems’ assets;

(2) a transfer of assets between or among Viasystems and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Viasystems to Viasystems or to a Restricted Subsidiary of Viasystems;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents; and

(6) a Restricted Payment that does not violate the covenant described above under “— Certain Covenants — Restricted Payments” or a Permitted Investment.

      “Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

      “Balance Sheet Date” means, with respect to any specified Person, the most recent fiscal quarter or fiscal year end for which a consolidated balance sheet of such Person has been regularly prepared in accordance with GAAP.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and, in each case, maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Viasystems and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of Viasystems; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Viasystems, measured by voting power rather than number of shares.

      “Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

      “Consolidated Book Value” means, with respect any specified Person as of any date, the book value of such Person’s assets, on a consolidated basis, determined in accordance with GAAP, as reported on the most recent date prior thereto for which a consolidated balance sheet of such Person has been regularly prepared.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) exchange or translation losses on foreign currencies to the extent such losses were deducted in computing such Consolidated Net Income; plus

(5) the deferred portion of any fees under the Monitoring and Oversight Agreement, subject to deductions when actually paid in subsequent periods;

(6) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(7) exchange or translation gains on foreign currencies to the extent such gains were added in computing such Consolidated Net Income; minus

(8) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

      Notwithstanding the foregoing, the income tax expense, depreciation expense and amortization expense of a Restricted Subsidiary of Viasystems will be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

      “Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries; plus

(2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by Viasystems or one or more of its Restricted Subsidiaries; plus

(3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred shares of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

      “Consolidated Leverage Ratio” means, with respect to any Person as of any Balance Sheet Date, the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending on such Balance Sheet Date for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. In addition, for purposes of making the computation referred to above:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Balance Sheet Date will be given pro forma effect (as determined in good faith by a responsible financial or accounting officer of Viasystems) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Balance Sheet Date, shall be excluded;

(3) any person that is a Restricted Subsidiary on the Balance Sheet Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(4) any Person that is not a Restricted Subsidiary on the Balance Sheet Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the lesser of (a) dividends or distributions paid to Viasystems or any of its Restricted Subsidiaries by the specified Person and (b) the Net Income of the specified Person (but in no event less than zero);

(2) the net loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting (other than an Unrestricted Subsidiary) will be included only to the extent of the aggregate Investment of Viasystems or any of its Restricted Subsidiaries in the specified Person;

(3) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in effect on the date of the indenture with respect to a Restricted Subsidiary of Viasystems and other than restrictions that are created or exist in compliance with the covenant described under “— Certain Covenants — Dividend and Other Payment Restrictions Affecting Subsidiaries”);

(4) the cumulative effect of a change in accounting principles will be excluded;

(5) charges relating to the write-off of acquired in-process research and development expenses and other intangibles in connection with the application of the purchase method of accounting to the net assets of a Person acquired by Viasystems and its Restricted Subsidiaries and charges relating to write-off of intangible assets will be excluded;

(6) restructuring charges or write-offs recorded following the date of the indenture in an aggregate amount not to exceed $50.0 million will be excluded;

(7) any non-cash expenses attributable to grants or exercises of employee stock options will be excluded; and

(8) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

      “Credit Agreement” means that certain Credit Agreement, dated as of January 31, 2003, by and among Viasystems Group, Viasystems, the several banks and other financial institutions party thereto, and JPMorgan Chase Bank, as administrative agent providing for up to $499.2 million of borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture, the principal amount of which is $25.0 million or more and that has been designated by Viasystems as “Designated Senior Debt.”

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Viasystems to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Viasystems may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Viasystems and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

      “Domestic Subsidiary” means any Restricted Subsidiary of Viasystems that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Viasystems.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Offering” means an offer and sale for cash by Viasystems or Viasystems Group of its Equity Interests.

      “Existing Indebtedness” means the Indebtedness of Viasystems and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture.

      “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Viasystems (unless otherwise provided in the indenture).

      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness (other than the repayment, repurchase, redemption, defeasance or other discharge of Indebtedness under a revolving credit or similar arrangement unless the revolving credit indebtedness has been permanently repaid and has not been replaced), or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (as determined in good faith by a responsible financial or accounting officer of Viasystems) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6) if any Indebtedness is incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement) only that portion of the Indebtedness that constitutes the one year projected minimum balance of the Indebtedness (as determined in good faith by senior management of Viasystems and assuming a constant level of sales) will be deemed outstanding; and

(7) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as of the Calculation Date in excess of 12 months).

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of a third party that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries if the interest is actually paid by such Person or one of its Restricted Subsidiaries; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Viasystems (other than Disqualified Stock) or to Viasystems or a Restricted Subsidiary of Viasystems, in each case, determined on a consolidated basis in accordance with GAAP; minus

(5) to the extent included in consolidated interest expense of such Person and its Restricted Subsidiaries for such period, the amortization of capitalized debt issuance costs and debt discount solely to the extent relating to the issuance and sale of Indebtedness together with any equity security as part of an investment unit.

      Notwithstanding the foregoing, the Fixed Charges with respect to any Restricted Subsidiary of Viasystems shall be included only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

      “Foreign Subsidiary” means any Restricted Subsidiary of Viasystems that is not a Domestic Subsidiary.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

      “Guarantors” means each of:

(1) Viasystems Technologies Corp., L.L.C., Viasystems International, Inc., Viasystems Milwaukee, Inc., Wire Harness Industries, Inc., and Wirekraft Industries, LLC; and

(2) any other Subsidiary of Viasystems that executes a Note Guarantee in accordance with the provisions of the indenture,

      and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

      “Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent twelve month period do not exceed $100,000.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) in respect of letters of credit or other similar instruments (or reimbursement agreements in respect thereof) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1), (2) and (4)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(6) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(7) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding advances to customers in the ordinary course of business) or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Viasystems or any Subsidiary of Viasystems sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Viasystems such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Viasystems, Viasystems will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Viasystems’ Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under “— Certain Covenants — Restricted Payments.” The acquisition by Viasystems or any Subsidiary of Viasystems of a Person that holds an Investment in a third Person will be deemed to be an Investment by Viasystems or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described under “— Certain Covenants — Restricted Payments.” For purposes of the covenant described under “— Certain Covenants — Restricted Payments”: (1) “Investment” will include the portion (proportionate to Viasystems’ Equity Interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of the Restricted Subsidiary of Viasystems at the time that the Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a re-designation of the Unrestricted Subsidiary as a Restricted Subsidiary, Viasystems will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Viasystems’ “Investment” in the Subsidiary at the time of re-designation less (b) the portion (proportionate to Viasystems’ Equity Interest in the Subsidiary) of the Fair Market Value of the net assets of the Subsidiary at the time that the Subsidiary is so re-designated a Restricted Subsidiary; and (2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of transfer. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement (but not a consignment in the ordinary course of business), any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Monitoring and Oversight Agreement” means the Monitoring and Oversight Agreement, effective as of January 31, 2003, between Viasystems and Hicks, Muse & Co. Partners, L.P., as in effect on the date of the indenture.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

      “Net Proceeds” means the aggregate cash proceeds received by Viasystems or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, (6) any reserve, established in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by Viasystems or any Restricted Subsidiary of Viasystems after such Asset Sale, and (7) any portion of the purchase price from an Asset Sale placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale); provided, however, that upon the termination of such escrow, Net Proceeds will be increased by any portion of funds therein released to Viasystems or any Restricted Subsidiary.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither Viasystems nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Viasystems or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

      “Note Guarantee” means the Guarantee by each Guarantor of Viasystems’ Obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Permitted Business” means any business in which Viasystems or any of its Restricted Subsidiaries is engaged on the date of the indenture and any business that is reasonably related or ancillary thereto.

      “Permitted Investments” means:

(1) any Investment in Viasystems or in a Restricted Subsidiary of Viasystems;

(2) any Investment in Cash Equivalents;

(3) any Investment by Viasystems or any Restricted Subsidiary of Viasystems in a Person, if as a result of such Investment:

(a) such Person becomes a Wholly Owned Restricted Subsidiary of Viasystems; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Viasystems or a Wholly Owned Restricted Subsidiary of Viasystems;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Viasystems;

(6) any Investments received in compromise or resolution of (a) debts that were incurred in the ordinary course of business and owing to Viasystems or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of Viasystems or the Restricted Subsidiary of Viasystems in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9) prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Viasystems and its Restricted Subsidiaries;

(10) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations;

(11) repurchases of the notes; and

(12) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed $50.0 million.

      “Permitted Junior Securities” means:

(1) Equity Interests in Viasystems; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Note Guarantees are subordinated to Senior Debt under the indenture.

      “Permitted Liens” means the following types of Liens:

(1) Liens on assets of Viasystems or any of its Restricted Subsidiaries securing Senior Debt;

(2) Liens in favor of Viasystems or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Viasystems or any Subsidiary of Viasystems; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Viasystems or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Viasystems or any Subsidiary of Viasystems; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes or the Note Guarantees;

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(13) Liens incurred in the ordinary course of business of Viasystems or any Subsidiary of Viasystems with respect to obligations that do not exceed $10.0 million at any one time outstanding.

      “Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to Viasystems Group to permit Viasystems Group to pay reasonable accounting, legal and administrative expenses of Viasystems Group when due, in an aggregate amount not to exceed $2.5 million per annum; and

(2) for so long as Viasystems is a member of a group filing a consolidated, combined or unitary tax return with Viasystems Group, payments to Viasystems Group in respect of an allocable portion of the tax liabilities of such group that is attributable to Viasystems and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Viasystems would owe if Viasystems were filing a separate tax return (or a separate consolidated, combined or unitary return with its Subsidiaries that are members of the consolidated, combined or unitary group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Viasystems and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Viasystems Group actually owes to the appropriate taxing authority. Any Tax Payments received from Viasystems shall be paid over to the appropriate taxing authority within 30 days of Viasystems Group’s receipt of such Tax Payments or refunded to Viasystems.

      “Permitted Refinancing Indebtedness” means any Indebtedness of Viasystems or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Viasystems or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Principals” means Hicks, Muse, Tate & Furst Incorporated, Hanley Partners, Inc., or any of their Affiliates, officers or directors.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “Senior Debt” means:

(1) all Indebtedness of Viasystems or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of Viasystems or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or the Note Guarantees; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

      Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by Viasystems;

(2) any intercompany Indebtedness of Viasystems or any of its Subsidiaries to Viasystems;

(3) any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of the Indenture.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

      “Special Interest” means all liquidated damages then owing pursuant to the registration rights agreement.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2008; provided, however, that if the period from the redemption date to January 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

      “Unrestricted Subsidiary” means (1) any Subsidiary of Viasystems that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of Viasystems (including any newly acquired or newly formed Subsidiary of Viasystems) to be an Unrestricted Subsidiary unless (a) such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, Viasystems or any Restricted Subsidiary of Viasystems that is not a Subsidiary of the Subsidiary to be so designated or (b) the Subsidiary to be so designated has no Indebtedness other than Non-Recourse Debt.

      “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

      “Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

      Concurrently with the consummation of the Reorganization, we entered into a credit agreement among JPMorgan Chase Bank, as administrative agent, and the several banks and financial institutions parties thereto, which provides for a senior credit facility consisting of a $69.4 million three-and-one-half year amortizing term loan facility, a $378.5 million five-and-one-half year amortizing term loan facility and a five year revolving credit facility in an amount of $51.3 million (including, as a sub-facility of the revolving credit facility, a $15 million letter of credit facility). The net proceeds from the sale and issuance of the old notes were used to repay in full the $69.4 million three-and-one-half year amortizing term loan facility and to repay a portion of the $378.5 million five-and-one-half year amortizing term loan facility. See “Use of Proceeds.”

      The following is a summary description of the principal terms and conditions of our senior credit facility, as amended and after application of the net proceeds from the sale and issuance of the old notes. The description is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the definitive agreement.

      Interest Rates and Fees

      We may choose to pay interest on advances under the senior credit facility at either a eurodollar rate or a base rate plus the following applicable margin: (1) for base rate term loan facility advances, 4.25% per annum; (2) for eurodollar rate term loan facility advances, 5.25% per annum; (3) for base rate revolving credit facility advances, 3.50% per annum; and (4) for eurodollar rate revolving credit facility advances, 4.50% per annum. The default rate is 2.00% above the rate otherwise applicable. We also have an annual commitment fee of 0.50% on the unused balance of our revolving credit facility and a letter of credit fee equal to 0.125% plus the applicable margin in respect of revolving credit facility advances (or in the case of certain letters of credit assumed in connection with the Reorganization, the term loan facility advances) at the eurodollar rate on the average daily face amount of such letters of credit.

      Security and Guarantees

      Viasystems Group and all of our domestic subsidiaries have jointly and severally guaranteed the obligations under our senior credit facility. The collateral for our senior credit facility includes all or substantially all of our assets and all or substantially all of the assets of each guarantor. The term loan facility, and the liens and guarantees in respect thereof, are junior to the revolving credit facility, and the liens and guarantees in respect thereof.

      Covenants

      Our senior credit facility requires us to observe certain conditions, affirmative covenants and negative covenants (including financial covenants), including the following financial covenants: (1) minimum interest coverage, (2) maximum total leverage, and (3) maximum capital expenditures.

      Maturity

      The term loan facility is required to be repaid in full at maturity on September 30, 2008.

      Optional Prepayments

      We may prepay the loans under our senior credit facility in a minimum amount of $500,000 and additional integral amounts in multiples of $100,000. The commitments under the revolving credit facility may not be reduced until the repayment of the term loan facility.

      Mandatory Prepayments

      We must prepay the term loan facility and reduce the commitments under the revolving credit facility by the following amounts (subject to certain exceptions):

•	an amount equal to 100% of the net proceeds of any incurrence of indebtedness by us or any of our subsidiaries;

•	an amount equal to 75% of the net proceeds of any equity issuances (other than (1) equity of Viasystems Group issued in connection with incentive plans and (2) common equity infusions from certain existing equity holders and their respective affiliates) by Viasystems Group or any of its subsidiaries;

•	an amount equal to 100% of the net proceeds of any sale or other disposition by us or any of our subsidiaries of any material assets, except for (1) the sale of inventory or obsolete or worn-out property in the ordinary course of business, (2) the proceeds of certain specified asset sales, (3) transfers resulting from casualty or condemnation and (4) other customary exceptions; and

•	if our cash and cash equivalents on hand as of December 31 of each year (commencing with December 31, 2003) exceeds certain amounts, an amount equal to the lesser of (1) 50% of excess cash flow and (2) the amount of cash and cash equivalents on hand as of such date in excess of $87.5 million.

      The lenders under our senior credit facility will apply each mandatory prepayment to any outstanding borrowings under the term loan facility. Once we pay all outstanding borrowings under the term loan facility, we must cash collateralize the letters of credit and permanently reduce the commitments in respect of the revolving credit facility.

      Management Fees

      In any year, beginning with 2003, a management fee may be accrued in an amount equal to the lesser of 2% of our consolidated EBITDA for such year and $1,500,000, which accrual shall be deemed earned upon delivery of financial statements for such fiscal year and may be paid in cash at any time on or after the date on which it has been so earned.

Agreement with the Secretary of State for Trade and Industry of the United Kingdom

      In connection with the consummation of the Reorganization and pursuant to an agreement among us, the Secretary of State for Trade and Industry of the United Kingdom, and Viasystems Group, dated January 31, 2003, we have agreed to pay, and Viasystems Group has guaranteed our obligation to pay, the Secretary of State for Trade and Industry of the United Kingdom a principal amount of £9.0 million. Interest on outstanding principal is payable semi-annually at an annual rate of 3% through September 30, 2008, and at the Bank of England Base Rate plus 2% for periods thereafter. Under the agreement, principal becomes due and payable according to the following schedule:

December 31, 2008	£2.0 million
June 30, 2009	£1.0 million
December 31, 2009	£3.0 million
June 30, 2010	£1.0 million
December 31, 2010	£2.0 million

Subordinated Promissory Notes

      In connection with the consummation of the Reorganization, we have disputed claims against certain holders of pre-petitioned general unsecured claims against us in the amount of $1.0 million. All disputed claims which become allowed claims will receive subordinated promissory notes in an aggregate principal amount equal to 100% of such allowed claim. The subordinated promissory notes will be subordinated to all indebtedness under our senior credit facility and all other indebtedness of ours for borrowed money and will be non-transferable. The subordinated promissory notes will bear interest, payable semi-annually, at an annual rate of 3% through September 30, 2008, and at the prime commercial lending rate published by The Wall Street Journal for periods thereafter. Principal under the subordinated promissory notes will be due and payable according to the following schedule:

December 31, 2008	22% of principal
June 30, 2009	11% of principal
December 31, 2009	33% of principal
June 30, 2010	11% of principal
December 31, 2010	23% of principal

DESCRIPTION OF CAPITAL STOCK

      Viasystems Group owns 100% of our capital stock. The following is a summary of the capital stock of Viasystems Group, our parent.

Common Stock

      Viasystems Group is authorized to issue up to 100 million shares of common stock having a par value of $0.01 per share. As of December 31, 2003, there were issued and outstanding 20,690,297 shares of common stock, a majority of which is held by affiliates of Hicks Muse. The holders of common stock are entitled to vote upon all matters submitted to a vote of the stockholders of Viasystems Group and are entitled to one vote for each share of common stock held. Holders of common stock do not have preemptive rights, other than as set forth in the Stockholders Agreement. Subject to the prior rights and preferences applicable to the Viasystems Group class A junior preferred stock and class B senior convertible preferred stock, holders of common stock are entitled to receive dividends as may be declared by the board of directors of Viasystems Group from time to time.

Preferred Stock

      Viasystems Group is authorized to issue up to 25 million shares of preferred stock having a par value of $0.01 per share in one or more classes or series, 1.5 million of which are designated as class A junior preferred stock and 4.5 million of which are designated as class B senior convertible preferred stock. As of December 31, 2003, there were issued and outstanding 1,200,996 shares of class A junior preferred stock, all of which are held by affiliates of Hicks Muse, and 4,255,546 shares of class B senior convertible preferred stock, a majority of which is held by affiliates of Hicks Muse. In addition, the board of directors of Viasystems Group has been granted the power to authorize additional class or series of preferred stock and the rights, qualifications, limitations, or restrictions pertaining to the class or series.

      Class A Junior Preferred Stock

      The principal terms of the class A junior preferred stock are as follows:

•	Face Amount. The initial aggregate face amount of the issued shares was $120.1 million.

•	Dividends. Cumulative dividends accrue on a semi-annual basis at the below rates per annum based on the face amount (plus accrued but unpaid dividends):

From issuance date through December 31, 2003	0.0%
From January 1, 2004 through December 31, 2004	1.0%
From January 1, 2005 through December 31, 2005	3.0%
From January 1, 2006 through December 31, 2006	5.0%
From January 1, 2007 through January 31, 2013	8.0%
From and after February 1, 2013	14.0%

In certain instances where the payment of dividends on the common stock is deemed to exceed the per share dividends provided above, additional dividends may be payable.

•	Voting. The class A junior preferred stock does not have any voting rights other than those provided by law (including as required to comply with section 1123(a)(6) of the Bankruptcy Code) and except for certain matters expressly set forth in the certificate of designation.

•	Liquidation Preference. The liquidation preference is equal to $100 per share plus accrued but unpaid dividends, before any payments are made in respect of common stock. In the event of an actual liquidation (as defined), in certain instances the liquidation preference may be increased.

•	Rank. The class A junior preferred stock ranks junior in right of payment of dividend and upon liquidation to the class B senior convertible preferred stock and ranks senior in right of payment to the common stock.

•	Optional Redemption. The class A junior preferred stock is subject to optional redemption at any time (in whole or in part) at a price equal to the liquidation preference of such shares.

•	Mandatory Redemption. On January 31, 2013, the class A junior preferred stock is subject to mandatory redemption at a price equal to the liquidation preference of such shares.

      Class B Senior Convertible Preferred Stock

      The principal terms of the class B senior convertible preferred stock are as follows:

•	Face Amount. The initial aggregate face amount was $53.8 million.

•	Dividends. Cumulative dividends accrue on a semi-annual basis on the face amount (plus accrued but unpaid dividends) at a rate of 9.0% per annum from the date of issuance through January 31, 2013 and thereafter at a rate of 14% per annum. In certain instances where the payment of dividends on the common stock is deemed to exceed the per share dividends provided above, additional dividends may be payable.

•	Optional Conversion. Each share of class B senior convertible preferred stock is convertible at the option of the holder at any time (in whole or in part) into common stock at the then-applicable liquidation preference divided by the initial conversion price equal to $12.63 (subject to customary antidilution adjustments).

•	Mandatory Conversion. Upon the approval or written consent of persons holding at least 80% of the outstanding class B senior convertible preferred stock, all of the outstanding shares of class B senior convertible preferred stock is convertible into common stock at the then-applicable liquidation preference divided by the initial conversion price equal to $12.63 (subject to customary antidilution adjustments).

•	Voting. The class B senior convertible preferred stock votes together with the common stock on an as-covered basis and votes as a class as required by applicable law and with respect to certain matters expressly set forth in the certificate of designation.

•	Liquidation Preference. The liquidation preference is equal to the greater of (1) $12.63 per share plus accrued but unpaid dividends and (2) the amount that would have been received if the class B senior convertible preferred stock had been converted into common stock immediately prior to liquidation, before any payments are made in respect of the class A junior preferred stock or the common stock.

•	Rank. The class B senior convertible preferred stock ranks senior in right of payment of dividends and upon liquidation to the class A junior preferred stock and the common stock.

•	Mandatory Redemption. On January 31, 2013, the class B senior convertible preferred stock is subject to mandatory redemption at a price equal to the liquidation preference of such shares.

Warrants to Purchase Common Stock

      Viasystems Group issued to certain pre-petition holders of preferred stock interests and general unsecured claims of Viasystems Group warrants to purchase 1,436,171 shares of Viasystems Group common stock at an exercise price of $25.51 per share. The warrants are immediately exercisable and expire on January 31, 2010.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following discussion summarizes the material U.S. federal income tax considerations relating to the exchange of an old note for a registered note in the exchange offer. Except where noted, this summary deals only with notes held as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, or the Code. This summary does not address alternative minimum tax consequences, if any, or any state, local or foreign tax consequences or any estate and gift tax consequences. Additionally, this summary does not deal with special situations.

      For example, this summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, brokers, financial institutions or “financial service entities,” tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, insurance companies, retirement plans, U.S. expatriates or former long-term residents of the United States, partnerships or other pass-through entities or investors in partnerships or pass-through entities;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle; or

•	tax consequences to holders of notes whose “functional currency” is not the U.S. dollar.

      The summary below is based on the tax laws of the United States, including the Code, its legislative history, existing and proposed regulations thereunder and published rulings and judicial decisions all as currently in effect. All of those authorities may be subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

      If a partnership or other pass-through entity holds our notes, the tax treatment of a partner in or owner of the partnership or pass-through entity will generally depend upon the status of the partner or owner and the activities of the entity. If you are a partner or owner of a partnership or other pass-through entity that is considering holding notes, you should consult your tax advisor.

Exchange Offer

      The exchange of notes for otherwise identical debt securities registered under the Securities Act pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. See “Description of the Notes — Registered Exchange Offer; Registration Rights.” As a result, (1) a holder will not recognize a taxable gain or loss as a result of exchanging such holder’s old notes; (2) the holding period of the registered notes will include the holding period of the old notes exchanged therefor; and (3) the adjusted tax basis of the registered notes will be the same as the adjusted tax basis of the old notes exchanged therefor immediately before the exchange.

      THE PRECEDING DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING AN OLD NOTE FOR A REGISTERED NOTE IN THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of registered notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the registered notes and the related guarantees to be given by the entities organized under the laws of the State of Delaware. Daniel J. Weber, Esq., our Assistant General Counsel, has passed upon the validity of the guarantees to be given by the entity incorporated under the laws of the State of Wisconsin.

EXPERTS

      The consolidated financial statements of Viasystems, Inc. and its subsidiaries as of December 31, 2003 and December 31, 2002 and for each of the three years in the period ended December 31, 2003 included in this Form S-4 have been so included in reliance on the report (which contains an explanatory paragraph relating to the adoption of Statement of Financial Standards No. 142, Goodwill and Other Intangible Assets) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholder of Viasystems, Inc.:

      In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Viasystems, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Notes 1 and 4 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” as of January 1, 2002.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas

March 26, 2004

VIASYSTEMS, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Year Ended December 31,

	2002	2003

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$83,060	$62,676
Accounts receivable net of allowance for doubtful accounts of $10,893 and $10,028, respectively	118,818	135,378
Inventories	75,329	87,744
Prepaid expenses and other	34,342	38,293

Total current assets	311,549	324,091
Property, plant and equipment, net	281,252	219,765
Deferred financing costs, net	23,451	8,806
Goodwill	166,619	173,350
Intangible assets, net	21,688	11,129
Other assets	9,889	20,417

Total assets	$814,448	$757,558

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt and amounts subject to acceleration in 2002	$526,029	$943
Accounts payable	97,148	141,542
Accrued and other liabilities	71,505	69,155
Income taxes payable	388	589

Total current liabilities	695,070	212,229
Deferred taxes	15,623	18,650
Long-term debt, less current maturities	529	455,300
Other non-current liabilities	11,761	5,676
Liabilities subject to compromise	639,256	—

Total liabilities	1,362,239	691,855
Commitment and contingencies
Stockholder’s equity (deficit)
Paid-in capital	1,634,512	2,374,041
Accumulated deficit	(2,161,155)	(2,303,777)
Accumulated other comprehensive loss	(21,148)	(4,561)

Total stockholder’s equity (deficit)	(547,791)	65,703

Total liabilities and stockholder’s deficit	$814,448	$757,558

The accompanying notes are an integral part of the consolidated financial statements.

VIASYSTEMS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2001	2002	2003

	(In thousands)
Net sales	$1,206,536	$864,047	$751,483
Operating expenses:
Cost of goods sold, exclusive of items shown separately below	1,042,886	697,802	597,546
Selling, general and administrative	96,838	88,160	65,502
Depreciation	79,718	74,221	66,070
Amortization	46,574	16,344	3,065
Write-off of amounts due from affiliates	144,099	—	—
Restructuring and impairment charges	281,374	52,697	67,209
Losses on dispositions of assets, net	—	85,531	1,226

Operating loss	(484,953)	(150,708)	(49,135)

Other expenses (income):
Interest expense, net	97,174	81,898	29,729
Amortization of deferred financing costs	4,013	4,955	104
Reorganization items:
Reorganization expenses	—	22,537	55,255
Loss from debt forgiveness	—	—	1,517
Other expense (income), net	879	(900)	6,882

Loss before income taxes	(587,019)	(259,198)	(142,622)
Income taxes	—	—	—

Net loss	$(587,019)	$(259,198)	$(142,622)

The accompanying notes are an integral part of the consolidated financial statements.

VIASYSTEMS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S

EQUITY (DEFICIT) AND COMPREHENSIVE INCOME

					Accumulated
					and Other
	Common	Paid in	Notes Due	Accumulated	Comprehensive
	Stock	Capital	from Affiliates	Deficit	Income (Loss)	Total

	(In thousands)
Balance at December 31, 2000	$—	$1,602,641	$(124,532)	$(1,314,938)	$(27,239)	$135,932
Comprehensive loss:
Net loss	—	—	—	(587,019)	—	(587,019)
Foreign currency translation adjustments, net of taxes of $0	—	—	—	—	(15,640)	(15,640)

Total comprehensive loss						(602,659)

Paid-in-kind notes for interest on notes due from affiliates	—	—	(3,079)	—	—	(3,079)
Write-off of notes due from affiliates	—	—	127,611	—	—	127,611
Capital contribution by group	—	31,871	—	—	—	31,871

Balance at December 31, 2001	—	1,634,512	—	(1,901,957)	(42,879)	(310,324)
Comprehensive loss:
Net loss	—	—	—	(259,198)	—	(259,198)
Foreign currency translation adjustments, net of taxes of $0	—	—	—	—	21,731	21,731

Total comprehensive loss						(237,467)

Balance at December 31, 2002	—	1,634,512	—	(2,161,155)	(21,148)	(547,791)
Comprehensive income:
Net loss	—	—	—	(142,622)	—	(142,622)
Foreign currency translation adjustments, net of taxes of $0	—	—	—	—	16,587	16,587

Total comprehensive loss						(126,035)

Capital contribution by group	—	738,146	—	—	—	738,146
Stock compensation expense	—	1,383	—	—	—	1,383

Balance at December 31, 2003	$—	$2,374,041	$—	$(2,303,777)	$(4,561)	$65,703

The accompanying notes are an integral part of the consolidated financial statements.

VIASYSTEMS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended December 31,

	2001	2002	2003

	(In thousands)
Cash flows from operating activities:
Net loss	$(587,019)	$(259,198)	$(142,622)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Impairment of assets	221,600	30,890	66,382
Loss from debt forgiveness	—	—	1,517
Write-off of amounts due from affiliates	144,099	—	—
Write-off of inventory	49,333	—	—
Write-off of deferred financing fees	—	(656)	53,203
Losses on dispositions of assets	—	89,718	1,226
Gain on sale of joint venture interest	—	(4,187)	—
Depreciation and amortization	126,292	90,565	69,135
Amortization of deferred financing fees	—	—	104
Amortization of deferred financing costs	4,013	4,955	—
Non-cash interest income	(3,079)	—	—
Accreted interest on senior unsecured notes	9,491	16,407	—
Joint venture (income) loss	66	(298)	—
Non-cash stock option compensation charge	—	—	1,383
Deferred taxes	785	(1,382)	1,725
Change in assets and liabilities, net of acquisitions:
Accounts receivable	141,990	8,697	(14,058)
Inventories	98,386	10,220	(10,150)
Prepaid expenses and other	31,733	129	(10,912)
Accounts payable and accrued and other liabilities	(187,562)	24,922	37,718
Income taxes payable	(2,208)	(2,007)	(6,241)

Net cash provided by operating activities	47,920	8,775	48,410

Cash flows from investing activities:
Acquisitions	(10,564)	—	—
Sale of businesses and joint venture interest	—	5,900	(138)
Sale of property, plant and equipment	—	—	620
Capital expenditures	(78,790)	(29,688)	(47,506)

Net cash used in investing activities	(89,354)	(23,788)	(47,024)

Cash flows from financing activities:
Proceeds from issuance of long-term debt under credit facilities	289,250	—	—
Proceeds from issuance of long-term debt under senior subordinated notes	—	—	200,000
Net borrowings (payments) on revolvers	(43,200)	77,870	—
Repayment of amounts due under credit facilities	(1,000)	(1,000)	(208,771)
Repayment of amounts due under the Chips Loan Notes	(285,312)	—	—
Borrowings under the senior unsecured notes	100,000	—	—
Equity proceeds	—	—	102
Repayment of other long-term and capital lease obligations	(22,102)	(6,755)	—
Proceeds from exercise of stock options	149	—	—
Financing fees and other	(6,682)	(3,206)	(6,334)

Net cash provided by (used in) financing activities	31,103	66,909	(15,003)

Effect of exchange rate changes on cash and cash equivalents	(1,143)	(3,038)	(6,767)
Net change in cash and cash equivalents	(11,474)	48,858	(20,384)
Cash and cash equivalents at beginning of year	45,676	34,202	83,060

Cash and cash equivalents at end of year	$34,202	$83,060	$62,676

The accompanying notes are an integral part of the consolidated financial statements.

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

1.	Basis of Presentation and Summary of Significant Accounting Policies

      Viasystems, Inc. (“Viasystems”), a wholly owned subsidiary of Viasystems Group, Inc., (“Group”), was formed on April 2, 1997. On April 10, 1997, Group contributed to Viasystems all of the capital of its then existing subsidiaries. Prior to the contribution of capital by Group, Viasystems had no operations of its own. The consolidated financial statements included herein present the results of operations of Viasystems and its subsidiaries. As used herein, the “Company” refers to Viasystems and its’ subsidiaries subsequent to the capital contribution by Group and to Group and its subsidiaries prior to such capital contribution.

Nature of Business

      The Company is a leading worldwide provider of complex multi-layer printed circuit boards, wire harnesses and electro-mechanical solutions. Its products are used in a wide range of applications, including automotive dash panels and control modules, major household appliances, data networking equipment, telecommunications switching equipment and complex medical and technical instruments.

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

2001 Acquisitions

      In April 2001, the Company acquired certain manufacturing assets of Metawave Communications Corporation for a cash purchase price of approximately $7,964.

      In April 2001, the Company acquired Chang Yuen, a manufacturer of custom metal enclosures, located in the People’s Republic of China, for a cash purchase price of $2,600 and by issuing an aggregate 535,905 shares of Group’s common stock valued at $1,758.

      Each of the acquisitions completed during 2001 was accounted for using the purchase method of accounting and, accordingly, the results of operations related to the acquisitions are included in the results of operations of the Company subsequent to the closing date of each acquisition, respectively. The excess purchase price over the fair values of assets acquired in 2001 has been allocated to goodwill.

Cash and Cash Equivalents

      The Company considers investments purchased with an original maturity of three months or less to be cash equivalents.

Foreign Currency Translation

      Local currencies have been designated as the functional currency for the Company’s foreign subsidiaries. Accordingly, assets and liabilities of most foreign subsidiaries are translated at the rates of exchange in effect at the balance sheet date. Income and expense items of these subsidiaries are translated at the weighted average monthly rates of exchange. The resultant translation gains and losses are reported in other comprehensive income. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in other expense (income) in the consolidated statement of operations.

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivative Financial Instruments

      From time to time, the Company enters into foreign exchange forward contracts to minimize the short-term impact of foreign currency fluctuations. Such transactions are not material and gains and losses from such activities are not significant. However, there can be no assurance that these activities will eliminate or reduce foreign currency risk. Gains/losses on derivative contracts are reclassified from accumulated other comprehensive income to current period earnings in the line item in which the hedged item is recorded.

Accounts Receivable

      Accounts receivable balances represent customer trade receivables generated from the Company’s operations. To reduce the potential for credit risk, the Company evaluates the collectibility of customer balances based on a combination of factors but does not generally require significant collateral. The Company regularly analyzes significant customer balances, and, when it becomes evident a specific customer will be unable to meet its financial obligations to the Company, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position, a specific allowance for doubtful account is recorded to reduce the related receivable to the amount that is believed reasonably collectible. The Company also records allowances for doubtful accounts for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer and historical experiences. If circumstances related to specific customers change, estimates of the recoverability of receivables could be further adjusted.

Inventories

      Inventories are stated at the lower of cost (valued using the first-in, first-out (FIFO) or last-in, first-out (LIFO) method) or market. Cost includes raw materials, labor and manufacturing overhead. Had the FIFO method been used to determine purchased inventory cost, inventories would have decreased by approximately $2,592 and $2,938 at December 31, 2002 and 2003, respectively. For the years ended December 31, 2002 and 2003, the percentage of inventory valued at LIFO was 27% and 27%, respectively.

Property, Plant and Equipment

      Property, plant and equipment are recorded at cost. Repairs and maintenance which do not extend the useful life of an asset are charged to expense as incurred. The useful lives of leasehold improvements are the lesser of the remaining lease term or the useful life of the improvement. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the operations for the period. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Building	39-50 years
Leasehold improvements	10-12 years
Machinery, equipment, systems and other	3-10 years

Deferred Financing Costs

      Deferred financing costs, consisting of fees and other expenses associated with debt financing, are amortized over the term of the related debt using the straight-line method, which approximates the effective interest method.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

      The Company accounts for certain items of income and expense in different periods for financial reporting and income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences, where applicable. A valuation allowance is established against deferred tax assets unless the Company believes it is more likely than not that the benefit will be realized.

Start-Up Costs

      Start-up costs consist of salaries, personnel training and other expenses of opening new facilities and are expensed as incurred.

Intangible Assets

      Intangible assets consist primarily of identifiable intangibles acquired and goodwill arising from the excess of cost over the fair value of net assets acquired. Amortization of identifiable intangible assets acquired is computed using systematic methods over the estimated useful lives of the related assets as follows:

	Life	Method

Developed technologies	15 years	Double-declining balance

Impairment of Long-Lived Assets

      Long-lived assets and intangible assets are tested for recoverability whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. Examples of such events could include a significant adverse change in the extent or manner in which the asset is used, a change in its physical condition, or new circumstances that would cause an expectation that it is more likely than not the Company would sell or otherwise dispose of a long-lived asset significantly before the end of its previously estimated useful life.

      The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. That assessment shall be based on the carrying amount of the asset at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

      The Company evaluates goodwill for impairment based on a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is necessary to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to that excess.

      The Company determines the fair value of reporting units by using a discounted cash flow model based on future operations. Goodwill is tested annually during the fourth quarter of each fiscal year and when events or circumstances occur indicating possible impairment.

      The Company assesses the carrying amount of goodwill and other indefinite lived intangible assets at least annually in accordance with the provisions of the Financial Accounting Standards Board

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(FASB) Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets.

Revenue Recognition

      The Company recognizes revenue when all of the following criteria are satisfied: risk of loss and title transfer to the customer; the price is fixed and determinable; and collectibility is reasonably assured. Sales and related costs of goods sold are included in income when goods are shipped to the customer in accordance with the delivery terms, except in the case of vendor managed inventory arrangements, whereby sales and the related costs of goods sold are included in income when goods are taken into production by the customer. Reserves for product returns are recorded based on historical trend rates.

Environmental Costs

      Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities do not include claims against third parties and are not discounted. Costs related to environmental remediation are charged to expense. Other environmental costs are also charged to expense unless they increase the value of the property and/or mitigate or prevent contamination from future operations, in which event they are capitalized.

Use of Estimates

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

      The fair market values of the Company’s long-term debt (see Note 7) are as follows:

	December 31,

	2002	2003

Senior Subordinated Notes due 2007	$161,000	N/A
Series B Senior Subordinated Notes due 2007	$40,250	N/A
Senior Subordinated Notes due 2011	N/A	$213,250

      The Company estimated the 2002 fair value amounts by using values expected to be realized as part of the Reorganization (see Note 9).

      The Company estimated the 2003 fair values to be equal to the carrying value at December 31, 2003. The fair values of the other financial instruments included in the consolidated financial statements approximate the carrying value of those instruments.

Employee Stock-Based Compensation

      SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement No. 123, was issued to provide alternative methods of transition of an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to require prominent disclosure about the effects on reported net income of an entity’s

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accounting policy decisions with respect to the stock-based employee compensation and it amends Accounting Principles Board Opinion (APB) No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information.

      The Company adopted the new disclosure provisions but continues to account for stock options using the intrinsic value method under APB No. 25, Accounting for Stock Issued to Employees. Under this method, compensation expense is recorded over the related service period when the market price exceeds the option price at the measurement date, which is the grant date for the options. SFAS No. 123 grants an exception that allows companies currently applying APB No. 25 to continue using that method. Therefore, the Company has elected to continue applying the intrinsic value method under APB No. 25. Had compensation cost for these plans been determined consistent with SFAS Nos. 123 and 148, the Company’s net income would have been reduced to the following pro forma amounts:

	2001	2002	2003

Net loss, as reported	$(587,019)	$(259,198)	$(142,622)
Add: Stock-based employee compensation expense included in reported net (loss) income, net of related tax effects	—	—	1,383
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	6,681	6,011	12,830

Pro forma net loss available to common stockholders	$(593,700)	$(265,209)	$(154,069)

      The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model using the following assumptions:

	2001	2002	2003

Expected life of options	5 years	5 years	5 years
Risk-free interest rate	5.50%	4.61%	4.01%
Expected volatility of stock	60%	50%	50%
Expected dividend yield	None	None	None

Recently Adopted Accounting Pronouncements

      In October 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations, to be effective for all fiscal years beginning after June 15, 2002, with early adoption permitted. SFAS No. 143 provides for the fair value of a liability for an asset retirement obligation covered under the scope of SFAS No. 143 to be recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability would be accreted to its present value, and the capitalized cost would be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or incur a gain or loss upon settlement. The adoption of SFAS No. 143 did not have a material impact on the Company’s financial position or results of operations.

      In April 2002, the FASB issued SFAS No. 145, Gain or Loss on Early Extinguishment of Debt, to be effective for fiscal years beginning after May 15, 2002, with immediate effectiveness for certain transactions occurring after May 15, 2002, with overall early adoption permitted. SFAS No. 145 among other things, eliminated the prior requirement that all gains and losses from the early extinguishment of debt be classified as an extraordinary item. Upon adoption of SFAS No. 145, gains and losses from the early extinguishment of debt are now classified as an extraordinary item only if they meet the “unusual

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and infrequent” criteria contained in Accounting Principles Bulletin (APB) No. 30. In addition, upon adoption of SFAS No. 145, all gains and losses from the early extinguishment of debt that had been classified as an extraordinary item are to be reassessed to determine if they would have met the “unusual and infrequent” criteria of APB No. 30; any such gain or loss that would not have met the APB No. 30 criteria are retroactively reclassified and reported as a component of income before extraordinary item. As required by SFAS No. 145, the Company recorded a gain of $0.7 million on early extinguishment of capital leases related to the closure of the Company’s San Jose, California facilities. The gain was recorded in other expense, net for the three months ended September 30, 2002.

      In June 2002, FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, to be effective for exit or disposal activities initiated after December 15, 2002 with early adoption encouraged. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).

      SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. This Statement applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144. This Statement does not apply to costs associated with the retirement of a long-lived asset covered by SFAS No. 143. The adoption of SFAS No. 146 did not have a material impact on the Company’s financial position or results of operations.

      In December 2002, FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123, Accounting For Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 became effective for the Company in fiscal year 2003 and is effective for interim periods in fiscal year 2004.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of these instruments were previously classified as temporary equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. For financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption, transition shall be achieved by reporting the cumulative effect of a change in accounting principle by initially measuring the financial instruments at fair value or other measurement attribute required by SFAS No. 150. On November 5, 2003, the FASB deferred the provisions of SFAS No. 150 as they apply to certain mandatorily redeemable non-controlling interests. Instruments with characteristics of both liabilities and equity not addressed in SFAS No. 150 may be addressed in Phase 2 of the FASB’s Liabilities and Equity project. Adoption of SFAS No. 150 did not have a material impact on the Company’s results of operations or financial position.

      In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN No. 45 are applicable for financial statements of interim periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material impact on the Company’s results of operations or financial position.

      In May 2003, the EITF released EITF Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple generating activities. Specifically, EITF No. 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. It also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF No. 00-21 applies to all deliverables within contractually binding arrangements in all industries under which a vendor will perform multiple revenue-generating activities, with some exceptions noted. EITF No. 00-21 is effective for revenue generating arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. The adoption of EITF No. 00-21 did not have a material impact on the Company’s financial position or results of operations.

Recently Issued Accounting Pronouncements

      In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation of business enterprises (variable interest entities) to which the usual condition of consolidation does not apply. This interpretation focuses on financial interests that indicate control. It concludes that in the absence of clear control through voting interests, a company’s exposure (variable interest) to the economic risks and potential rewards from the variable interest entity’s (VIE) assets and activities are the best evidence of control. Variable interests are rights and obligations that convey economic gains or losses from changes in the values of the VIE’s assets and liabilities. Variable interests may arise from financial instruments, service contracts, nonvoting ownership interests and other arrangements. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary would be required to include assets, liabilities and the results of operations of the VIE in its financial statements. This interpretation applies immediately to VIEs that are created, or for which control is obtained after, January 31, 2003.

      In December 2003, the FASB published a revision to FIN No. 46 to clarify some of the provisions and to exempt certain entities from its requirements. Under the new guidance, special effective date provisions apply to enterprises that have fully or partially applied FIN No. 46 prior to issuance of the revised interpretation. Otherwise, application of FIN No. 46R is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities (SPEs) for periods ending after December 15, 2003. Application by public entities, other than business issuers, for all other types of VIEs other than SPEs is required in financial statements for periods ending after March 15, 2004.

      The Company does not have interests in structures commonly referred to as SPEs. The Company will apply FIN No. 46R beginning with its fourth fiscal quarter of 2004. Adoption of FIN No. 46R is currently not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

      In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends SFAS No. 133 by requiring that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

after June 30, 2003 and must be applied prospectively. The Company does not expect the adoption of SFAS No. 149 to have a material impact on its financial position or results of operations.

2.	Supplemental Cash Flow Disclosure

      Cash paid for interest for the years ended December 31, 2001, 2002 and 2003 was $94,270, $30,801 and $31,497, respectively. For the years ended December 31, 2001, 2002 and 2003, net cash paid for income taxes was $1,423, $3,389 and $4,894, respectively.

      In 2001, certain acquisitions were purchased or partially purchased by issuing 2,186,155 shares of Group’s common stock.

3.	Inventories

      The composition of inventories at December 31 is as follows:

	2002	2003

Raw materials	$30,488	$35,518
Work in process	16,485	21,182
Finished goods	28,356	31,044

Total	$75,329	$87,744

4.	Goodwill and Other Intangible Assets

      Effective January 1, 2002, the Company implemented SFAS No. 142, Goodwill and Other Intangible Assets, and as a result, ceased amortizing goodwill and other indefinite lived intangible assets.

      Also in connection with the implementation, the Company evaluated its goodwill and other indefinite lived intangible assets for impairment in accordance with SFAS No. 142. The evaluation resulted in the recognition of $155 in impairment in the Company’s EMS reporting unit.

      Had the implementation of SFAS No. 142 occurred at January 1, 2001, and amortization of goodwill ceased, net loss for the year ended December 31, 2001, would have been as follows:

Net loss, as reported	$(587,019)
Add: goodwill amortization	17,411

Adjusted net loss	$(569,608)

      The Company’s goodwill activity consisted of the following for the year ended:

Goodwill at December 31, 2001	$210,884
Write-off related to disposed businesses	(47,349)
Effect of foreign exchange rates	3,084

Goodwill at December 31, 2002	166,619
Effect of foreign exchange rates	6,886
Impairment under SFAS No. 142	(155)

Goodwill at December 31, 2003	$173,350

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of intangible assets subject to amortization were as follows:

	December 31, 2002		December 31, 2003

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Developed technologies	$38,718	$(18,662)	$20,397	$(9,529)
Other	3,067	(1,435)	913	(652)

Total	$41,785	$(20,097)	$21,310	$(10,181)

The Company paid $35 and $209 for acquisitions of patents during the years ended December 31, 2002 and 2003, respectively. In addition, the Company wrote off $7,850 in developed technologies and $1,374 in trademarks at December 31, 2003 (see Note 10).

      Expected future annual amortization expense is as follows:

Fiscal Years:
2004	$1,489
2005	1,296
2006	1,130
2007	1,010
2008	970
Thereafter	5,234

Total	$11,129

5.	Property, Plant and Equipment

      The composition of property, plant and equipment at December 31 is as follows:

	2002	2003

Land and buildings	$105,911	$99,503
Machinery, equipment and systems	447,115	455,739
Construction in progress	9,812	17,377
Leasehold improvements	20,768	21,227

	583,606	593,846
Less: Accumulated depreciation	(302,354)	(374,081)

Total	$281,252	$219,765

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Accrued and Other Liabilities

      The composition of accrued and other liabilities at December 31 is as follows:

	2002	2003

Accrued payroll and related costs	$14,641	$23,768
Accrued restructuring	22,709	13,650
Accrued interest	4,304	1,944
Deferred taxes	7,894	7,894
Accrued other	21,957	21,899

Total	$71,505	$69,155

7.	Long-Term Debt

      The composition of long-term debt at December 31 is as follows:

	2002	2003

Credit Agreement — 2003:
Term Facilities	$—	$242,401
Revolver	—	—
Credit Agreement — 2002:
Term Facilities	436,750	—
Revolver	88,470	—
Senior Subordinated Notes due 2011	—	200,000
Department of Trade and Industry Note	—	12,525
Capital lease obligations	687	545
Other	651	772

	526,558	456,243
Less current maturities and amounts subject to acceleration in 2002	(526,029)	(943)

	$529	$455,300

      The schedule of principal payments for long-term debt at December 31, 2003, is as follows:

2004	$943
2005	189
2006	178
2007	7
2008	245,942
Thereafter	208,984

$456,243

Credit Agreement — 2002

      On March 29, 2000, Group, as guarantor, and certain of its subsidiaries, as borrowers, entered into a senior credit facility (the 2002 Credit Agreement). The material terms of the 2002 Credit Agreement were as described below.

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The 2002 Credit Agreement provided for: (a) a $150,000 term loan facility (the Tranche B Term Loan), all of which was drawn in a single draw at the closing of the 2002 Credit Agreement in March 2000; (b) a $175,000 revolving credit facility (the Revolving Loans) of which $75,000 was to be used for foreign currency loans in Euros, Pounds Sterling or Canadian Dollars; (c) up to $40,000 of the Revolving Loan which was to be used for letters of credit; and (d) a U.S. $303,100 letter of credit and term loan facility in respect of the obligations due under the loan notes (the Chips Loan Notes) made in connection with an acquisition consummated by Viasystems. Such letter of credit and term loan facility consisted of two tranches: (i) a $153,100 tranche (the Tranche A Chips Loan) and (ii) a $150,000 tranche (the Tranche B Chips Loan).

      The Tranche A Chips Loan amortized semi-annually over two years, commencing September 30, 2003, the Tranche B Chips Loan amortized semi-annually over three and one half years, commencing September 30, 2003, and the Tranche B Term Loan amortized semi-annually over six and one half years, commencing September 30, 2000.

      Borrowings under the 2002 Credit Agreement bore interest at floating rates, which varied according to the interest option Viasystems selected. At December 31, 2002, the weighted average interest rate on outstanding borrowings under the 2002 Credit Agreement was 5.41%.

      On April 23, 2001, Viasystems executed a first amendment to the 2002 Credit Agreement. Among other provisions, the amendment increased the interest margin charged on borrowed funds and amended certain financial condition covenants.

      On June 28, 2001, Viasystems executed a second amendment to the 2002 Credit Agreement. Among other provisions, the amendment amended certain financial condition covenants, reduced available borrowing capacity under the Revolving Loans to $150,000 and permitted the issuance of the senior unsecured notes to affiliates of Hicks, Muse, Tate & Furst Incorporated (HMTF). The second amendment to the 2002 Credit Agreement became effective on July 19, 2001.

      As a result of the dramatic downturn in telecommunications component demand during 2001 and Viasystems’ highly leveraged capital structure, Viasystems failed to satisfy certain financial maintenance covenants contained in its 2002 Credit Agreement on March 31, 2002. In anticipation of this circumstance, Viasystems entered into an amendment to its 2002 Credit Agreement on March 29, 2002 and a subsequent amendment on May 29, 2002 under which its 2002 Credit Agreement lenders agreed to refrain from exercising any rights or remedies under such facility in respect of Viasystems’ failure to comply with specified covenants thereunder prior to August 29, 2002.

Credit Agreement — 2003

      On January 31, 2003, Group, as guarantor, and Viasystems, as borrower, entered into a senior credit facility (the 2003 Credit Agreement). The material terms of the 2003 Credit Agreement were as described below.

      The 2003 Credit Agreement provided for: (a) a $69,433 term loan facility (the Tranche A Term Loan); (b) a $378,468 term loan facility (the 2003 Tranche B Term Loan); and (c) a $51,289 revolving credit facility (the 2003 Revolving Loans), which includes a $15,000 letter of credit commitment. The Company used the proceeds from the Senior Subordinated Notes due 2011 to extinguish the Tranche A Term Loan and to pay down the 2003 Tranche B Term Loan to $242,401.

      Borrowings under the Company’s 2003 Credit Agreement bear interest at floating rates which vary according to the interest option the Company selects. Base rate term loans bear interest at the then effective base rate plus an applicable margin ranging from 3.75% to 4.25%. Eurocurrency term loans bear interest at the then effective eurocurrency base rate plus an applicable margin ranging from 4.75% to

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.25%. Revolving credit loans bear interest, at the Company’s option, at the then effective base rate plus 3.50% or the then effective eurocurrency base rate plus 4.50%.

      The Company pays a commitment fee equal to 0.5% on the undrawn portion of the commitments in respect of the 2003 Revolving Loans.

      At December 31, 2003, the Company had $49,989 of available borrowing capacity under its revolving credit facility (with $13,700 of such $49,989 available for issuers of letters of credit).

      The borrower may optionally prepay the term loans from time to time in whole or in part, without premium or penalty. At the Company’s option, the 2003 Revolving Loans may be prepaid, and revolving credit commitments may be permanently reduced, in whole or in part, at any time.

      Viasystems’ obligations under the 2003 Credit Agreement are unconditionally and irrevocably guaranteed by Group and each existing and future domestic subsidiary of Viasystems. In addition, the 2003 Credit Agreement is secured by a perfected first priority security interest in all of the capital stock of Viasystems and each of its direct and indirect domestic subsidiaries and 65% of each first tier foreign subsidiary of Viasystems (other than the foreign subsidiary stock of Viasystems Luxembourg S.a.r.l., which is 100% pledged) and its domestic subsidiaries.

      The 2003 Credit Agreement contains a number of covenants that, among other things, generally restrict the ability of Group and its subsidiaries to: (a) incur additional indebtedness; (b) create liens on assets; (c) incur guarantee obligations; (d) enter into mergers, consolidations or amalgamations or liquidate, wind up or dissolve; (e) dispose of assets; (f) pay dividends, make payment on account of, or set apart assets for, a sinking or analogous fund or purchase, redeem, defease or retire capital stock; (g) make capital expenditures; (h) make amendments to the Lucent supply agreement which would have a material adverse effect on the lenders; (i) make optional repurchases of subordinated debt or modify terms of preferred stock; (j) make advances, loans, extensions of credit, capital contributions to, or purchases of any stock, bonds, notes, debentures or other securities; (k) engage in certain transactions with affiliates; and (l) enter into certain sale and leaseback transactions.

      The 2003 Credit Agreement also contains customary events of default including: (a) failure to pay principal on any loan when due or any interest or other amount that becomes due within five days after the due date thereof; (b) any representation or warranty made or deemed made is incorrect in any material respect on or as of the date made or deemed made; (c) the default in the performance of negative covenants; (d) a default in the performance of other covenants or agreements for a period of thirty days; (e) default in other indebtedness or guarantee obligations with a principal amount in excess of $20,000 beyond the period of grace; (f) events of insolvency; (g) ERISA events; and (h) other customary events of default for facilities similar to the 2003 Credit Agreement.

      Viasystems must prepay the term loan facility and reduce the commitments under the revolving credit facility by the following amounts (subject to certain exceptions):

•	an amount equal to 100% of the net proceeds of any incurrence of indebtedness by Viasystems or any of its subsidiaries;

•	an amount equal to 75% of the net proceeds of any equity issuances (other than (1) equity of the Company issued in connection with incentive plans and (2) common equity infusions from certain existing equity holders and their respective affiliates) by the Company or any of its subsidiaries;

•	an amount equal to 100% of the net proceeds of any sale or other disposition by Viasystems or any of its subsidiaries of any material assets, except for (1) the sale of inventory or obsolete or worn-out property in the ordinary course of business, (2) the proceeds of certain specified asset sales, (3) transfers resulting from casualty or condemnation and (4) other customary exceptions; and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	if Viasystems’ cash and cash equivalents on hand as of December 31 of each year (commencing with December 31, 2003) exceeds certain amounts, an amount equal to the lesser of (1) 50% of excess cash flow and (2) the amount of cash and cash equivalents on hand as of such date in excess of $87.5 million.

      The lenders under the 2003 Credit Agreement will apply each mandatory prepayment to any outstanding borrowings under the term loan facility. Once Viasystems pays all outstanding borrowings under the term loan facility, it must cash collateralize the letters of credit and permanently reduce the commitments in respect of the revolving credit facility.

      On March 19, 2003, the Company executed a first amendment to the 2003 Credit Agreement. The primary purpose of this amendment was to get clearer definitions on specific items.

      On December 3, 2003, the Company executed a second amendment to the 2003 Credit Agreement. Among other provisions, the amendment defined uses of the $200,000 Senior Subordinated Notes due 2011 and amended certain financial condition covenants.

      Borrowings under credit agreements bore interest at floating rates, which varied according to the interest option the Company selected. At December 31, 2002 and 2003, the weighted average interest rate on outstanding borrowings under the 2002 and 2003 Credit Agreements was 5.41% and 6.62%, respectively.

Senior Subordinated Notes due 2011

      In December 2003, Viasystems completed an offering of $200,000 of 10 1/2% Senior Subordinated Notes due 2011 (the 2011 Notes).

      Interest on the 2011 Notes is due semiannually. The 2011 Notes may be redeemed at any time prior to January 15, 2008 at the redemption price of 100% plus a “make-whole” premium (as defined). In the event of an Initial Public Offering (as defined), 35% of the 2011 Notes may be redeemed at any time prior to January 15, 2007 at the redemption price of 110.5%, plus accrued and unpaid interest, if any, to the redemption date. In the event of a Change in Control (as defined), the 2011 Notes may be redeemed at a redemption price of 101%, plus accrued and unpaid interest.

      The indenture governing the 2011 Notes contains restrictive covenants which, among other things, limit the ability (subject to exceptions) of Viasystems, Inc. and its Guarantor Subsidiaries to: (a) incur additional debt; (b) pay dividends or distributions on, or redeem or repurchase, its capital stock; (c) create certain liens without securing the notes; (d) make investments; (e) engage in transactions with affiliates; (f) transfer or sell assets; (g) guarantee debt; (h) restrict dividends or other payments to the Company or any Restricted Subsidiaries (as defined); (i) consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries; and (j) engage in unrelated businesses.

Department of Trade and Industry Note

      The Company guaranteed a £12.0 million (approximately $18.0 million) loan made by the Department of Trade and Industry (the DTI) of the United Kingdom in respect of a grant provided to European PCB Group. The grant is secured by land and a building in North Tyneside owned by European PCB Group which had an appraised value in excess of the grant obligation. On January 31, 2002, the Company and Viasystems Tyneside Limited (VTL) entered into a settlement agreement with the DTI. Under the settlement agreement, the Company and VTL jointly and severally agreed to pay £12.0 million (approximately $18.0 million) in nine installments beginning January 31, 2002 and ending on December 31, 2003. During 2002, installments totaling £3.0 million (approximately $4.5 million) were paid by VTL. On July 31, 2003, Viasystems received £1.9 million for the sale of VTL. In conjunction with the Company’s plan of reorganization approved by the Bankruptcy Court (see Note 9), the £12 million

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

loan was cancelled and in exchange the DTI received a note in an amount equal to £9.0 million with interest payable semi-annually in cash on a current basis at an annual interest rate of three percent for periods up to September 30, 2008 and at an annual interest rate equal to the Bank of England Base Rate plus two percent for periods thereafter and principal payable from December 31, 2008 through December 31, 2010 (provided all amounts due and owing under the Exit Facility are not paid in full prior to October 1, 2008); provided, however, proceeds received by DTI pursuant to the liquidation of VTL will reduce the outstanding principal under the DTI Note. The outstanding balance of the DTI note was $12.5 million at December 31, 2003. In March of 2003, the DTI listed the land and building in North Tyneside for sale. Any net proceeds received from the sale of the facility will further reduce the Company’s obligation under the note. A receivable of $7.0 million was recorded in 2003 based on management’s best estimate of the ultimate sales price of the facility and the timing of such sale. The Company increased the receivable to $7.6 million as of December 31, 2003 based on currency translation gains during the year.

Early Extinguishment of Capital Leases

      During the quarter ended September 30, 2002 and in connection with the closure of one of the Company’s San Jose, California facilities, the Company entered into an agreement to buy out the remaining lease payments due under certain capital leases held by Viasystems San Jose, Inc. As a result of the buyout, the Company recognized a gain on early extinguishment of capital leases of $656 that is included in other expense, net in the consolidated statement of operations.

8.	Guarantor Subsidiaries

      The 2011 Notes are fully and unconditionally (as well as jointly and severally) guaranteed on an unsecured, senior subordinated basis by each subsidiary of Viasystems other than its foreign subsidiaries. Each of the guarantor subsidiaries and non-guarantor subsidiaries is wholly-owned by the Company.

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following condensed consolidating financial statements of the Company include the accounts of the Company, the combined accounts of the guarantor subsidiaries and the combined accounts of the non-guarantor subsidiaries. Given the size of the non-guarantor subsidiaries relative to the Company on a consolidated basis, separate financial statements of the respective guarantor subsidiaries are not presented because management has determined that such information is not material in assessing the guarantor subsidiaries.

Balance Sheet as of December 31, 2003

	Viasystems,	Total	Total Non-		Viasystems, Inc.
	Inc.	Guarantor	Guarantor	Eliminations	Consolidated

ASSETS
Cash	$993	$38,236	$23,447	$—	$62,676
Accounts receivables	—	54,967	80,411	—	135,378
Inventory	—	27,279	60,465	—	87,744
Other current assets	446	12,174	25,673	—	38,293

Total current assets	1,439	132,656	189,996	—	324,091
Property, plant and equipment	—	12,358	207,407	—	219,765
Investment in subsidiary	341,638	(340,934)	—	(704)	—
Other assets	(34,320)	89,965	158,057	—	213,702

Total assets	$308,757	$(105,955)	$555,460	$(704)	$757,558

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current maturities of long-term debt	$—	$172	$771	$—	$943
Accounts payable	—	33,085	108,457	—	141,542
Accrued and other liabilities	5,314	38,763	25,667	—	69,744

Total current liabilities	5,314	72,020	134,895	—	212,229
Long-term debt	454,927	373	—	—	455,300
Other non-current liabilities	(4,215)	6,374	24,629	—	26,788
Intercompany (receivable)/ payable	(203,622)	(541,907)	743,067	—	(2,462)

Total liabilities	252,404	(463,140)	902,591	—	691,855
Total stockholder’s equity (deficit)	70,264	341,638	(340,934)	(704)	70,264
Accumulated other comprehensive income (loss)	(13,911)	15,547	(6,197)	—	(4,561)

Total liabilities and stockholder’s equity (deficit)	$308,757	$(105,955)	$555,460	$(704)	$757,558

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Balance Sheet as of December 31, 2002

	Viasystems,	Total	Total Non-		Viasystems, Inc.
	Inc.	Guarantor	Guarantor	Eliminations	Consolidated

ASSETS
Cash	$62,811	$792	$19,457	$—	$83,060
Accounts receivables	(1,831)	43,987	76,662	—	118,818
Inventory	—	24,105	51,224	—	75,329
Other current assets	7,721	5,142	21,479	—	34,342

Total current assets	68,701	74,026	168,822	—	311,549
Property, plant and equipment	977	26,610	253,665	—	281,252
Investment in subsidiary	297,651	(216,982)	—	(80,669)	—
Other assets	(20,214)	86,308	155,553	—	221,647

Total assets	$347,115	$(30,038)	$578,040	$(80,669)	$814,448

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current maturities of long-term debt	$525,219	$157	653	$—	$526,029
Accounts payable	259	20,195	76,694	—	97,148
Accrued and other liabilities	18,869	20,847	32,177	—	71,893

Total current liabilities	544,347	41,199	109,524	—	695,070
Long-term debt	—	529	—	—	529
Other non-current liabilities	640,674	3,661	22,305	—	666,640
Intercompany (receivable)/ payable	(288,754)	(389,348)	678,102	—	—

Total liabilities	896,267	(343,959)	809,931	—	1,362,239
Total stockholder’s equity (deficit)	(526,643)	297,651	(216,982)	(80,669)	(526,643)
Accumulated other comprehensive income (loss)	(22,509)	16,270	(14,909)	—	(21,148)

Total liabilities and stockholder’s equity (deficit)	$347,115	$(30,038)	$578,040	$(80,669)	$814,448

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Operations as of December 31, 2003

	Viasystems,	Total	Total Non-		Viasystems, Inc.
	Inc.	Guarantor	Guarantor	Eliminations	Consolidated

Net sales	$—	$328,641	$488,632	$(65,790)	$751,483
Operating expenses:
Cost of goods sold	—	293,892	369,444	(65,790)	597,546
Selling, general and administrative	267	27,477	37,758	—	65,502
Depreciation	—	3,406	62,664	—	66,070
Amortization	299	—	2,766	—	3,065
Restructuring and impairment charges	1,374	15,356	50,479	—	67,209
Losses on dispositions of assets	—	1,888	(662)	—	1,226

Operating loss	(1,940)	(13,378)	(33,817)	—	(49,135)
Other expenses (income):
Interest expense	22,621	(29,118)	36,226	—	29,729
Amortization of deferred financing costs	104	—	—	—	104
Reorganization expenses	55,255	—	—	—	55,255
Loss from debt forgiveness	1,517	—	—	—	1,517
Other expense (income), net	(34,513)	24,221	17,174	—	6,882
Equity earnings in subsidiaries	90,112	(89,498)	—	(614)	—

Income (loss) before income taxes	(137,036)	81,017	(87,217)	614	(142,622)
Income taxes	6,814	(9,095)	2,281	—	—

Net (loss) income	$(143,850)	$90,112	$(89,498)	$614	$(142,622)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Operations as of December 31, 2002

	Viasystems,	Total	Total Non-		Viasystems, Inc.
	Inc.	Guarantor	Guarantor	Eliminations	Consolidated

Net sales	$—	$427,833	$483,932	$(47,718)	$864,047
Operating expenses:
Cost of goods sold	—	386,265	359,255	(47,718)	697,802
Selling, general and administrative	11,179	23,297	53,684	—	88,160
Depreciation	281	8,512	65,428	—	74,221
Amortization	213	350	15,781	—	16,344
Restructuring and impairment charges	639,059	(96,316)	(490,046)	—	52,697
Losses on dispositions of assets	—	41,776	43,755	—	85,531

Operating (loss) income	(650,732)	63,949	436,075	—	(150,708)
Other expenses (income):
Interest expense	71,164	(31,059)	41,793	—	81,898
Amortization of deferred financing costs	4,930	—	25	—	4,955
Reorganization expenses	22,537	—	—	—	22,537
Other expense (income), net	(10,920)	—	10,020	—	(900)
Equity earnings in subsidiaries	(292,966)	391,133	—	(98,167)	—

Income (loss) before income taxes	(445,477)	(296,125)	384,237	98,167	(259,198)
Income taxes	10,055	(3,159)	(6,896)	—	—

Net (loss) income	$(455,532)	$(292,966)	$391,133	$98,167	$(259,198)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Operations as of December 31, 2001

	Viasystems,	Total	Total Non-		Viasystems, Inc.
	Inc.	Guarantor	Guarantor	Eliminations	Consolidated

Net sales	$—	$496,399	$732,597	$(22,460)	$1,206,536
Operating expenses:
Cost of goods sold	(6,802)	488,574	583,574	(22,460)	1,042,886
Selling, general and administrative	11,627	35,526	49,685	—	96,838
Depreciation	716	16,640	62,362	—	79,718
Amortization	248	10,319	36,007	—	46,574
Write-off of amounts due from affiliates	82,676	—	61,423	—	144,099
Restructuring and impairment charges	12,477	190,543	78,354	—	281,374

Operating loss	(100,942)	(245,203)	(138,808)	—	(484,953)
Other expenses (income):
Interest expense	61,715	(2,400)	37,859	—	97,174
Amortization of deferred financing costs	3,904	24	85	—	4,013
Other expense (income), net	(14,370)	(510)	15,759	—	879
Equity earnings in subsidiaries	14,770	(198,604)	—	183,834	—

Income (loss) before income taxes	(166,961)	(43,713)	(192,511)	(183,834)	(587,019)
Income taxes	52,390	(58,483)	6,093	—	—

Net (loss) income	$(219,351)	$14,770	$(198,604)	$(183,834)	$(587,019)

Statement of Cash Flows as of December 31, 2003

	Viasystems,	Total	Total Non-		Viasystems, Inc.
	Inc.	Guarantor	Guarantor	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$(46,735)	$60,661	$34,484	$—	$48,410
Net cash provided by (used in) investing activities	—	(23,075)	(23,949)	—	(47,024)
Net cash provided by (used in) financing activities	(15,082)	(142)	221	—	(15,003)
Effect of exchange rate changes on cash and cash equivalents	—	—	(6,767)	—	(6,767)

Net change in cash and cash equivalents	$(61,817)	$37,444	$3,989	$—	$(20,384)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Cash Flows as of December 31, 2002

	Viasystems,	Total	Total Non-		Viasystems, Inc.
	Inc.	Guarantor	Guarantor	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$(16,200)	$6,565	$18,410	$—	$8,775
Net cash provided by (used in) investing activities	—	(1,570)	(22,218)	—	(23,788)
Net cash provided by (used in) financing activities	73,664	(6,724)	(31)	—	66,909
Effect of exchange rate changes on cash and cash equivalents	—	—	(3,038)	—	(3,038)

Net change in cash and cash equivalents	$57,464	$(1,729)	$(6,877)	$—	$48,858

Statement of Cash Flows as of December 31, 2001

	Viasystems,	Total	Total Non-		Viasystems, Inc.
	Inc.	Guarantor	Guarantor	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$(58,864)	$51,436	$55,348	$—	$47,920
Net cash provided by (used in) investing activities	—	(31,905)	(57,449)	—	(89,354)
Net cash provided by (used in) financing activities	53,340	(17,924)	(4,313)	—	31,103
Effect of exchange rate changes on cash and cash equivalents	—	—	(1,143)	—	(1,143)

Net change in cash and cash equivalents	$(5,524)	$1,607	$(7,557)	$—	$(11,474)

9.	Prepackaged Plan of Reorganization

Summary of the Plan

      On October 1, 2002, Group and Viasystems filed a joint prepackaged plan of reorganization, as modified on January 2, 2003 (the Plan), pursuant to a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code (the Bankruptcy Code) in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court). Other than Viasystems, none of Group’s subsidiaries filed for protection under the Bankruptcy Code.

      On January 14, 2003, the Bankruptcy Court entered an order approving and confirming the Plan. Subsequently, on January 31, 2003, the Plan became effective and in accordance with the terms and conditions of the Plan:

•	Viasystems’ outstanding Credit Agreement debt was reduced by $77.4 million from proceeds of the Rights Offering and Exchange described below and was restructured to provide for an aggregate term loan facility of $447.9 million and a revolving facility of $51.3 million with a letter of credit subfacility of $15.0 million (the Exit Facility);

•	Viasystems’ Senior Unsecured Notes were cancelled, and in exchange the holders thereof received (a) approximately 1.2 million shares of New Junior Preferred Stock (as defined below) having a

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liquidation preference of $120.1 million and (b) approximately 1.6 million shares of New Common Stock (as defined below);

•	Claims held by the Department of Trade and Industry of the United Kingdom (the DTI), pursuant to a guaranty made by Viasystems with respect to a £12.0 million loan made by the DTI to Viasystems Tyneside Limited (VTL), were cancelled, and in exchange the DTI received a note (the DTI Note) in an amount equal to £9.0 million with interest payable semi-annually in cash on a current basis at an annual interest rate of three percent for periods up to September 30, 2008 and at an annual interest rate equal to the Bank of England Base Rate plus two percent for periods thereafter and principal payable from December 31, 2008 through December 31, 2010 (provided all amounts due and owing under the Exit Facility are not paid in full prior to October 1, 2008); provided, however, proceeds received by DTI pursuant to the liquidation of VTL will reduce the outstanding principal under the DTI Note;

•	Viasystems’ Subordinated Notes in the principal amount of $500.0 million were cancelled, and in exchange the holders thereof received 17.2 million shares of the New Common Stock;

•	Claims held by the general unsecured creditors of Group were cancelled, and in exchange such holders were given the right to receive the lesser of (a) its pro rata share of 55,540 shares of the New Common Stock and (b) shares of the New Common Stock having a value equal to the amount of such holder’s claim;

•	Claims held by the general unsecured creditors of Viasystems were cancelled, and in exchange the holders thereof will receive non-transferable subordinated promissory notes in amounts equal to 100% of such claims with interest payable semi-annually in cash on a current basis at an annual interest rate of three percent for periods up to September 30, 2008 and at an annual interest rate equal to the prime commercial lending rate per annum published in The Wall Street Journal, New York City edition, for periods thereafter and principal payable from December 31, 2008 through December 31, 2010;

•	The Series B Preferred Stock of Group was cancelled, and in exchange the holders thereof received warrants (the New Warrants) to purchase approximately 1.4 million shares of the New Common Stock at a purchase price of $25.51 per share;

•	The existing common stock, options and warrants of Group were cancelled, and the holders thereof did not receive any distribution under the Plan; and

•	Group adopted an incentive option plan authorizing the issuance of stock options to purchase up to approximately 2.8 million shares of New Common Stock to employees of Group and its subsidiaries, and, on the effective date of the reorganization, issued options to acquire approximately 2.2 million of such shares to employees at an exercise price of $12.63 per share. The value of these shares was determined by Rothschild, Inc., the Company’s independent consultant for the reorganization, on the basis of total enterprise value of approximately $828 million.

      In addition, under the terms of the plan of reorganization, (1) Group issued rights to purchase approximately 4.3 million shares of Group class B senior convertible preferred stock at an aggregate purchase price of $53.7 million to HMTF, certain affiliates of GSCP (NJ), Inc. (GSC), TCW Share Opportunity Fund III, L.P., and other holders of the Subordinated Notes (the Rights Offering) and (2) $23.7 million of bank debt outstanding under the 2002 Credit Agreement held by HMTF was exchanged for approximately 1.9 million shares of New Common Stock. Affiliates of HMTF, certain affiliates of GSC, and TCW Share Opportunity Fund III, L.P. severally committed to purchase all of the Group class B senior convertible preferred stock offered in the Rights Offering. In consideration for their

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

commitment, the parties received an aggregate fee of approximately $1.0 million. All proceeds of the Rights Offering were applied to reduce the outstanding indebtedness under the 2003 Credit Agreement.

      The reorganization did not qualify for “Fresh-Start” accounting as the holders of existing voting shares immediately before confirmation received not less than 50% of the voting shares of the emerged entity.

      On January 31, 2003, in accordance with the terms and conditions of the Plan, Group issued approximately 20.7 million shares of common stock of Group (the New Common Stock), approximately 4.3 million shares of senior convertible preferred stock of Group (the New Senior Convertible Preferred Stock), approximately 1.2 million shares of junior preferred stock of Group (the New Junior Preferred Stock), New Warrants to purchase approximately 1.4 million shares of New Common Stock of Group, and options under the Incentive Option Plan to purchase approximately 2.2 million shares of New Common Stock. All the agreements and other documents evidencing the previously outstanding rights of any holder of an equity interest in Group, including options and warrants to purchase equity interest, were cancelled. Additionally, all of the agreements and other documents evidencing the rights of any holder of a claim against Viasystems or Group in respect to the Senior Notes and the Subordinated Notes of Viasystems were cancelled.

Liabilities Subject to Compromise

      Under Chapter 11, certain claims against the debtor in existence prior to the filing of the petition for relief under federal bankruptcy laws are stayed while the debtor continues business operations as a debtor-in-possession. These claims are shown in the accompanying balance sheet as “liabilities subject to compromise”. The principal categories of liabilities subject to compromise consisted of the following at December 31, 2002:

Accrued interest	$40,625
Subordinated Notes, including unamortized premium	502,696
Senior Unsecured Notes, including accreted interest and unamortized discount	95,935

Total	$639,256

      The Company incurred reorganization expenses totaling $22,537 and $55,968 for the year ended December 31, 2002 and 2003, respectively. The reorganization expenses primarily relate to professional and bank fees, expenses related to the issuance of a promissory note to the DTI, the write-off of deferred financing fees and discounts and premiums related to debt forgiven in the reorganization. In addition, from the time the Company filed its Plan through December 31, 2002, the Company did not recognize approximately $17,759 in interest, discount or premium charges related to the liabilities subject to compromise in accordance with Statement of Position 90-7, Financial Reporting Entities in Reorganization under the Bankruptcy Code (SOP 90-7).

10.	Restructuring and Impairment Charges

      In light of the economic downturn that began in 2000 and continued into early 2003 related to many of the Company’s key telecommunication and networking customers, the Company initiated restructuring activities during 2001 to adjust its cost position compared to anticipated levels of business. The Company also reviewed the carrying value of the related assets. These actions resulted in plant shutdowns and downsizings as well as asset impairments. These actions continued through 2003.

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the restructuring and impairment charges taken during the years ended December 31:

	Charges*			Employees Impacted(#)**

	2001	2002	2003	2001	2002	2003

Personnel and severance	$43,852	$11,458	$827	5,046	540	47
Lease and other contractual commitments	12,957	7,701	—	N/A	N/A	N/A
Other	2,965	1,347	—	N/A	N/A	N/A
Asset impairments	221,600	32,191	66,382	N/A	N/A	N/A

Total	$281,374	$52,697	$67,209	5,046	540	47

*	Net of reversals

**	Employees impacted included: (1) regular, non-union, (2) regular, union and (3) temporary/contract, of which the majority were terminated by December 31, 2002.

2001 Restructuring and Impairment Charges

      During the year ended December 31, 2001, the Company completed the following restructuring activities:

•	Downsizing and ultimate closure of its Richmond, Virginia printed circuit board fabrication facility;

•	Closure of its San German, Puerto Rico printed circuit board fabrication facility;

•	Workforce reductions at its Echt, the Netherlands printed circuit board fabrication facility as well as other small workforce reductions at other European facilities; and

•	Consolidation of its two San Jose, California printed circuit board assembly facilities as well as other workforce reductions in North America, including reductions at its corporate offices.

      In addition, during 2001, the Company assessed the carrying value of long-lived assets, including goodwill and other acquired intangibles. Based on current business enterprise values using common appraisal methods, the assessment identified impairment of long-lived assets acquired pursuant to certain EMS acquisitions. The calculated business enterprise values determined were compared to the net book values of the related long-lived assets with the excess of net book value over the business enterprise value representing the amount of the impairment loss. The impairment loss for each group of assets totaling $133,252 was first charged against goodwill ($129,109) with the remaining amounts being charged to property, plant and equipment ($4,143). The impairment resulted from the economic downturn experienced during 2001, primarily related to the Company’s telecommunication and networking customers. Through the third fiscal quarter of 2001, it was expected that the economic downturn impacting these assets was a short-term inventory correction. However, in the fourth quarter it became clear to management that the downturn impacting these assets was much more severe and of a long-term nature resulting in a significant decline in profitability that is not expected to return in the near term.

      In connection with the 2001 restructuring, the Company also recorded impairment charges totaling $88,348 to write down to fair value certain land and buildings as well as machinery and equipment, office equipment and systems that were made obsolete or redundant due to the closure and consolidation of facilities pursuant to the restructuring. Included in the impairment charge were the following amounts: a write down of land, buildings and leasehold improvements totaling $25,403, related to the Company’s Richmond, Virginia and San German, Puerto Rico printed circuit board fabrication facilities that were closed; a write down of machinery and equipment totaling $14,880, a write down of office equipment

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

totaling $37,688, and a write down of systems and construction in progress totaling $10,377, each primarily related to obsolete or redundant assets at the Company’s Richmond, Virginia and San German, Puerto Rico printed circuit board fabrication facilities that were closed as well as certain other North American and European operations that were consolidated. The Company is currently marketing its Richmond, Virginia property for sale.

      Also in connection with the restructuring, the Company wrote off inventory resulting in a $49,333 charge to cost of goods sold during 2001.

2002 Restructuring and Impairment Charges

      During the year ended December 31, 2002, the Company completed the following restructuring activities:

•	Closure of its remaining San Jose, California printed circuit board assembly facility;

•	Closure of its Granby, Quebec printed circuit board fabrication facility;

•	Closure of its regional headquarters facilities in Richmond, Virginia and London, England; and

•	Other small workforce reductions at other European and North American EMS facilities.

      During 2002, the Company also reversed restructuring charges totaling $6,194 primarily related to accruals no longer needed due to the sales of certain businesses as well as true-ups to previously estimated amounts.

      In addition to and in connection with the above 2002 restructuring activity, the Company evaluated the carrying amount of certain long-lived assets for impairment. The Company’s evaluation identified the long-lived assets related to its Juarez, Mexico and San Jose, California facilities were impaired as the carrying amount of these assets exceeded the undiscounted cash flows expected to be generated by these assets. Accordingly, the Company had these assets appraised based on prices for similar assets in use, resulting in an impairment charge totaling $9,024.

      In connection with the closure of the Company’s Granby, Quebec printed circuit board fabrication facility, during the fourth quarter of 2002, the Company engaged a broker to sell the related building. As such, the Company recorded an impairment charge of $1,735 to write down the building to its expected fair value.

      Also during the fourth quarter of 2002, the Company began marketing for sale its Portland, Oregon printed circuit board assembly facility. As a result, the Company wrote down the net assets of the business to its expected fair value of $1,500 resulting in an impairment charge of $21,432. Subsequent to December 31, 2002, the Company sold its entire equity interest of Viasystems Portland, Inc. for a consideration of $1,370, consisting of $370 in cash and a $1,000 secured promissory note resulting in a loss on disposition of business of $1,226 in 2003.

      To summarize, in 2002, the Company either closed or disposed of fourteen facilities (Milford, Massachusetts; San Jose, California; Seattle, Washington; Ballynahinch, United Kingdom; Columbus, Ohio; Sao Paulo, Brazil; Granby, Quebec; Boldon, United Kingdom; Portland, Oregon; Rouen, France; Terni, Italy; Spartanburg, South Carolina; Skive, Denmark; and the Plastics division of NC&S located in Coventry, United Kingdom) and took a restructuring charge of $37,529. Additionally, in 2002 the Company either downsized or incurred impairment charges in respect of five facilities (Juarez, Mexico; Milwaukee, Wisconsin; Coventry, United Kingdom; Richmond, Virginia; and St. Louis, Missouri) at a cost of $15,168.

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In connection with the closure of the Granby, Quebec facility and sale of the Portland, Oregon facility, the Company scrapped inventory of $1,357 and sold inventory written off in 2001 for a gain of $118, resulting in a net charge to cost of goods sold of $1,239 in 2002.

2003 Restructuring Charges

      During the quarter ended September 30, 2003, a restructuring charge of $827 related to the downsizing of the Montreal, Quebec printed circuit board fabrication facilities. The charge related to personnel and severance for 47 employees who were terminated during the quarter.

2003 Impairment Charges

      Over the past several years, beginning in 2001, the telecommunications and computer industry has experienced a significant economic downturn. Due to this downturn the Company has closed and restructured numerous plants under the belief that this downturn was temporary and the cost structure had to be reduced in light of the market’s decreased demands. To compound the negative impact of such downturn, the U.S. dollar (USD) weakened during the second half of 2003. This weakening caused the cost of certain local currencies (primarily the Canadian dollar and the Euro) to increase. As the Company’s costs are primarily in local currencies and their sales are primarily in USD, its cash flows have been negatively impacted.

      During the quarter ended June 30, 2003, an impairment charge of $6,588 was recorded to write down the assets held for sale related to the Richmond, Virginia printed circuit board fabrication facility, to an offer price received by the Company for the property by a third party. This transaction ultimately failed to close. The Company continues to actively market this property.

      During the quarter ended September 30, 2003, in connection with the closure of the Granby, Quebec printed circuit board fabrication facility in 2002, the Company also recorded an asset impairment charge of $358 to write down to fair value the assets being held for sale related to the operation. The Company is actively marketing this property.

      During the Company’s 2004 budgeting process conducted in the quarter ended December 31, 2003, the Company concluded that the cash flows at Echt, the Netherlands and Montreal, Quebec would be impacted beyond the near term. In addition, due to business conditions at the Company’s Milwaukee, Wisconsin facility, the Company expects such facility to fail to generate meaningful, if any, cash flow in the foreseeable future.

      As these facilities are strategic to the Company’s overall business plan, it is not economically feasible to downsize or close these facilities. Therefore, the expected future cash flows of the facilities were reviewed under the provisions of SFAS No. 144 resulting in an impairment charge under the pronouncement.

      In connection with the Company’s future cash flow analysis of SFAS No. 144, it was determined that the fixed asset groupings at Echt, Montreal, and Milwaukee were impaired. The Company utilized recent auction prices or appraisals for similar equipment and buildings as a basis for the fair value of the individual pieces of equipment and buildings at Echt, Montreal, and Milwaukee which were written down by $29,140, $12,305 and $8,612, respectively.

Identifiable Intangibles

      In connection with the Company’s annual impairment testing required by SFAS No. 142, impairment was recognized on the Company’s intangible assets. When the Company acquired Echt and Montreal, the excess purchase price was allocated to goodwill, developed technologies and assembled workforce. Due to

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rapid technological changes as well as strategic decisions to migrate from western world manufacturing facilities to China-based manufacturing facilities, it became apparent that the remaining developed technologies balances, of $4,430 for Montreal and $3,420 for Echt, were impaired and should be written off.

      As part of acquiring numerous printed circuit board assembly facilities, the Company was required to buy a license from the Lemelson Medical, Education & Research Foundation, Limited Partnership which is required in the inspection process of this product. This license was capitalized as an intangible and was being amortized over its life. On January 26, 2004, a U.S. District Court in Las Vegas ruled the 14 patents asserted by the Lemelson Partnership were invalid and unenforceable. Therefore as part of this analysis, the Company wrote off $1,374 related to this license. In addition, during the analysis of the fair value of reporting units, $155 of goodwill impairment was recognized on the Company’s Milwaukee facility.

      Below are tables summarizing restructuring and impairment accruals and the related activity as of and for the year ended December 31, 2001, 2002 and 2003:

					Cumulative Drawdowns

	Balance	Year Ended December 31, 2001					Balance
	at				Cash	Non-Cash	at
	12/31/00	Charges	Reversals	Total	Payments	Charges	12/31/01

Restructuring Activities:
Personnel and severance	$—	$44,022	$(170)	$43,852	$(36,282)	$—	$7,570
Lease and other contractual commitments	—	18,793	(5,836)	12,957	(5,614)	—	7,343
Other	—	2,965	—	2,965	(2,810)	—	155
Asset impairments	—	221,600	—	221,600	—	(221,600)	—

Total restructuring and impairment charges	$—	$287,380	$(6,006)	$281,374	$(44,706)	$(221,600)	$15,068

					Cumulative Drawdowns

	Balance	Year Ended December 31, 2002					Balance
	at				Cash	Non-Cash	at
	12/31/01	Charges	Reversals	Total	Payments	Charges	12/31/02

Restructuring Activities:
Personnel and severance	$7,570	$12,751	$(1,293)	$11,458	$(8,568)	$—	$10,460
Lease and other contractual commitments	7,343	11,588	(3,887)	7,701	(3,276)	—	11,768
Other	155	2,361	(1,014)	1,347	(1,021)	—	481
Asset impairments	—	32,191	—	32,191	—	(32,191)	—

Total restructuring and impairment charges	$15,068	$58,891	$(6,194)	$52,697	$(12,865)	$(32,191)	$22,709

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Cumulative Drawdowns

	Balance	Year Ended December 31, 2003					Balance
	at				Cash	Non-Cash	at
	12/31/02	Charges	Reversals	Total	Payments	Charges	12/31/03

Restructuring Activities:
Personnel and severance	$10,460	$827	$—	$827	$(7,211)	$—	$4,076
Lease and other contractual commitments	11,768	—	—	—	(2,194)	—	9,574
Other	481	—	—	—	(481)	—	—
Asset impairments	—	66,382	—	66,382	—	(66,382)	—

Total restructuring and impairment charges	$22,709	$67,209	$—	$67,209	$(9,886)	$(66,382)	$13,650

      The restructuring and impairment charges were determined based on formal plans approved by the Company’s management using the best information available to it at the time. The amounts the Company may ultimately incur may change as the balance of the plans are executed. Expected cash payout of the accrued expenses is as follows:

Cash
Year Ended December 31,	Payments

2004	$4,413
2005	3,125
2006	2,050
2007	413
2008	413
Thereafter	3,236

Total	$13,650

11.	Dispositions of Assets

      In connection with the continued economic downturn that led to the Company’s restructuring and impairment activities, the Company evaluated alternatives to plant closures and workforce reductions. As a result, the Company sold six businesses, including its joint venture interest, during 2002. Also, during the fourth quarter of 2002, the Company finalized the dispositions of assets at several closed facilities. These actions resulted in net losses on dispositions of assets totaling $85,531.

      The Company finalized the sale of the Portland, Oregon facility during December 2003. Upon completion of the transaction, the disposition resulted in a net loss of $1,226.

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Below are tables summarizing the net losses on dispositions of assets for the year ended December 31, 2002 and 2003, respectively:

			Net Proceeds from
			Dispositions
	Disposition	Loss (Gain)
Entity	Transaction	On Disposition	Net Cash*	Notes	Total

Viasystems Milford, Inc.	Sale	$28,580	$(1,460)	$500	$(960)
Viasystems Puerto Rico, Inc.	Sale	(152)	1,996	300	2,296
Plastics Division of Viasystems EMS UK, Ltd.	Sale	(107)	91	—	91
Ballynahinch facility of Viasystems EMS UK, Ltd.	Sale	(351)	(1,000)	—	(1,000)
Viasystems EMS — Italian Srl	Sale	(822)	(1,819)	—	(1,819)
JV equity interest in Raintherm Limited	Sale	(4,187)	14,500	—	14,500
Viasystems EMS — France SAS	Administrative Receivership	24,245	(6,314)	—	(6,314)
Viasystems San Jose, Inc.	Closure	11,981	(94)	—	(94)
Columbus, Ohio facility of Viasystems Technologies Corp., L.L.C.	Closure	1,215	—	—	—
Chips Acquisition Limited/ PCB Investments Ltd.	Waiving Of Notes	25,129	—	—	—

Totals		$85,531	$5,900	$800	$6,700

			Net Proceeds from
			Dispositions
	Disposition	Loss On
Entity	Transaction	Disposition	Net Cash*	Notes	Total

Viasystems Portland, Inc	Sale	$1,226	$370	$—	$370

Totals		$1,226	$370	$—	$370

*	Cash proceeds from sale, net of cash in the business upon disposition and fees paid related to transactions.

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Commitments

      The Company leases certain building and transportation and other equipment under capital and operating leases. Included in property, plant and equipment as of December 31, 2002 and 2003, were $932 and $932, respectively, of cost basis and $186 and $217, respectively, of accumulated depreciation related to equipment held under capital leases. Total rental expense under operating leases was $12,341, $7,608 and $6,870 for the years ended December 31, 2001, 2002 and 2003, respectively. Future minimum lease payments under capital leases and operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:

Year Ended December 31,	Capital	Operating

2004	$214	$4,432
2005	214	3,645
2006	186	2,720
2007	7	2,606
2008	—	1,989
Thereafter	—	4,305

Total	$621	$19,697
Less: Amounts representing interest	76

Capital lease obligations	$545

13.	Contingencies

      The Company is a party to contracts with third party consultants, independent contractors and other service providers in which the Company has agreed to indemnify such parties against certain liabilities in connection with their performance. Based on historical experience and the likelihood that such parties will ever make a claim against the Company, such indemnification obligations are immaterial.

      The Company provides that none of the directors and officers of the Company bear the risk of personal liability for monetary damages for breach of fiduciary duty as a director except in cases where the action involves a breach of the duty of loyalty, acts in bad faith or intentional misconduct, the unlawful paying of dividends or repurchasing of capital stock, or transactions from which the director derived improper personal benefits.

      The Company has fully and unconditionally guaranteed the operating lease payments of the Milwaukee, Wisconsin facility through the year 2010. The total maximum payments from this guarantee is $9,858. As of December 31, 2003, no liability related to this guarantee has been established.

      The Company is subject to various lawsuits and claims with respect to such matters as patents, product development and other actions arising in the normal course of business. In the opinion of the Company’s management, the ultimate liabilities resulting from such lawsuits and claims will not have a material adverse effect on the Company’s financial condition and results of operations and cash flows.

      The Company believes it is in material compliance with applicable environmental laws and regulations and that its environmental controls are adequate to address existing regulatory requirements.

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Income Taxes

      The Company accounts for income taxes in accordance with the provisions of SFAS No. 109. The benefit for income taxes for the years ended December 31, 2001, 2002 and 2003, consists of the following:

	2001	2002	2003

Current:
Federal	$(900)	$(6,592)	$(3,784)
State	—	1,038	—
Foreign	115	4,579	4,989

	(785)	(975)	1,205

Deferred:
Federal	—	—	—
State	—	—	—
Foreign	785	975	(1,205)

	785	975	(1,205)

	$—	$—	$—

      Reconciliation between the statutory income tax rate and effective tax rate is summarized below:

	2001	2002	2003

U.S. Federal statutory rate	$(205,458)	$(90,718)	$(49,918)
State taxes, net of Federal provision (benefit)	(7,558)	(661)	(4,561)
Foreign taxes in excess of U.S. statutory rate	(9,690)	(7,273)	(2,611)
Amortization of intangibles	58,440	5,508	(9,070)
Loss on investment in subsidiaries	—	38,052	(30,501)
Change in the valuation allowance for deferred tax assets	128,000	50,235	130,635
Cancellation of indebtedness income	32,360	—	8,650
Capital losses	—	—	(39,325)
Other	3,906	4,857	(3,299)

	$—	$—	$—

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The tax effects of significant temporary differences representing deferred tax assets and liabilities at December 31 are as follows:

	2001	2002	2003

Deferred tax assets:
Accrued liabilities not yet deductible	$20,127	$16,763	$18,779
Net operating loss carryforwards	360,512	410,015	485,162
AMT credit carryforwards	1,128	802	802
Fixed assets	32,947	35,554	52,923
Capital loss carryforwards	126,391	126,391	165,716
Other	10,917	12,163	14,702

	552,022	601,688	738,084
Valuation allowance	(526,417)	(576,652)	(707,287)

	25,605	25,036	30,797

Deferred tax liabilities:
Intangibles	(8,256)	(5,825)	(5,825)
Fixed assets	(8,762)	(9,798)	(12,827)
Other	(7,894)	(7,900)	(7,894)

	(24,912)	(23,523)	(26,546)

Net deferred tax asset	$693	$1,513	$4,251

      The current deferred tax assets are included in prepaid expenses and other and the long-term deferred tax assets, consisting of net operating loss carryforwards, are in other assets in the consolidated balance sheets. The current deferred tax liabilities are included in accrued and other liabilities in the consolidated balance sheets.

      Approximate domestic and foreign income (loss) before income tax provision are as follows:

	Year Ended December 31,

	2001	2002	2003

Domestic	$(400,828)	$(643,959)	$(85,765)
Foreign	(186,191)	384,761	(56,857)

      As of December 31, 2003, the Company had the following net operating loss (NOL) carryforwards: $766,808 in the U.S., $78,628 in Luxembourg, $75,997 in Canada, $41,668 in Hong Kong, $13,418 in the U.K., and $62,900 in the Netherlands. The U.S. NOLs expire in 2018 through 2021 and the Canada NOLs expire in 2007 through 2010. All other NOLs carry forward indefinitely. The U.S. also has a capital loss carryforward of $361,117 which will expire in 2004. Canada has an investment tax credit carryforward of $1,191 that will expire in 2010 and a capital loss of $122,891 that will carry forward indefinitely. The Company has not recognized and does not anticipate recognizing a deferred tax liability for approximately $8,938 on undistributed earnings of its foreign subsidiaries because the Company intends to indefinitely reinvest the earnings.

      In connection with the Plan, the Company believes more than a 50% change in ownership occurred under Section 382 of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder. As a consequence, the utilization of the U.S. NOLs is limited annually to the fair value of the Company’s stock at the date of the change multiplied by the long-term tax-exempt rate on that date. Any NOLs not utilized in a year can be carried over to succeeding years.

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has a tax holiday in China that allows a two-year tax exemption and three-year 50% reduction in the tax rate. The tax holiday began in 2001. If not for such tax holiday, the Company would have had $8,504 and $3,787 of additional income tax expense for December 31, 2002 and 2003, respectively, based on the applicable rate of 27% in 2002 and 24% in 2003.

      The Company’s U.S. NOLs were reduced by approximately $95,884 at December 31, 2002 to reflect the offset against the NOLs of cancellation of indebtedness income the Company recognized as a result of open market purchases at a discount during 2002 by HMTF of Viasystems indebtedness with an aggregate principal amount of $171,079. At December 31, 2003, the Company’s U.S. NOLs were reduced by $215,838 to reflect the offset against NOLs of cancellation of indebtedness income recognized as a result of the Plan.

15.	Derivative Financial Instruments

      On January 1, 2001, the Company implemented, on a prospective basis, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and SFAS No. 138 (collectively, the Statement). The Statement requires all derivatives to be recognized in the statement of financial position at fair value, with changes in the fair value of derivative instruments to be recorded in current earnings or deferred in accumulated other comprehensive loss, depending on whether a derivative is designated as and is effective as a hedge and on the type of hedging transaction.

      The Company uses derivative instruments, primarily foreign exchange forward contracts, to manage certain of its foreign exchange rate risks. The Company’s objective is to limit potential losses in earnings or cash flows from adverse foreign currency exchange rate movements. The Company’s foreign currency exposures arise from transactions denominated in a currency other than an entity’s functional currency, primarily anticipated sales of finished product and the settlement of payables.

      Generally, the Company applies hedge accounting as allowed by the Statement. At December 31, 2001, the Company only had derivatives which qualified as foreign currency cash flow hedges. For hedged forecasted transactions, hedge accounting is discontinued if the forecasted transaction is no longer intended to occur, and any previously deferred hedging gains or losses would be recorded to earnings immediately. Earnings impacts for all designated hedges are recorded in the condensed consolidated statement of operations generally on the same line item as the gain or loss on the item being hedged. The Company records all derivatives at fair value as assets or liabilities in the condensed consolidated balance sheet, with classification as current or long-term depending on the duration of the instrument.

      The Company had no transition adjustment as a result of adopting SFAS No. 133 on January 1, 2001, as the Company’s derivative instruments were entered into during the first quarter 2001. At December 31, 2001, the net deferred hedging gain in accumulated other comprehensive loss was $0 as the contracts entered into during 2001 had already expired. The entire gain resulting from these contracts totaling $3,135 was recognized in earnings during the year ended December 31, 2001, at the time the underlying hedged transactions were realized. There was no hedge ineffectiveness during the years ended December 31, 2001 and 2003; and no derivative financial instruments were entered into during the year ended December 31, 2002. In addition, there were no hedging instruments outstanding at December 31, 2003.

16.	Business Segment Information

      The Company operates in one segment — a worldwide independent provider of electronics manufacturing services, which are sold throughout many diverse markets.

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s operations are located worldwide and are analyzed by three geographical segments. The accounting policies of the segments are the same as those described in Note 1. Segment data includes intersegment revenues.

		Operating
	Net	Income/	Total	Capital
	Sales	(Loss)	Assets	Expenditures

North America:
Year ended December 31, 2001	$650,431	$(376,055)	$440,973	$24,641
Year ended December 31, 2002	491,161	(153,222)	345,425	6,188
Year ended December 31, 2003	406,968	(57,033)	272,644	11,758
Europe:
Year ended December 31, 2001	$298,315	$(112,416)	$177,295	$10,883
Year ended December 31, 2002	118,488	(22,994)	99,287	8,409
Year ended December 31, 2003	64,902	(23,142)	91,222	4,664
Asia:
Year ended December 31, 2001	$277,116	$3,518	$369,777	$43,266
Year ended December 31, 2002	292,384	25,508	369,736	15,091
Year ended December 31, 2003	342,386	31,040	393,692	31,084
Eliminations:
Year ended December 31, 2001	$(19,326)	$—	$—	$—
Year ended December 31, 2002	(37,986)	—	—	—
Year ended December 31, 2003	(62,773)	—	—	—
Total:
Year ended December 31, 2001	$1,206,536	$(484,953)	$988,045	$78,790
Year ended December 31, 2002	864,047	(150,708)	814,448	29,688
Year ended December 31, 2003	751,483	(49,135)	757,558	47,506

      Net sales by country of destination are as follows:

	Year Ended December 31,

	2001	2002	2003

United States	$619,009	$461,283	$384,786
United Kingdom	79,517	36,416	16,020
Canada	66,442	62,243	25,841
France	113,234	28,711	18,375
Malaysia	53,155	40,000	37,673
China	54,399	75,798	101,890
Germany	55,763	72,851	80,395
Other	165,017	86,745	86,503

Total	$1,206,536	$864,047	$751,483

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Net sales by product offering are as follows:

	Year Ended December 31,

	2001	2002	2003

Printed circuit boards	$480,586	$359,482	$373,260
Wire harnesses and electro-mechanical solutions	725,950	504,565	378,223

	$1,206,536	$864,047	$751,483

      Property, plant and equipment, net by country are as follows:

	Year Ended December 31,

	2002	2003

United States	$12,312	$9,671
China	153,502	160,305
Canada	61,750	13,412
Other	53,688	36,377

Total	$281,252	$219,765

17.	Concentration Of Business

      Sales to Lucent Technologies directly and through other contract electronic manufacturers were 21.0% of net sales for the year ended December 31, 2001. During the year ended December 31, 2002, sales to General Electric were 11.7% of net sales. During the year ended December 31, 2003, sales to General Electric represented 12.1% of net sales. No sales to any other customers represented over 10.0% of net sales for the years ended December 2001, 2002 and 2003.

      The Company holds cash amounts in excess of federally insured amounts in certain bank accounts.

18.	Retirement Plans

      The Company has a defined contribution retirement savings plan (the Retirement Plan) covering substantially all domestic employees who meet certain eligibility requirements as to age and length of service. The Retirement Plan incorporates the salary deferral provision of Section 401(k) of the Internal Revenue Code and employees may defer up to 15% of compensation or the annual maximum limit prescribed by the Internal Revenue Code. The Company contributes 1% of employees’ salaries to the Retirement Plan and matches a percentage of the employees’ deferrals. The Company may also elect to contribute an additional profit-sharing contribution to the Retirement Plan at the end of each year. The Company’s contributions to the Retirement Plan were $4,020, $2,510 and $503 for the years ended December 31, 2001, 2002 and 2003, respectively.

19.	Research And Development

      Research, development and engineering expenditures for the creation and application of new products and processes were approximately $9,210, $10,405 and $2,882 for the years ended December 31, 2001, 2002 and 2003, respectively.

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Related Party Transactions

Monitoring and Oversight Agreement

      The Company entered into a ten-year monitoring and oversight agreement with HMTF, effective as of January 31, 2003. The Company is obligated to indemnify HMTF, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees and disbursements of counsel related to or arising out of or in connection with the services rendered by HMTF under the monitoring and oversight agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of HMTF. The Company has accrued a fee of $1,375 at December 31, 2003.

Consulting Arrangement

      In connection with the Company’s restructuring activities, commencing December 2001, the Company engaged Katia Advisors LLC to provide the Company certain consulting services related to strategic marketing opportunities. Such services have been provided on a month-by-month basis and effective December 1, 2003 the Company has discontinued using these services. From December 2001 to December 2003 the Company paid Katia Advisors $520. These services have been provided by Richard McGinn, a director of Group.

Compensation of Directors

      The Chairman of the board receives an annual fee of $120 and directors (other than the Chairman) who are not executive officers receive an annual fee of $30. In addition, each audit committee member receives an annual fee of $10 and the Chairman of the audit committee receives an additional fee of $5. Directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the board and its committees and receive a per diem fee of $1 for additional time spent on the Company’s business. The Company also has granted 55,000 stock options with an exercise price of $12.63, which vest over a period of three years, to each of its non-employee directors as compensation for their services as members of the board.

Other

      As of December 31, 2002, affiliates of HMTF held an aggregate face amount of $379 of senior unsecured notes, senior unsecured subordinated notes and debt under the 2002 Credit Agreement.

      Greenwich Street Capital Partners (GSC) is a stockholder of Group and has the right together with certain other stockholders of Group to designate members of Group’s board of directors. As of December 31, 2003, GSC held an aggregate face amount of $640 of debt under the 2003 Credit Agreement.

      In 2000, the Company acquired all of the outstanding shares of Wirekraft Industries, Inc., a wholly-owned subsidiary of International Wire Group, Inc., an affiliate of HMTF. The Company’s wire harness operations, in accordance with negotiated contract terms, purchased an aggregate of $36,784, $35,628 and $34,077 of product from International Wire Group, Inc. in 2001, 2002 and 2003 respectively. Viasystems had amounts due to International Wire Group, Inc. of $6,066 and $10,816 at December 31, 2002 and 2003, respectively.

VIASYSTEMS, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	Subsequent Events

      Group is in the process of issuing $275 million of common stock through an initial public offering.

      The proceeds of this offering will be used (1) for working capital purposes relating to the business expansion in China, (2) to redeem a portion of the 2011 Notes, (3) to redeem a portion of the Class A preferred stock and (4) to pay down a portion of the 2003 Credit Agreement.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell on the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Until                     , 2004, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Offer to Exchange

All Outstanding and Unregistered
10.50% Senior Subordinated Notes
due January 15, 2011
for
10.50% Senior Subordinated Notes
due January 15, 2011
Which Have Been Registered
Under the Securities Act

PROSPECTUS

                    , 2004

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

      Indemnification of Directors and Officers of Delaware Corporations

      Viasystems, Inc., Viasystems International, Inc. and Wire Harness Industries, Inc. are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Statute”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an “indemnified capacity”). The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

      The amended and restated certificate of incorporation of Viasystems, Inc. provides that indemnification may be provided to any person who was or is or is threatened to be made a party to any action, suit or proceeding to the fullest extent provided by the Delaware Statute. In addition, Viasystems, Inc. will indemnify its directors for monetary damages arising from a breach of fiduciary duty except (i) for any breach of the director’s duty of loyalty to Viasystems, Inc. or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Statute or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.

      The certificate of incorporation of Viasystems International, Inc. provides that indemnification may be provided to any person who was or is or is threatened to be made a party to any action, suit or proceeding to the fullest extent provided by the Delaware Statute. In addition, Viasystems International, Inc. will indemnify its directors for monetary damages arising from a breach of fiduciary duty except (i) for any breach of the director’s duty of loyalty to Viasystems International, Inc. or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Statute or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.

      The certificate of incorporation of Wire Harness Industries, Inc. provides that indemnification may be provided to any person who was or is or is threatened to be made a party to any action, suit or proceeding to the fullest extent provided by the Delaware Statute. In addition, Wire Harness Industries, Inc. will indemnify its directors for monetary damages arising from a breach of fiduciary duty except (i) for any breach of the director’s duty of loyalty to Wire Harness Industries, Inc. or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Statute or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.

      Indemnification of Directors and Officers of Delaware Limited Liability Companies

      Viasystems Technologies Corp. LLC and Wirekraft Industries, LLC are formed under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any manager from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, as are set forth in its limited liability company agreement.

      The limited liability company agreement of Viasystems Technologies Corp., LLC provides the company will indemnify members, affiliates of members and officers, directors, employees and agents of members and their affiliates against any liabilities incurred by such persons by reason of, or arising from, the operations, business or affairs of, or any action taken or failure to act on behalf of Viasystems Technologies Corp., LLC, except to the extent any of the foregoing (i) is found to have been primarily caused by such person’s gross negligence, willful misconduct or bad faith or (ii) is suffered or incurred as a result of any claim asserted by such person against the company (other than claims for indemnification). The rights of indemnification in the limited liability company agreement are not exclusive of any other rights which such persons may have under any statute, bylaw, resolution of members or directors, agreement or otherwise.

      The amended and restated limited liability company agreement of Wirekraft Industries, LLC provides that the company will indemnify and hold harmless the managing member against all liabilities arising from the performance of its duties in conformance with the terms of the limited liability company agreement. To the maximum extent permitted by applicable law, the managing member will not be liable to Wirekraft Industries, LLC or third parties (i) for mistakes of judgment, (ii) for any action or omission suffered or taken by it or (iii) for losses due to any such mistakes, action or inaction. Any action or omission suffered or taken by the managing member in good faith in reliance and in accordance with the written opinion or advice of legal counsel or accountants will be fully protected and justified with respect to such action or omission.

      Indemnification of Directors and Officers of Wisconsin Corporation

      Viasystems Milwaukee, Inc. is incorporated under the laws of the State of Wisconsin. Sections 180.0850-0860 of the Wisconsin Business Corporation Law (the “Wisconsin Statute”) provide that a corporation shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following: a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest, a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, a transaction from which the director derived an improper personal profit, willful misconduct. A corporation may limit the immunity provided in its articles of incorporation. A corporation shall indemnify a director or officer, to the extent that he or she has been successful in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. A corporation may purchase and maintain insurance on behalf of directors or officers against liability asserted against or incurred by the individual in his or her capacity as a director or officer or arising from his or her status as a director or officer.

      The amended and restated articles of incorporation of Viasystems Milwaukee, Inc. provide that indemnification shall be provided to any person that Viasystems Milwaukee, Inc. has the power to indemnify under the Wisconsin Statute to the fullest extent permitted by the Wisconsin Statute. Such indemnification is not exclusive of any other rights to which such person may be entitled under any bylaw, vote of shareholders or disinterested directors, or otherwise. The bylaws of Viasystems Milwaukee, Inc. provide that indemnification shall be provided to any director or officer, or former director or officer, who is or is threatened to be a party to any action, suit or proceeding, except for matters where such person is guilty of negligence or misconduct in the performance of his duties. Viasystems Milwaukee, Inc. will also reimburse any director or officer for the reasonable costs of settlement of any such action, suit or proceeding if a majority of independent directors approve and such director or officer is not guilty of negligence or misconduct. The rights of indemnification and reimbursement under the bylaws of Viasystems Milwaukee, Inc. are not exclusive of any other rights to which such persons may be entitled under statute, agreement, vote of shareholders or otherwise.

Item 21.	Exhibits

      (a) The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit
No.		Exhibit Description

2	.1*	Prepackaged Joint Plan of Reorganization of Viasystems Group, Inc. and Viasystems, Inc. under Chapter 11 of the Bankruptcy Code, dated August 30, 2002.
2	.1(a)*	Amended Motion of Debtors for Order Approving Modification to the Debtors’ Prepackaged Joint Plan of Reorganization, dated January 2, 2003.
3	.1*	Third Amended and Restated Certificate of Incorporation of Viasystems Group, Inc.
3	.2*	Amended and Restated Bylaws of Viasystems Group, Inc.
3	.3**	Amended and Restated Certificate of Incorporation of Viasystems, Inc.
3	.4**	Amended and Restated Bylaws of Viasystems, Inc.
3	.5**	Certificate of Formation of Viasystems Technologies Corp., L.L.C.
3	.5(a)**	Amendment to Certificate of Formation of Viasystems Technologies Corp., L.L.C.
3	.6**	Limited Liability Company Agreement of Viasystems Technologies Corp., L.L.C.
3	.7**	Certificate of Incorporation of Viasystems International, Inc.
3	.8**	Bylaws of Viasystems International, Inc.
3	.9**	Amended and Restated Articles of Incorporation of Viasystems Milwaukee, Inc.
3	.10**	By-Laws of Viasystems Milwaukee, Inc.
3	.11**	Certificate of Incorporation of Wire Harness Industries, Inc.
3	.12**	Bylaws of Wire Harness Industries, Inc.
3	.13**	Certificate of Formation of Wirekraft Industries, LLC.
3	.14**	Amended and Restated Limited Liability Company Agreement of Wirekraft Industries, LLC.
4	.1**	Indenture, dated as of December 17, 2003, among Viasystems, Inc., the Guarantors party thereto, and The Bank of New York, as Trustee.
4	.2**	Form of 10.50% Senior Subordinated Note (included as Exhibit A to the Indenture filed as Exhibit 4.1 hereto).
5	.1*	Opinion of Weil, Gotshal & Manges regarding the validity of certain securities being registered.
5	.2*	Opinion of Daniel J. Weber, Esq. regarding the validity of certain securities being registered.
10	.1*	Credit Agreement, dated as of January 31, 2003, among Viasystems Group, Inc., Viasystems, Inc., the several banks and other financial institutions party thereto, and JPMorgan Chase Bank, as Administrative Agent.
10	.1(a)*	First Amendment, dated as of March 19, 2003, to the Credit Agreement, dated as of January 31, 2003, among Viasystems Group, Inc., Viasystems, Inc., the several banks and other financial institutions party thereto, and JPMorgan Chase Bank, as Administrative Agent.
10	.1(b)*	Second Amendment, dated as of December 3, 2003, to the Credit Agreement, dated as of January 31, 2003, among Viasystems Group, Inc., Viasystems, Inc., the several banks and other financial institutions party thereto, and JPMorgan Chase Bank, as Administrative Agent.

Exhibit
No.		Exhibit Description

10	.2*	Guarantee and Collateral Agreement, dated as of January 31, 2003, among Viasystems Group, Inc., Viasystems, Inc., the subsidiaries party thereto, and JPMorgan Chase Bank, as Collateral Agent.
10	.3*	Viasystems Group, Inc. 2003 Stock Option Plan.
10	.4*	Amended and Restated Executive Employment Agreement, dated October 16, 2003, among Viasystems Group, Inc., Viasystems, Inc., Viasystems Technologies Corp., L.L.C., the other subsidiaries party thereto, and David M. Sindelar.
10	.5*	Amended and Restated Executive Employment Agreement, dated January 31, 2003, among Viasystems Group, Inc., Viasystems, Inc., Viasystems Technologies Corp., L.L.C., and Timothy L. Conlon.
10	.6*	Amended and Restated Executive Employment Agreement, dated January 31, 2003, among Viasystems Group, Inc., Viasystems, Inc., Viasystems Technologies Corp., L.L.C., the other subsidiaries party thereto, and David J. Webster.
10	.7*	Amended and Restated Executive Employment Agreement, dated January 31, 2003, among Viasystems Group, Inc., Viasystems, Inc., Viasystems Technologies Corp., L.L.C., and Joseph S. Catanzaro.
10	.8*	Agreement, dated as of January 31, 2003, among the Secretary of State for Trade and Industry for the United Kingdom, Viasystems, Inc., and Viasystems Group, Inc.
10	.9*	Monitoring and Oversight Agreement, made and entered into effective as of January 31, 2003, among Viasystems Group, Inc., Viasystems, Inc., the subsidiaries party thereto, and Hicks, Muse & Co. Partners, L.P.
10	.10**	Exchange and Registration Rights Agreement, dated as of December 17, 2003, among Viasystems, Inc., Viasystems International, Inc., Viasystems Milwaukee, Inc., Viasystems Technologies Corp., L.L.C., Wire Harness Industries, Inc., Wirekraft Industries, LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Lehman Brothers Inc.
12	.1**	Statement of Computation of Deficiency of Earnings to Cover Fixed Charges.
21	.1*	Subsidiaries of the Co-Registrants.
23	.1**	Consent of PricewaterhouseCoopers LLP, independent accountants.
23	.2*	Consent of Weil, Gotshal & Manges LLP (included in the opinion of Weil, Gotshal & Manges LLP filed as Exhibit 5.1 hereto).
23	.3*	Consent of Daniel J. Weber, Esq. (included in the opinion of Daniel J. Weber, Esq. filed as Exhibit 5.2 hereto).
24	.1**	Powers of Attorney (included in the signature pages of this registration statement).
25	.1*	Statement of Eligibility of The Bank of New York as Trustee under the Indenture.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.
99	.3*	Form of Letter to DTC Participants.
99	.4*	Form of Letter to Beneficial Holders.
99	.5*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*	To be filed by amendment.

**	Filed herewith.

(b)	Financial Statement Schedule

Page
No.	Description

S-1	Report of Independent Auditors on Financial Statement Schedule
S-2	Schedule II — Valuation and Qualifying Accounts

Item 22.	Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the co-registrants pursuant to the provisions described under Item 20 or otherwise, the co-registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a co-registrant of expenses incurred or paid by a director, officer or controlling person of such co-registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the co-registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned co-registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Viasystems, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 14th day of April, 2004.

VIASYSTEMS, INC.

By:	/s/ DAVID M. SINDELAR

David M. Sindelar, Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Webster his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 14th day of April, 2004.

Signature	Capacity	Date

/s/ DAVID M. SINDELAR David M. Sindelar	Chief Executive Officer (Principal Executive Officer) and Director	April 14, 2004

/s/ JOSEPH S. CATANZARO Joseph S. Catanzaro	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 14, 2004

/s/ CHRISTOPHER J. STEFFEN Christopher J. Steffen	Chairman	April 14, 2004

/s/ THOMAS O. HICKS Thomas O. Hicks	Director	April 14, 2004

/s/ JOE COLONNETTA Joe Colonnetta	Director	April 14, 2004

/s/ ROBERT F. CUMMINGS JR. Robert F. Cummings Jr.	Director	April 14, 2004

Signature	Capacity	Date

/s/ DIANE H. GULYAS Diane H. Gulyas	Director	April 14, 2004

/s/ ROBERT A. HAMWEE Robert A. Hamwee	Director	April 14, 2004

/s/ RICHARD A. MCGINN Richard A. McGinn	Director	April 14, 2004

/s/ RICHARD W. VIESER Richard W. Vieser	Director	April 14, 2004

/s/ TIMOTHY L. CONLON Timothy L. Conlon	President, Chief Operating Officer and Director	April 14, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Viasystems Technologies Corp., L.L.C. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 14th day of April, 2004.

VIASYSTEMS TECHNOLOGIES CORP., L.L.C.
By: Viasystems, Inc., as sole member

By:	/s/ DAVID M. SINDELAR

David M. Sindelar, Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Webster his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 14th day of April, 2004.

Signature	Capacity	Date

/s/ DAVID M. SINDELAR David M. Sindelar	Chief Executive Officer (Principal Executive Officer) and Director	April 14, 2004

/s/ JOSEPH S. CATANZARO Joseph S. Catanzaro	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 14, 2004

/s/ DAVID J. WEBSTER David J. Webster	Director	April 14, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Viasystems International, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 14th day of April, 2004.

VIASYSTEMS INTERNATIONAL, INC.

By:	/s/ DAVID M. SINDELAR

David M. Sindelar, Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Webster his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 14th day of April, 2004.

Signature	Capacity	Date

/s/ DAVID M. SINDELAR David M. Sindelar	Chief Executive Officer (Principal Executive Officer) and Director	April 14, 2004

/s/ DAVID J. WEBSTER David J. Webster	Senior Vice President (Principal Financial and Accounting Officer) and Director	April 14, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Viasystems Milwaukee, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 14th day of April, 2004.

VIASYSTEMS MILWAUKEE, INC.

By:	/s/ DAVID M. SINDELAR

David M. Sindelar, Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Webster his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 14th day of April, 2004.

Signature	Capacity	Date

/s/ DAVID M. SINDELAR David M. Sindelar	Chief Executive Officer (Principal Executive Officer)	April 14, 2004

/s/ DAVID J. WEBSTER David J. Webster	Senior Vice President (Principal Financial and Accounting Officer) and Director	April 14, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Wire Harness Industries, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 14th day of April, 2004.

WIRE HARNESS INDUSTRIES, INC.

By:	/s/ DAVID M. SINDELAR

David M. Sindelar, Chief Executive Officer and President

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Webster his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 14th day of April, 2004.

Signature	Capacity	Date

/s/ DAVID M. SINDELAR David M. Sindelar	Chief Executive Officer and President (Principal Executive Officer) and Director	April 14, 2004

/s/ DAVID J. WEBSTER David J. Webster	Senior Vice President (Principal Financial and Accounting Officer) and Director	April 14, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Wirekraft Industries, LLC has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 14th day of April, 2004.

WIREKRAFT INDUSTRIES, LLC

By:	Viasystems International, Inc., as sole member

By:	/s/ DAVID M. SINDELAR

David M. Sindelar, Chief Executive
Officer and President

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Webster his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 14th day of April, 2004.

Signature	Capacity	Date

/s/ DAVID M. SINDELAR David M. Sindelar	Chief Executive Officer and President (Principal Executive Officer)	April 14, 2004

/s/ DAVID J. WEBSTER David J. Webster	Senior Vice President (Principal Financial and Accounting Officer)	April 14, 2004

REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULES

To the Board of Directors and Stockholder of Viasystems, Inc.:

      Our audits of the consolidated financial statements referred to in our report dated March 26, 2004 appearing in this Form S-4 of Viasystems, Inc. also included an audit of the financial statement schedules listed in Item 21(b) of this Form S-4. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/S/ PRICEWATERHOUSECOOPERS LLP

Fort Worth, Texas

March 26, 2004

S-1

SCHEDULE II

VIASYSTEMS, INC. & SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

						Balance at
Allowance for	Beginning	Acquisitions	Charges	Accounts	Translation	End of
Doubtful Accounts	Balance	Dispositions	to Cost	Written Off	Adjustments	Period

	(In thousands)
2001	$7,233	$302	$11,483	$(3,290)	$(74)	$15,654
2002	15,654	(3,251)	3,063	(5,091)	518	10,893
2003	10,893	(942)	6,259	(7,228)	1,046	10,028

						Balance at
Allowance for	Beginning	Acquisitions	Charges	Extraordinary	Translation	End of
Tax Accounts	Balance	Dispositions	to Cost	Items	Adjustments	Period

	(In thousands)
2001	$398,417	$—	$128,000	$—	$—	$526,417
2002	526,417	—	50,235	—	—	576,652
2003	576,652	—	130,635	—	—	707,287

S-2

INDEX TO EXHIBITS

Exhibit
No.		Exhibit Description

2	.1*	Prepackaged Joint Plan of Reorganization of Viasystems Group, Inc. and Viasystems, Inc. under Chapter 11 of the Bankruptcy Code, dated August 30, 2002.
2	.1(a)*	Amended Motion of Debtors for Order Approving Modification to the Debtors’ Prepackaged Joint Plan of Reorganization, dated January 2, 2003.
3	.1*	Third Amended and Restated Certificate of Incorporation of Viasystems Group, Inc.
3	.2*	Amended and Restated Bylaws of Viasystems Group, Inc.
3	.3**	Amended and Restated Certificate of Incorporation of Viasystems, Inc.
3	.4**	Amended and Restated Bylaws of Viasystems, Inc.
3	.5**	Certificate of Formation of Viasystems Technologies Corp., L.L.C.
3	.5(a)**	Amendment to Certificate of Formation of Viasystems Technologies Corp., L.L.C.
3	.6**	Limited Liability Company Agreement of Viasystems Technologies Corp., L.L.C.
3	.7**	Certificate of Incorporation of Viasystems International, Inc.
3	.8**	Bylaws of Viasystems International, Inc.
3	.9**	Amended and Restated Articles of Incorporation of Viasystems Milwaukee, Inc.
3	.10**	By-Laws of Viasystems Milwaukee, Inc.
3	.11**	Certificate of Incorporation of Wire Harness Industries, Inc.
3	.12**	Bylaws of Wire Harness Industries, Inc.
3	.13**	Certificate of Formation of Wirekraft Industries, LLC.
3	.14**	Amended and Restated Limited Liability Company Agreement of Wirekraft Industries, LLC.
4	.1**	Indenture, dated as of December 17, 2003, among Viasystems, Inc., the Guarantors party thereto, and The Bank of New York, as Trustee.
4	.2**	Form of 10.50% Senior Subordinated Note (included as Exhibit A to the Indenture filed as Exhibit 4.1 hereto).
5	.1*	Opinion of Weil, Gotshal & Manges regarding the validity of certain securities being registered.
5	.2*	Opinion of Daniel J. Weber, Esq. regarding the validity of certain securities being registered.
10	.1*	Credit Agreement, dated as of January 31, 2003, among Viasystems Group, Inc., Viasystems, Inc., the several banks and other financial institutions party thereto, and JPMorgan Chase Bank, as Administrative Agent.
10	.1(a)*	First Amendment, dated as of March 19, 2003, to the Credit Agreement, dated as of January 31, 2003, among Viasystems Group, Inc., Viasystems, Inc., the several banks and other financial institutions party thereto, and JPMorgan Chase Bank, as Administrative Agent.
10	.1(b)*	Second Amendment, dated as of December 3, 2003, to the Credit Agreement, dated as of January 31, 2003, among Viasystems Group, Inc., Viasystems, Inc., the several banks and other financial institutions party thereto, and JPMorgan Chase Bank, as Administrative Agent.
10	.2*	Guarantee and Collateral Agreement, dated as of January 31, 2003, among Viasystems Group, Inc., Viasystems, Inc., the subsidiaries party thereto, and JPMorgan Chase Bank, as Collateral Agent.
10	.3*	Viasystems Group, Inc. 2003 Stock Option Plan.
10	.4*	Amended and Restated Executive Employment Agreement, dated October 16, 2003, among Viasystems Group, Inc., Viasystems, Inc., Viasystems Technologies Corp., L.L.C., the other subsidiaries party thereto, and David M. Sindelar.
10	.5*	Amended and Restated Executive Employment Agreement, dated January 31, 2003, among Viasystems Group, Inc., Viasystems, Inc., Viasystems Technologies Corp., L.L.C., and Timothy L. Conlon.
10	.6*	Amended and Restated Executive Employment Agreement, dated January 31, 2003, among Viasystems Group, Inc., Viasystems, Inc., Viasystems Technologies Corp., L.L.C., the other subsidiaries party thereto, and David J. Webster.

Exhibit
No.		Exhibit Description

10	.7*	Amended and Restated Executive Employment Agreement, dated January 31, 2003, among Viasystems Group, Inc., Viasystems, Inc., Viasystems Technologies Corp., L.L.C., and Joseph S. Catanzaro.
10	.8*	Agreement, dated as of January 31, 2003, among the Secretary of State for Trade and Industry for the United Kingdom, Viasystems, Inc., and Viasystems Group, Inc.
10	.9*	Monitoring and Oversight Agreement, made and entered into effective as of January 31, 2003, among Viasystems Group, Inc., Viasystems, Inc., the subsidiaries party thereto, and Hicks, Muse & Co. Partners, L.P.
10	.10**	Exchange and Registration Rights Agreement, dated as of December 17, 2003, among Viasystems, Inc., Viasystems International, Inc., Viasystems Milwaukee, Inc., Viasystems Technologies Corp., L.L.C., Wire Harness Industries, Inc., Wirekraft Industries, LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Lehman Brothers Inc.
12	.1**	Statement of Computation of Deficiency of Earnings to Cover Fixed Charges.
21	.1*	Subsidiaries of the Co-Registrants.
23	.1**	Consent of PricewaterhouseCoopers LLP, independent accountants.
23	.2*	Consent of Weil, Gotshal & Manges LLP (included in the opinion of Weil, Gotshal & Manges LLP filed as Exhibit 5.1 hereto).
23	.3*	Consent of Daniel J. Weber, Esq. (included in the opinion of Daniel J. Weber, Esq. filed as Exhibit 5.2 hereto).
24	.1**	Powers of Attorney (included in the signature pages of this registration statement).
25	.1*	Statement of Eligibility of The Bank of New York as Trustee under the Indenture.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.
99	.3*	Form of Letter to DTC Participants.
99	.4*	Form of Letter to Beneficial Holders.
99	.5*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*	To be filed by amendment.

**	Filed herewith.